As filed with the Securities and Exchange Commission on November 9, 2020

Registration No. 333-248800

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

(Amendment Number 1)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMMO, INC.

(Exact name of registrant as specified in its charter)

Delaware	3480	83-1950534
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7681 East Gray Road

Scottsdale, Arizona 85260

(480) 947-0001

(Address, including zip code, and telephone number including area code, of Registrant’s principal executive offices)

Fred W. Wagenhals

President and Chief Executive Officer

7681 East Gray Road

Scottsdale, Arizona 85260

(480) 947-0001

(Name, address, including zip code, and telephone number
including area code, of agent for service)

With copies to:

Copies to:

Joseph M. Lucosky, Esq. Lucosky Brookman LLP 101 Wood Avenue South, 5th Floor Woodbridge, New Jersey 08830 Tel. No.: (732) 395-4400	Christopher J. Bellini, Esq. Cozen O’Connor P.C. 33 South 6th Street, Suite 3800 Minneapolis, MN 55402 Tel. No.: (612) 260-9029

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [X]	Smaller reporting company [X]
Emerging growth company [ ]

If an emerging growth company, indicate by checkmark if the registrant has not elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, par value $0.001 per share(2)(3)	$13,800,000	$1,505.58
Representative’s Warrants to purchase Common Stock(4)
Shares of Common Stock issuable upon exercise of Representative’s Warrants(5)	862,500	94.10
Total	$14,662,500	$1,599.68	(6)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.
(3)	Includes shares of common stock which may be issued upon exercise of a 45-day option granted to the underwriters.
(4)	In accordance with Rule 457(g) under the Securities Act, because the shares of the Registrant’s common stock underlying the Representative’s warrants are registered hereby, no separate registration fee is required with respect to the warrants.
(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The Representative’s Warrants are exercisable at a per share exercise price equal to 125% of the public offering price. The proposed maximum aggregate offering price of the Representative’s Warrants is $862,500, which is equal to 125% of $690,000 (5% of $13,800,000). Assumes the full exercise of the underwriters’ over-allotment option.
(6)	$1,903.19 previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED NOVEMBER 6, 2020

___________ Shares of Common Stock

AMMO, Inc.

We are offering an aggregate of __________ shares of our common stock, $0.001 par value per share.

Our common stock is presently quoted on the OTCQB under the symbol “POWW”. We have applied to have our common stock listed on the Nasdaq Capital Market under the symbol “POWW”. No assurance can be given that our application will be approved. If our application is not approved, we will not complete this offering. On November 4, 2020, the last reported sale price for our common stock on the OTCQB was $2.03 per share.

The public offering price per share will be determined through negotiation between us and the underwriters in this offering and will take into account the recent market price of our common stock, the general condition of the securities market at the time of this offering, the history of, and the prospects for, the industry in which we compete, and our past and present operations and our prospects for future revenues. The recent market price used throughout this prospectus may not be indicative of the public offering price per share. Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

		Per Share		Total
Public offering price	$		$
Underwriting discounts and commissions (1)	$		$
Proceeds, before expenses to us	$		$

(1) In addition, we have agreed to reimburse certain expenses of the representative of the underwriters in connection with this offering and to issue to the representative warrants to purchase common stock equal to 5% of the shares of common stock issued in this offering. See the section entitled “Underwriting” for additional description of the compensation payable to the underwriters.

We have granted the underwriters an option to purchase up to an additional _____ shares of common stock (up to 15% of the number of shares of common stock offered hereby) from us at the public offering price per share, less the underwriting discounts and commissions, exercisable for a period of 45 days from the date of this prospectus solely to cover over-allotments, if any.

The underwriters expects to deliver our shares to purchasers in the offering on or about __, 2020.

The date of this prospectus is __, 2020.

You should rely only on information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with additional information or information different from that contained in this prospectus. We are not making an offer of these securities in any state or other jurisdiction where the offer is not permitted. The information in this prospectus may only be accurate as of the date on the front of this prospectus regardless of time of delivery of this prospectus or any sale of our securities.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the common stock hereby or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy our common stock in any circumstance under which the offer or solicitation is unlawful. Neither the delivery of this prospectus nor any distribution of our common stock in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus.

Neither we nor Alexander Capital, L.P. (the “representative”) have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourself about, and to observe any restrictions relating to, this offering and the distribution of this prospectus.

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PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. While this summary highlights what we consider to be important information about us, you should carefully read this entire prospectus before investing in our common stock, especially the risks and other information we discuss under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and related notes beginning on page F-1. Our fiscal year end is March 31 and our fiscal year ended March 31, 2020 is sometimes referred to herein as fiscal year 2020. Some of the statements made in this prospectus discuss future events and developments, including our future strategy and our ability to generate revenue, income and cash flow. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those contemplated in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements”. Unless otherwise indicated or the context requires otherwise, the words “we,” “us,” “our”, the “Company” or “our Company” refer to AMMO, Inc., a Delaware corporation.

Our Business

We are a designer, producer, and marketer of performance-driven, high-quality ammunition and ammunition component products for sale to a variety of consumers, including sport and recreational shooters, hunters, individuals seeking home or personal protection, manufacturers, and law enforcement and military agencies. To enhance the strength of our brands and drive product demand, we emphasize product innovation and technology to improve the performance, quality, and affordability of our products while providing support to our distribution channel and consumers. We seek to sell products at competitive prices that compete with high-end, custom, hand-loaded ammunition. Additionally, through our acquisition of Jagemann Stamping Company’s ammunition casing manufacturing and sales operations (“Jagemann Casings”), we are now able to sell ammunition casings products of various types. We emphasize an American heritage by using predominantly American-made components and raw materials in our products that are produced, inspected, and packaged at our facilities in Payson, Arizona and Manitowoc, Wisconsin.

Our production processes focus on safety, consistency, precision, and cleanliness. Each round is developed for a specific purpose with a focus on a proper mix of consistency, velocity, accuracy, and recoil. Each round is chamber gauged and inspected with redundant seven-step quality control processes.

Competition

The ammunition and ammunition casing industry is dominated by a small number of companies, a number of which are divisions of large public companies. We compete primarily on the quality, reliability, features, performance, brand awareness, and price of our products. Our primary competitors include Federal Premium Ammunition, Remington Arms, the Winchester Ammunition division of Olin Corporation, and various smaller manufacturers and suppliers, including Black-Hills Ammunition, CBC Group, Fiocchi Ammunition, Hornady Manufacturing Company, PMC, Rio Ammunition, and Wolf.

Our Growth Strategy

Our goal is to enhance our position as a designer, producer, and marketer of ammunition products. Key elements of our strategy to achieve this goal are as follows:

Design, Produce, and Market Innovative, Distinctive, Performance-Driven, High-Quality Ammunition and Ammunition Components

We are focused on designing, producing, and marketing innovative, distinctive, performance-driven, high-quality products that appeal to retailers, manufacturers, and consumers that will enhance our users’ shooting experiences. Our ongoing research and development activities; our safe, consistent, precision, and clean production processes; and our multi-faceted marketing programs are critical to our success.

Continue to Strengthen Relationships with Channel Partners and Retailers

We continue to strive to strengthen our relationships with our current distributors, dealers, manufacturers and mass market and specialty retailers and to attract additional distributors, dealers, retailers. The success of our efforts depends on the innovation, distinctive features, quality, and performance of our products; the attractiveness of our packaging; the effectiveness of our marketing and merchandising programs; and the effectiveness of our customer support.

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Emphasis on Customer Satisfaction and Loyalty

We plan to continue to emphasize customer satisfaction and loyalty by offering innovative, distinctive, high-quality products on a timely and cost-attractive basis and by offering effective customer service. We regard the features, quality, and performance of our products as the most important components of our customer satisfaction and loyalty efforts, but we also rely on customer service and support.

Continuously Improving Operations

We plan to continue focusing on improving all aspects of our business, including research and development, component sourcing, production processes, marketing programs, and customer support. We are continuing our efforts to enhance our production by increasing daily production quantities through equipment acquisitions, expanded shifts and process improvements, increased operational availability of our equipment, reduced equipment down times, and increased overall efficiency.

Enhance Market Share, Brand Recognition, and Customer Loyalty

We strive to enhance our market share, brand recognition, and customer loyalty. Industry sources estimate that 70 million to 80 million people in the United States own more than approximately 300 million firearms, creating a large installed base for our ammunition products. We are focusing on the premium segment of the market through the quality, distinctiveness, and performance of our products; the effectiveness of our marketing and merchandising efforts; and the attractiveness of our competitive pricing strategies.

Pursue Synergetic Strategic Acquisitions and Relationships

We intend to pursue strategic acquisitions and develop strategic relationships designed to enable us to expand our technology and knowhow, expand our product offerings, strengthen and expand our supply chain, enhance our production process, expand our marketing and distribution, and attract new customers.

Our Offices

We maintain our principal executive offices at 7681 East Gray Road, Scottsdale, Arizona 85260. Our telephone number is (480) 947-0001. Our website is www.ammo-inc.com. The information contained on our website as that can be assessed through our website does not constitute part of this prospectus.

Recent Developments

Bridge Loan

On January 15, 2020, the Company consummated the initial closing (the “Initial Closing”) of a private placement offering (the “January 2020 Offering”) whereby pursuant to the Subscription Agreements (the “Subscription Agreements”) entered into by the Company with five (5) accredited investors (the “Investors”), the Company issued certain Convertible Promissory Notes (each a “January 2020 Note,” and, collectively, the “January 2020 Notes”) for an aggregate purchase price of $1,650,000 and five (5) year warrants (the “January 2020 Investor Warrants”) to purchase shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”).

On January 30, 2020, the Company consummated the second closing (the “Second Closing”) pursuant to the January 2020 Offering whereby the Company entered into those certain Subscription Agreements with five (5) accredited investors. Pursuant to the Subscription Agreements, the Company the Company issued the January 2020 Notes for an aggregate purchase price of $850,000 and five (5) year January 2020 Investor Warrants.

Joseph Gunnar & Co., LLC (“Gunnar”) acted as placement agent for the January 2020 Offering. Gunnar received cash compensation of $200,000 and was to be issued five (5) year warrants to purchase a number of shares of Common Stock equal to five percent (5%) of the shares underlying the January 2020 Notes and the January 2020 Investor Warrants, at an exercise price equal to 125% of the conversion price of the January 2020 Notes (the “Gunnar Affiliate Warrants”).

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The January 2020 Notes accrued interest at a rate of 8% per annum and matured on October 15, 2020 (for the January 2020 Notes issued on January 15, 2020) and October 30, 2020 (for the January 2020 Notes issued on January 30, 2020) (collectively, the “Maturity Date”). Additionally, the January 2020 Notes contained a mandatory conversion provision whereby any principal and accrued interest on the January 2020 Notes, upon the closing of a Qualified Financing (as defined in this paragraph), automatically converted into shares of the Common Stock or other units at a conversion price of 66.7% of the per share purchase price of shares or units in the Qualified Financing (the “Qualified Financing Conversion Price”). “Qualified Financing” meant the closing of a firm commitment underwritten public offering of shares of common stock or units consisting of shares of common stock and warrants to purchase shares of common stock which results in gross proceeds of not less than $7.5 million and the shares of common stock being traded on a national securities exchange. As a Qualified Financing did not occur on or before 10 days prior to the Maturity Date (the “Voluntary Conversion Date”), the January 2020 Notes were convertible, in whole or in part, into shares of Common Stock at the option of the holder, at any time and from time to time after the Voluntary Conversion Date (each, a “Voluntary Conversion”) at the Voluntary Conversion Price. “Voluntary Conversion Price” meant 50.0% of the arithmetic mean of the VWAP in either (i) the ten consecutive Trading Days immediately preceding the Voluntary Conversion Date, if a Voluntary Conversion occurs on or prior to the Maturity Date, or (ii) the ten consecutive Trading Days immediately preceding Maturity Date, if a Voluntary Conversion occurs after the Maturity Date.

Pursuant to the Subscription Agreements, each Investor was to receive the number of January 2020 Investor Warrants to purchase shares of Common Stock equal to the quotient obtained by dividing 50% of the principal amount of the January 2020 Note by the Maturity Date Conversion Price or the Qualified Financing Conversion Price of the January 2020 Note. The January 2020 Investor Warrants were to be exercisable at the per share purchase price of shares or other units in the Qualified Financing (the “Qualified Financing Exercise Price”). As a Qualified Financing did not occur on or before the Maturity Date, the January 2020 Investor Warrants became exercisable at a price per share that is equal to the arithmetic mean of the VWAP in the ten consecutive Trading Days immediately preceding the Maturity Date (the “Maturity Date Exercise Price”). The January 2020 Investor Warrants contain an anti-dilution protection feature, to adjust the exercise price if shares are sold or issued for a consideration per share less than the exercise price then in effect.

The Company agreed to use commercially reasonable best efforts to file a registration statement on Form S-1 within 30 days of the closing of the January 2020 Offering registering for resale the shares issuable upon conversion of the January 2020 Notes and upon exercise of the January 2020 Investor Warrants. The Company also agreed to use commercially reasonable efforts to cause such registration to become effective within 90 days following the closing date (or 120 days in the event of a “full review” by the SEC) and to keep such registration statement effective at all times until no purchaser owns any January 2020 Investor Warrants or warrant shares issuable upon exercise thereof. The shares of Common Stock issuable upon conversion of the January 2020 Notes and upon exercise of the January 2020 Investor Warrants and the Gunnar Affiliate Warrants were registered in a Resale Registration Statement, which was declared effective by the Securities and Exchange Commission in March 2020.

From October 8, 2020 to October 26, 2020, the Company received notices for voluntary conversion for the total outstanding principal ($2,500,000) and interest ($146,104) of the January 2020 Notes and issued 2,157,358 shares of our Common Stock as a result of the conversion. The principal and interest related to the Initial Closing and Second Closing were converted at a conversion prices of $1.21 and $1.26, respectively. Additionally, the Company issued a total of 1,019,121 warrants to purchase shares of our Common Stock at exercise prices ranging from $2.19 to $2.67.

Additionally, pursuant to the Subscription Agreements, the Company issued 152,868 warrants to purchase shares of our Common Stock to Gunnar with exercise prices ranging from $1.51 to $1.58. The Company has no further obligation with respect to the January 2020 Notes.

Jagemann Settlement and Repayment

On March 15, 2019, Enlight Group II, LLC (“Enlight”), a wholly owned subsidiary of the Company, completed its acquisition of 100% of the assets of Jagemann Stamping Company’s (“JSC”) ammunition casing, projectile manufacturing and sales operations (“Jagemann Casings”) pursuant to the terms of the Amended and Restated Asset Purchase Agreement (“Amended APA”), dated March 14, 2019. In accordance with the terms of the Amended APA, Enlight paid to JSC a combination of $7,000,000 in cash, $10,400,000 delivered in the form of a Promissory Note (“Seller Note”), and 4,750,000 shares of the Common Stock. Pursuant to the Amended APA, Enlight acquired JSC’s munition and casing division assets (including equipment and intellectual property), and continued the operations at JSC’s Wisconsin facilities.

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On June 26, 2020, the Company, Enlight and JSC entered into a Settlement Agreement pursuant to which the parties mutually agreed to settle all disputes and mutually release each other from liabilities related to the Amended APA occurring prior to June 26, 2020. Pursuant to the Settlement Agreement, the Company paid JSC $1,269,977 and provided JSC with: (i) two new promissory notes, a note of $5,803,800 related to the Seller Note and note of $2,635,797 for inventory and services, which was reclassified from accounts payable, both with a maturity date of August 15, 2021 (collectively, the “JSC Notes”) and (ii) general business security agreements granting JSC a security interest in all personal property of the Company. Pursuant to the JSC Notes, the Company is obligated to make monthly payments totaling $204,295 to JSC. In addition, the JSC Notes have a mandatory prepayment provision that comes into effect if the Company conducts a registered public offering. Pursuant to such provision, the Company: (a) upon the closing of an offering of less than $10,000,000 would be obligated to pay the lesser of ninety percent (90%) of the offering proceeds or seventy (70%) of the then aggregate outstanding balance of the JSC Notes; and (b) upon the closing of an offering of more than $10,000,000 would be obligated to pay one hundred percent (100%) of the then aggregate outstanding balance of the JSC Notes. The Company was granted an option to repurchase up to 1,000,000 of the shares of the Company’s common stock issued to JSC under the Amended APA at a price of $1.50 per share through April 1, 2021 so long as there are no defaults under the Settlement Agreement. The total balance of the JSC Notes as of June 30, 2020 was $8,235,302.

On November 5, 2020, the Company paid $6,000,000 to JSC allocated as follows: (i) payment in full of Note A, representing the balance due from the Company to JSC relating to the acquisition of Jagemann Munition Components in March 2019 and (ii) $592,982 remitted in partial payment of Note B, resulting in the parties’ execution of Amended Note B which has a starting principal balance of $1,687,664 (“Amended Note B”). The Amended Note B principal balance carries a 9% per annum interest rate and is amortized equally over the thirty six (36) month term. As a result of the payment in full of Note A JSC shall release the accompanying security interest in Company assets which secured Note A. Concurrently, upon entry into Amended Note B, JSC and the Company entered into the First Amendment to General Business Security Agreement to reflect a revised list of collateral in which JSC has a security interest.

Forest Street Note

On September 23, 2020, the Company and Enlight entered into a promissory note (the “Forest Street Note”) with Forest Street, LLC (“Lender”), an Arizona limited liability company wholly owned by our current Chief Executive Officer, Fred Wagenhals, for the principal sum of Three Million Five Hundred Thousand & 00/100 Dollars ($3,500,000.00), which accrues interest at 12% per annum. The Note has a maturity date of September 23, 2022.

Pursuant to the terms of the Forest Street Note, the Company and Enlight (collectively, the borrower pursuant to the note) shall pay Lender; (i) on a monthly basis, beginning October 23, 2020, all accrued interest (only), (ii) on a quarterly basis, a monitoring fee of 1% of the principal amount and then accrued interest; and (iii) on the maturity date, the remaining outstanding principal balance of the Loan, together with all unpaid accrued interest thereon.

The note is an unsecured obligation of the Company and is not convertible into equity securities of the Company.

Lisa Kay Note

On November 5, 2020, the Company and Enlight (together, “Borrower”), entered into a promissory note (the “12% Note”) with Lisa Kay, an individual, for the principal sum of Four Million & 00/100 Dollars ($4,000,000.00) (“Principal”), which accrues interest at 12% per annum (“Interest”). The 12% Note has a maturity date of November 5, 2023 (“Maturity Date”).

Pursuant to the terms of the 12% Note, the Borrower shall pay Ms. Kay: (i) on a monthly basis, beginning December 10, 2020, all accrued interest (only), and (ii) on the Maturity Date, the remaining outstanding principal balance of the Loan, together with all unpaid accrued interest thereon.

The 12% Note is unsecured and is not convertible into equity securities of the Company. However, Borrower has agreed that it shall provide commercially reasonable collateral promptly upon the payment of that certain JSC Promissory Note and JSC’s contemporaneous release of security supporting that financial accommodation. The 12% Note contain terms and events of default customary for similar transactions. The Company is using the net proceeds from the transaction to pay a portion of the outstanding balance owed to JSC.

8% Unsecured Convertible Promissory Notes

On November 5, 2020, the Company entered into Convertible Promissory Notes with three (3) accredited investors (the “Investors”), for an aggregate purchase price of $1,445,000 (each a “8% Note,” collectively, the “8% Notes”). The 8% Notes accrue interest at a rate of 8% per annum and mature on November 5, 2022 (the “Maturity Date”). Additionally, the 8% Notes contain a voluntary conversion mechanism whereby any principal and accrued interest on the 8% Notes, may be converted in holder’s discretion into shares of the Company’s Common Stock at a conversion price of $2.00 per share (“Conversion Price”). If not previously paid in full or converted, on the 180th day following the Maturity Date, the principal and interest due under the 8% Notes shall automatically be converted to common stock shares at the Conversion Price The 8% Notes contain customary events of default (each an “Event of Default”). If an Event of Default occurs, the outstanding principal amount of the 8% Notes, plus accrued but unpaid interest, and other amounts owing with respect to the 8% Notes will become, at the 8% Note holder’s election, due and payable in cash.

Reverse Stock Split Approval

On October 22, 2020, the stockholders of the Company approved the granting to the Board of Directors of the Company (the “Board”) the discretion to amend the Company’s Certificate of Incorporation to effect a reverse stock split of our common stock, by a ratio of not less than 1-for-2 and not more than 1-for-4, such ratio and the implementation and timing of such reverse stock split to be determined in the sole discretion of the Board.

Nasdaq Listing

We have applied to have our common stock listed on the Nasdaq Capital Market under the symbol “POWW”. No assurance can be given that our application will be approved. If our application is not approved, we will not complete this offering. If our application is approved, we expect that our common stock will then cease to be quoted on the OTCQB.

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THE OFFERING

Shares offered by us:	____ shares of our common stock, assuming the sale of our common stock at an assumed public offering price of $___ per share, which was the last reported sale price of our common stock on the OTCQB on ____, 2020.

Common stock outstanding before the offering (1)	50,592,311 shares of common stock.

Common stock to be outstanding after the offering	______ shares of common stock, assuming the offering of ____ shares of common stock at an assumed public offering price of $___ per share, which was the last reported sale price of our common stock on the OTCQB on ____, 2020. If the underwriters’ over-allotment option is exercised in full, the total number of shares of common stock outstanding immediately after this offering would be _____.

Option to purchase additional shares	We have granted the underwriters a 45-day option to purchase up to an additional ______ shares of our common stock solely to cover over-allotments, if any.

Use of proceeds	We intend to use the net proceeds of this offering for research and development activities; sales and marketing, and for general working capital purposes and possibly acquisitions of other companies, products or technologies, though no such acquisitions are currently contemplated. See “Use of Proceeds” on page 31.

Risk factors	Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 9 before deciding to invest in our securities.

Trading symbols	Our common stock is currently quoted on the OTCQB under the trading symbol “POWW”. We have applied to have our common stock listed on the Nasdaq Capital Market under the symbol “POWW”.

Lock-ups	We and our directors and officers have agreed with the underwriters not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our common stock or securities convertible into common stock for a period of 180 days after the date of this prospectus. See “Underwriting” section on page 66.

(1) The number of shares of common stock outstanding is based on 50,592,311 shares of common stock issued and outstanding as of November 2, 2020 and excludes the following:

●	9,442,575 shares of common stock issuable upon the exercise of outstanding warrants having a weighted average exercise price of $2.13 per share; and

●	the issuance of an estimated shares of common stock underlying the warrant to be issued to the underwriters in connection with this offering with a per share exercise price of $ .

Except as otherwise indicated herein, all information in this prospectus reflects or assumes:

●	no exercise of the outstanding options or warrants described above; and

●	no exercise of the underwriters’ over-allotment option.

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SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following summary consolidated statements of operations and balance sheet data for the fiscal year ended March 31, 2020 and 2019, have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Additionally, the three months ended June 30, 2020 and 2019 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The summary consolidated balance sheet data as of June 30, 2020 are derived from our consolidated financial statements that are included elsewhere in this prospectus. The historical financial data presented below is not necessarily indicative of our financial results in future periods, and the results for the quarter ended June 30, 2020 is not necessarily indicative of our operating results to be expected for the full fiscal year ending March 31, 2021 or any other period. You should read the summary consolidated financial data in conjunction with those financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our consolidated financial statements are prepared and presented in accordance with United States generally accepted accounting principles, or U.S. GAAP. Our consolidated financial statements have been prepared on a basis consistent with our audited financial statements and include all adjustments, consisting of normal and recurring adjustments that we consider necessary for a fair presentation of the financial position and results of operations as of and for such periods.

AMMO, Inc.

SUMMARY STATEMENTS OF OPERATIONS DATA

	For the Three Months Ended		For the Years Ended
	June 30,		March 31,
	2020	2019	2020	2019
	(Unaudited)	(Unaudited)
Net Sales	$9,659,970	$4,298,580	$14,780,365	$4,565,652
Cost of Goods Sold, for the three months ended June 30, 2020 and 2019 and for the years ended March 31, 2020 and 2019 includes depreciation and amortization of $758,502, and $613,569, $2,856,471, and $506,159, respectively, and federal excise taxes of $641,123, $114,285, $643,735, and $406,255, respectively	8,588,565	4,951,796	18,455,904	4,795,346
Gross Margin	1,071,405	(653,216)	(3,675,539)	(229,694)

Operating Expenses
Selling and marketing	369,622	221,928	1,192,010	1,414,399
Corporate general and administrative	1,088,984	1,099,643	3,731,913	3,385,096
Employee salaries and related expenses	982,489	1,217,692	3,638,540	3,855,167
Depreciation and amortization expense	410,499	454,862	1,599,491	96,302
Loss on Jagemann Munition Components	1,000,000	-	-	-
Total operating expenses	3,851,594	2,994,125	10,161,954	8,750,964
Total other (expenses)	(323,600)	(194,061)	(719,187)	(2,728,754)
Loss before Income Taxes	(3,103,789)	(3,841,402)	(14,556,680)	(11,709,412)
Provision for Income Taxes	-	-	-	-
Net Loss	$(3,103,789)	$(3,841,402)	$(14,556,680)	$(11,709,412)
Loss per share
Basic and fully diluted:
Weighted average number of shares outstanding	46,247,654	44,577,950	45,607,937	33,601,569
Loss per share	$(0.07)	$(0.09)	$(0.32)	$(0.35)

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AMMO, Inc.

SELECTED BALANCE SHEET DATA

	June 30,	March 31*,
	2020	2020	2019
	(Unaudited)
Cash	$1,017,513	$884,274	$2,181,246
Total Current Assets	$14,157,457	$9,157,110	$8,626,870
Total Assets	$43,737,147	$41,105,736	$43,587,164
Total Current Liabilities	$13,233,802	$12,225,609	$4,482,375
Total Liabilities	$25,378,863	$21,846,943	$14,058,231
Total Shareholders’ Equity	$18,358,284	$19,258,793	$29,528,933

* Derived from audited consolidated financial statements.

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RISK FACTORS

Purchasing our Common Stock involves a high degree of risk. You should carefully consider the following risk factors, together with all of the information included in this Prospectus, before you decide to purchase shares of our Common Stock. We believe the risks and uncertainties described below are the most significant we face. Additional risks and uncertainties of which we are unaware, or that we currently deem immaterial, also may become important factors that affect us. If any of the following risks occur, our business, operating results, and financial condition could be materially and adversely affected. In that case, the trading price of our Common Stock could decline, and you may lose all or part of your investment.

We have a limited operating history on which you can evaluate our company.

We have a limited operating history on which you can evaluate our company. Although the corporate entity has existed since 1990, we have only operated as an ammunition manufacturer since March 2017. As a result, our business will be subject to many of the problems, expenses, delays, and risks inherent in the establishment of a new business enterprise.

Our performance is influenced by a variety of economic, social, and political factors.

Our performance is influenced by a variety of economic, social, and political factors. General economic conditions and consumer spending patterns can negatively impact our operating results. Economic uncertainty, unfavorable employment levels, declines in consumer confidence, increases in consumer debt levels, increased commodity prices, and other economic factors may affect consumer spending on discretionary items and adversely affect the demand for our products. In times of economic uncertainty, consumers tend to defer expenditures for discretionary items, which affects demand for our products. Any substantial deterioration in general economic conditions that diminish consumer confidence or discretionary income could reduce our sales and adversely affect our operating results. Economic conditions also affect governmental political and budgetary policies. As a result, economic conditions also can have an effect on the sale of our products to law enforcement, government, and military customers.

Political and other factors also can affect our performance. Concerns about presidential, congressional, and state elections and legislature and policy shifts resulting from those elections can affect the demand for our products. In addition, speculation surrounding control of firearms, firearm products, and ammunition at the federal, state, and local level and heightened fears of terrorism and crime can affect consumer demand for our products. Often, such concerns result in an increase in near-term consumer demand and subsequent softening of demand when such concerns subside. Inventory levels in excess of customer demand may negatively impact operating results and cash flow.

Federal and state legislatures frequently consider legislation relating to the regulation of firearms, including amendment or repeal of existing legislation. Existing laws may also be affected by future judicial rulings and interpretations firearm products, and ammunition. If such restrictive changes to legislation develop, we could find it difficult, expensive, or even impossible to comply with them, impeding new product development and distribution of existing products.

Failure to comply with applicable laws and changing legal and regulatory requirements could harm our business and financial results.

Our policies and procedures are reasonably designed to comply with applicable laws, accounting and reporting requirements, tax rules and other regulations and requirements, including those imposed by the SEC, and foreign countries, as well as applicable trade, labor, safety, environmental, labeling, anti-bribery and corruption laws. The complexity of the regulatory environment in which we operate and the related cost of compliance are both increasing due to additional or changing legal and regulatory requirements, our ongoing expansion into new markets and new channels, and the fact that foreign laws occasionally conflict with domestic laws. In addition to potential damage to our reputation and brand, failure by us or our business partners to comply with the various applicable laws and regulations, as well as changes in laws and regulations or the manner in which they are interpreted or applied, may result in litigation, civil and criminal liability, damages, fines and penalties, increased cost of regulatory compliance and restatements of our financial statements and have an adverse impact on our business and financial results.

War, terrorism, other acts of violence or natural or manmade disasters such as a global pandemic may affect the markets in which the Company operates, the Company’s customers, the Company’s delivery of products and customer service, and could have a material adverse impact on our business, results of operations, or financial condition.

The Company’s business and supply chain may be adversely affected by instability, disruption or destruction in a geographic region in which it operates, regardless of cause, including war, terrorism, riot, civil insurrection or social unrest, and natural or manmade disasters, including famine, food, fire, earthquake, storm or pandemic events and spread of disease (including the recent outbreak of the coronavirus commonly referred to as “COVID- 19”).

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Such events may cause customers to suspend their decisions on using the Company’s products and services, make it impossible to access some of our inventory, and give rise to sudden significant changes in regional and global economic conditions and cycles that could interfere with purchases of goods or services and commitments to develop new products and services. These events also pose significant risks to the Company’s personnel and to physical facilities, transportation and operations, which could materially adversely affect the Company’s financial results.

Any significant disruption to communications and travel, including travel restrictions and other potential protective quarantine measures against COVID-19 by governmental agencies, could make it difficult for the Company to deliver goods services to its customers. War, riots, or other disasters may increase the need for our products and demand by government and military may make it difficult for use to provide products to customers. Further, travel restrictions and protective measures against COVID-19 could cause the Company to incur additional unexpected labor costs and expenses or could restrain the Company’s ability to retain the highly skilled personnel the Company needs for its operations. The extent to which COVID-19 impacts the Company’s business, sales and results of operations will depend on future developments, which are highly uncertain and cannot be predicted.

We believe COVID-19 has not yet negatively affected our operational results, but could at any time and without notice in the foreseeable future. As a result of COVID-19, at any time we may be subject to increased operating costs, supply interruptions, and difficulties in obtaining raw materials and components. COVID-19 has resulted in restrictions, postponements and cancelations of meetings, conferences, trade shows and the impact, extent and duration of the government imposed restrictions on travel and public gatherings as well as the overall effect of the COVID-19 virus is currently unknown.

Our success depends upon our ability to introduce new products that match customer preferences.

Our success depends upon our ability to introduce new products that match consumer preferences. Our efforts to introduce new products into the market may not be successful, and any new products that we introduce may not result in customer or market acceptance. We develop new products that we believe will match consumer preferences. The development of a new product is a lengthy and costly process and may not result in the development of a successful product. Failure to develop new products that are attractive to consumers could decrease our sales, operating margins, and market share and could adversely affect our business, operating results, and financial condition.

If we are unable to protect our intellectual property, we may lose a competitive advantage or incur substantial litigation costs to protect our rights.

Our future success depends upon our proprietary technology. Our protective measures, including patent and trade secret protection, may prove inadequate to protect our proprietary rights. The right to stop others from misusing our trademarks, service marks, and patents in commerce depends to some extent on our ability to show evidence of enforcement of our rights against such misuse in commerce. Our efforts to stop improper use, if insufficient, may lead to loss of trademark and service mark rights, brand loyalty, and notoriety among our customers and prospective customers. The scope of any patent that we have or may obtain may not prevent others from developing and selling competing products. The validity and breadth of claims covered in technology patents involve complex legal and factual questions, and the resolution of such claims may be highly uncertain, and expensive. In addition, our patents may be held invalid upon challenge, or others may claim rights in or ownership of our patents.

We may be subject to intellectual property infringement claims, which could cause us to incur litigation costs and divert management attention from our business.

Any intellectual property infringement claims against us, with or without merit, could be costly and time-consuming to defend and divert our management’s attention from our business. If our products were found to infringe a third party’s proprietary rights, we could be required to enter into costly royalty or licensing agreements to be able to sell our products. Royalty and licensing agreements, if required, may not be available on terms acceptable to us or at all.

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Our efforts to avoid the patent, trademark, and copyright rights of others may not provide notice to us of potential infringements in time to avoid investing in product development and promotion that must later be abandoned if suitable license terms cannot be reached.

There is no guarantee that our use of conventional technology searching and brand clearance searching will identify all potential rights holders. Rights holders may demand payment for past infringements and/or force us to accept costly license terms or discontinue use of protected technology and/or works of authorship that may include for example photos, videos, and software.

We are engaged in legal proceedings that could cause us to incur unforeseen expenses and could occupy a significant amount of our management’s time and attention.

On September 24, 2019, the Company received notice that an individual who was former member of the Board of Directors (the “Board”) who had been removed as a director by majority vote of the stockholders and who had voluntarily resigned as an employee filed a complaint against the Company, and certain individuals (the “Complaint”), with the U.S. Department of Labor (“DOL”). The Complaint alleges that the individual reported potential violations of SEC rules and regulations by management and that as a result of such reports, the individual experienced a hostile work environment; that the Company lacks sufficient controls internal controls, and that the individual was the victim of retaliation and constructive discharge after being removed as a director by majority vote of the stockholders. The claims were investigated by a newly appointed Special Committee of the Board made of up independent directors represented by independent legal counsel. The Special Committee and independent legal counsel found the claims were unsubstantiated and there were no SEC violations in the various circumstances detailed in the complaint. The matter is currently the subject of administrative investigation by the DOL via the Occupational Safety and Health Administration. The Company filed a timely Position Statement with the DOL in October of 2019 in response to the Complaint. The Company disputes the allegations of wrongdoing and believes the matters raised in the Complaint are without merit and therefore has and will continue to aggressively defend its interests in this matter.

The claims made to the DOL, and such other litigation or claims that may be made from time to time, could negatively affect our business operations and financial position. As we grow, we will likely see a rise in the number of litigation matters against us. These matters may include employment and labor claims, product liability, and other claims related to our products, as well as consumer and securities class actions, each of which are typically expensive to defend. Litigation disputes could cause us to incur unforeseen expenses, result in content unavailability, service disruptions and otherwise occupy a significant amount of our management’s time and attention, any of which could negatively affect our business operations and financial position.

If we are unable to settle outstanding pre-litigation claims, we may be subject to litigation which will have a negative impact on our financials.

If we pursue litigation with respect to outstanding or future legal claims regardless of merit and chances of success, prosecuting and defending such litigation may be lengthy and costly, strain our resources and divert management’s attention from their core responsibilities, which would have a negative impact on our business.

We depend on the sale of our ammunition products.

We manufacture ammunition and ammunition casings for sale to a wide variety of consumers, including gun enthusiasts, collectors, hunters, sportsmen, competitive shooters, individuals desiring home and personal protection, manufacturers, law enforcement and security agencies and officers in the United States and throughout the world. The sale of ammunition and ammunition components is influenced by the sale and usage of firearms. As noted above, sales of firearms are influenced by a variety of economic, social, and political factors, which may result in volatile sales. Ammunition sales represented a substantial amount of our net sales for the fiscal years ended March 31, 2020 and 2019. If ammunition sales decline, our financial results could be adversely impacted and the stock price of our common stock could decline.

Our manufacturing facilities are critical to our success.

Our Arizona and Wisconsin manufacturing facilities are critical to our success, as we currently produce all of our products at these facilities. The facilities also house our principal research, development, engineering, and design functions.

Any event that causes a disruption of the operation of these facilities for even a relatively short period of time would adversely affect our ability to produce and ship our products and to provide service to our customers. We make certain changes in our manufacturing operations from time to time to enhance the facilities and associated equipment and systems and to introduce certain efficiencies in manufacturing and other processes to produce our products in a more efficient and cost-effective manner. We anticipate that we will continue to incur significant capital and other expenditures with respect to these facilities, but we may not be successful in continuing to improve efficiencies.

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To the extent demand for our products increases, our future success will depend upon our ability to enhance manufacturing production capacity.

We intend to continue marketing our ammunition products. To the extent demand for our products increase significantly in future periods, one of our key challenges will be to enhance production capacity to meet sales demand, while maintaining product quality. Our inability to meet any future increase in sales demand or access capital for inventory may hinder growth or increase dilution in connection with financing activities conducted to meet any such increase in sales demand.

Shortages of components and materials may delay or reduce our sales and increase our costs, thereby harming our results of operations.

The inability to obtain sufficient quantities of raw materials and components, including casings, primers, gun powder, projectiles, and brass necessary for the production of our products could result in reduced or delayed sales or lost orders. Any delay in or loss of sales or orders could adversely impact our operating results. Many of the materials used in the production of our products are available only from a limited number of suppliers. We do not have long-term supply contracts with any suppliers. As a result, we could be subject to increased costs, supply interruptions, and difficulties in obtaining raw materials and components.

Our reliance on third-party suppliers for various raw materials and components for our products exposes us to volatility in the availability, quality, and price of these raw materials and components. Our orders with certain of our suppliers may represent a very small portion of their total orders. As a result, they may not give priority to our business, leading to potential delays in or cancellation of our orders. A disruption in deliveries from our third-party suppliers, capacity constraints, production disruptions, price increases, or decreased availability of raw materials or commodities could have an adverse effect on our ability to meet our commitments to customers or increase our operating costs. Quality issues experienced by third party suppliers can also adversely affect the quality and effectiveness of our products and result in liability and reputational harm.

We rely on third-party suppliers for most of our manufacturing equipment.

We also rely on third-party suppliers for most of the manufacturing equipment necessary to produce our products. The failure of suppliers to supply manufacturing equipment in a timely manner or on commercially reasonable terms could delay our plans to expand our business and otherwise disrupt our production schedules and increase our manufacturing costs. Our orders with certain of our suppliers may represent a very small portion of their total orders. As a result, they may not give priority to our business, leading to potential delays in or cancellation of our orders. If any single-source supplier were to fail to supply our needs on a timely basis or cease providing us manufacturing equipment or components, we would be required to locate and contract with substitute suppliers. We may have difficulty identifying a substitute supplier in a timely manner and on commercially reasonable terms. If this were to occur, our business would be harmed.

We do not have long-term purchase commitments from our customers, and their ability to cancel, reduce, or delay orders could reduce our revenue and increase our costs.

Our customers do not provide us with firm, long-term volume purchase commitments, but instead issue purchase orders for our products as needed. As a result, customers can cancel purchase orders or reduce or delay orders at any time. The cancellation, delay, or reduction of customer purchase orders could result in reduced sales, excess inventory, unabsorbed overhead, and reduced income from operations.

We often schedule internal production levels and place orders for raw materials and components with third party suppliers before receiving firm orders from our customers. Therefore, if we fail to accurately forecast customer demand, we may experience excess inventory levels or a shortage of products to deliver to our customers. Factors that could affect our ability to accurately forecast demand for our products include the following:

●	an increase or decrease in consumer demand for our products or for the products of our competitors;

●	our failure to accurately forecast consumer acceptance of new products;

●	new product introductions by us or our competitors;

●	changes in our relationships within our distribution channels;

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●	changes in general market conditions or other factors, which may result in cancellations of orders or a reduction or increase in the rate of reorders placed by retailers;

●	changes in laws and regulations governing the activities for which we sell products, such as hunting and shooting sports;

●	weak economic conditions or consumer confidence, which could reduce demand for discretionary items, such as our products; and

●	the domestic political environment, including debate over the regulation of firearms, ammunition, and related products.

Inventory levels in excess of consumer demand may result in inventory write-downs and the sale of excess inventory at discounted prices, which could have an adverse effect on our business, operating results, and financial condition. If we underestimate demand for our products, our manufacturing facilities or third-party suppliers may not be able to react quickly enough to meet consumer demand, resulting in delays in the shipment of products and lost revenue, and damage to our reputation and customer and consumer relationships. We may not be able to manage inventory levels successfully to meet future order and reorder requirements.

Our revenue depends primarily on sales by various retailers and distributors, some of which account for a significant portion of our sales.

Our revenue depends on our sales through various leading national and regional retailers, local specialty firearms stores, and online merchants. The U.S. retail industry serving the outdoor recreation market has become relatively concentrated. Our sales could become increasingly dependent on purchases by several large retail customers. Consolidation in the retail industry could also adversely affect our business. If our sales were to become increasingly dependent on business with several large retailers, we could be adversely affected by the loss or a significant decline in sales to one or more of these customers. In addition, our dependence on a smaller group of retailers could result in their increased bargaining position and pressures on the prices we charge.

The loss of any one or more of our retail customers or significant or numerous cancellations, reductions, delays in purchases or changes in business practices by our retail customers could have an adverse effect on our business, operating results, and financial condition.

These sales channels involve a number of special risks, including the following:

●	we may be unable to secure and maintain favorable relationships with retailers and distributors;

●	we may be unable to control the timing of delivery of our products to end-user consumers;

●	our retailers and distributors are not subject to minimum sales requirements or any obligation to market our products to their customers;

●	our retailers and distributors may terminate their relationships with us at any time;

●	our retailers and distributors market and distribute competing products; and

●	our retailers may experience closure due to COVID-19 outbreaks in a particular region.

We have two customers that accounted for approximately 15% and 11%, respectively, of our net sales for the three months ended June 30, 2020, in comparison to two customers that accounted for approximately 26% and 11%, respectively, of our net sales for the three months ended June 30, 2019. Although we intend to expand our customer base, our revenue would likely decline if we lost any major customers or if one of these sizable customers were to significantly reduce its orders for any reason. Because our sales are made by means of standard purchase orders rather than long-term contracts, we cannot assure you that our customers will continue to purchase our products at current levels, or at all.

In addition, periods of sluggish economies and consumer uncertainty regarding future economic prospects in our key markets can have an adverse effect on the financial health of our customers, which may in turn have a material adverse effect on our business, operating results, and financial condition.

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We extend credit to our customers for periods of varying duration based on an assessment of the customer’s financial condition, generally without requiring collateral, which increases our exposure to the risk of uncollectable receivables. In addition, we face increased risk of order reduction or cancellation when dealing with financially ailing retailers or retailers struggling with economic uncertainty. We may reduce our level of business with customers and distributors experiencing financial difficulties and may not be able to replace that business with other customers, which could have a material adverse effect on our business, operating results, and financial condition.

An inability to expand our e-commerce business could reduce our future growth.

Consumers are increasingly purchasing products online. We operate direct-to-consumer e-commerce stores to maintain an online presence with our end users. The future success of our online operations depends on our ability to use our marketing resources to communicate with existing and potential customers. We face competitive pressure to offer promotional discounts, which could impact our gross margin and increase our marketing expenses. We are limited, however, in our ability to fully respond to competitor price discounting because we cannot market our products at prices that may produce adverse relationships with our customers that operate brick and mortar locations as they may perceive themselves to be at a disadvantage based on lower e-commerce pricing to end consumers. There is no assurance that we will be able to successfully expand our e-commerce business to respond to shifting consumer traffic patterns and direct-to-consumer buying trends.

In addition, e-commerce and direct-to-consumer operations are subject to numerous risks, including implementing and maintaining appropriate technology to support business strategies; reliance on third-party computer hardware/software and service providers; data breaches; violations of state, federal or international laws, including those relating to ammunition sales; online privacy; credit card fraud; telecommunication failures; electronic break-ins and similar disruptions; and disruption of Internet service. Our inability to adequately respond to these risks and uncertainties or to successfully maintain and expand our direct-to-consumer business may have an adverse impact on our business and operating results.

Our gross margins depend upon our sales mix.

Our gross margin is higher when our sales mix is skewed toward our higher-margin proprietary product lines versus a lower contribution from mid-market ammunition that we also manufacture. If our actual sales mix results in a lower overall percentage from our proprietary lines, our gross margins will be reduced, affecting our results of operations.

We may have difficulty collecting amounts owed to us.

Certain of our customers may experience business challenges and credit-related issues. We perform ongoing credit evaluations of customers, but these evaluations may not be completely effective. We grant payment terms to most customers ranging from 30 to 90 days and do not generally require collateral. Should more customers than we anticipate experience liquidity issues, or if payments are not received on a timely basis, we may have difficulty collecting amounts owed to us by such customers and our business, operating results, and financial condition could be adversely impacted. Retail consolidation could result in more concentrated credit-related risks.

We face intense competition that could result in our losing or failing to gain market share and suffering reduced sales.

We operate in intensely competitive markets that are characterized by price erosion and competition from major domestic and international companies. Competition in the markets in which we operate is based on a number of factors, including price, quality, product innovation, performance, reliability, styling, product features, and warranties, and sales and marketing programs. This intense competition could result in pricing pressures, lower sales, reduced margins, and lower market share.

Our competitors include Federal Premium Ammunition, Remington Arms, the Winchester Ammunition Division of Olin Corporation, and various smaller manufacturers and importers, including Black Hills Ammunition, CBC Group, Fiocchi Ammunition, Hornady, PMC, Rio Ammunition, and Wolf. Most of our competitors have greater market recognition, larger customer bases, long-term government contracts, and substantially greater financial, technical, marketing, distribution, and other resources than we possess and that afford them competitive advantages. As a result, they may be able to devote greater resources to the promotion and sale of products, to invest more funds in intellectual property and product development, to negotiate lower prices for raw materials and components, to deliver competitive products at lower prices, and to introduce new products and respond to consumer requirements more quickly than we can.

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Our competitors could introduce products with superior features at lower prices than our products and could also bundle existing or new products with other more established products to compete with us. Certain of our competitors may be willing to reduce prices and accept lower profit margins to compete with us. Our competitors could also gain market share by acquiring or forming strategic alliances with other competitors.

Finally, we may face additional sources of competition in the future because new distribution methods offered by the Internet and electronic commerce have removed many of the barriers to entry historically faced by start-up companies. Retailers also demand that suppliers reduce their prices on products, which could lead to lower margins. Any of the foregoing effects could cause our sales to decline, which would harm our financial position and results of operations.

Our ability to compete successfully depends on a number of factors, both within and outside our control. These factors include the following:

●	our success in developing, producing, marketing, and successfully selling new products;

●	our ability to address the needs of our consumer customers;

●	the pricing, quality, performance, and reliability of our products;

●	the quality of our customer service;

●	the efficiency of our production; and

●	product or technology introductions by our competitors.

Because we believe technological and functional distinctions among competing products in our markets are perceived by many end-user consumers to be relatively modest, effectiveness in marketing and manufacturing are particularly important competitive factors in our business.

Seasonality and weather conditions may cause our operating results to vary from quarter to quarter.

Because many of our products are used for seasonal outdoor sporting activities, our operating results may be significantly impacted by unseasonable weather conditions. Accordingly, our operating results could suffer when weather patterns do not conform to seasonal norms.

Shipments of ammunition for hunting are highest during the months of June through September to meet consumer demand for the fall hunting season and holidays. The seasonality of our sales may change in the future. The hunting for our next fiscal year season may be affected by travel restrictions and other limitations imposed as a result of COVID-19 that are unpredictable and may not be indicative of prior or future seasons. Seasonal variations in our operating results may reduce our cash on hand, increase our inventory levels, and extend our accounts receivable collection periods. This in turn may cause us to increase our debt levels and interest expense to fund our working capital requirements.

We manufacture and sell products that create exposure to potential product liability, warranty liability, or personal injury claims and litigation.

Our products are used in activities and situations that involve risk of personal injury and death. Our products expose us to potential product liability, warranty liability, and personal injury claims and litigation relating to the use or misuse of our products, including allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product or activities associated with the product, negligence, and strict liability. If successful, any such claims could have a material adverse effect on our business, operating results, and financial condition. Defects in our products may result in a loss of sales, recall expenses, delay in market acceptance, and damage to our reputation and increased warranty costs, which could have a material adverse effect on our business, operating results, and financial condition. Although we maintain product liability insurance in amounts that we believe are reasonable, we may not be able to maintain such insurance on acceptable terms, if at all, in the future and product liability claims may exceed the amount of insurance coverage. In addition, our reputation may be adversely affected by such claims, whether or not successful, including potential negative publicity about our products.

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The failure to manage our growth could adversely affect our operations.

The failure to manage our growth could adversely affect our operations. To continue to expand our business and enhance our competitive position, we must make significant investments in equipment, facilities, systems, and personnel. In addition, we must commit significant funds to enhance our sales, marketing, information technology, and research and development efforts. As a result of the increase in fixed costs and operating expenses, our failure to increase our sales sufficiently to offset these increased costs could adversely affect our business, operating results, and financial condition.

Managing our planned growth effectively will require us to take a number of steps, including the following:

●	enhance our operational, financial, and management systems;

●	enhance our facilities and purchase additional equipment; and

●	successfully hire, train, and retain additional employees, including additional personnel for our technological, sales, and marketing efforts.

The expansion of our products and customer base may result in increases in our overhead and selling expenses. We may be required to increase staffing and other expenses and our expenditures on capital equipment and leasehold improvements to meet the demand for our products. Any increase in expenditures in anticipation of future sales that do not materialize would adversely affect our profitability.

Our business is highly dependent upon our brand recognition and reputation, and the failure to maintain or enhance our brand recognition or reputation would likely have a material adverse effect on our business.

Our brand recognition and reputation are critical aspects of our business. We believe that maintaining and further enhancing our brands, particularly our STREAK VISUAL AMMUNITION™ brands, and our reputation are critical to retaining existing customers and attracting new customers. We also believe that the importance of our brand recognition and reputation will continue to increase as competition in our markets continues to develop.

We anticipate that our advertising, marketing, and promotional efforts will increase in the foreseeable future as we continue to seek to enhance our brands and consumer demand for our products. Historically, we have relied on print and electronic media advertising to increase consumer awareness of our brands to increase purchasing intent and conversation. We anticipate that we will increasingly rely on other forms of media advertising, including social media and e-marketing. Our future growth and profitability will depend in large part upon the effectiveness and efficiency of our advertising, promotion, public relations, and marketing programs. These brand promotion activities may not yield increased revenue and the efficacy of these activities will depend on a number of factors, including our ability to do the following:

●	determine the appropriate creative message and media mix for advertising, marketing, and promotional expenditures;

●	select the right markets, media, and specific media vehicles in which to advertise;

●	identify the most effective and efficient level of spending in each market, media, and specific media vehicle; and

●	effectively manage marketing costs, including creative and media expenses, to maintain acceptable customer acquisition costs.

In addition, certain of our current or future products may benefit from endorsements and support from particular sportsmen, athletes, or other celebrities, and those products and brands may become personally associated with those individuals. As a result, sales of the endorsed products could be materially and adversely affected if any of those individuals’ images, reputations, or popularity were to be negatively impacted.

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Increases in the pricing of one or more of our marketing and advertising channels could increase our marketing and advertising expenses or cause us to choose less expensive but possibly less effective marketing and advertising channels. If we implement new marketing and advertising strategies, we may incur significantly higher costs than our current channels, which in turn could adversely affect our operating results. Implementing new marketing and advertising strategies also could increase the risk of devoting significant capital and other resources to endeavors that do not prove to be cost effective. We also may incur marketing and advertising expenses significantly in advance of the time we anticipate recognizing revenue associated with such expenses and our marketing and advertising expenditures may not generate sufficient levels of brand awareness and conversation or result in increased revenue. Even if our marketing and advertising expenses result in increased sales, the increase might not offset our related expenditures. If we are unable to maintain our marketing and advertising channels on cost-effective terms or replace or supplement existing marketing and advertising channels with similarly or more effective channels, our marketing and advertising expenses could increase substantially, our customer base could be adversely affected, and our business, operating results, financial condition, and reputation could suffer.

Our operating results may experience significant fluctuations.

Many factors contribute to significant periodic and seasonal quarterly fluctuations in our results of operations. These factors include the following:

●	the cyclicality of the markets we serve;

●	the timing and size of new orders;

●	the cancellation of existing orders;

●	the volume of orders relative to our capacity;

●	product introductions and market acceptance of new products or new generations of products;

●	timing of expenses in anticipation of future orders;

●	changes in product mix;

●	availability of production capacity;

●	changes in cost and availability of labor and raw materials;

●	timely delivery of products to customers;

●	pricing and availability of competitive products;

●	new product introduction costs;

●	changes in the amount or timing of operating expenses;

●	introduction of new technologies into the markets we serve;

●	pressures on reducing selling prices;

●	our success in serving new markets;

●	adverse publicity regarding the safety, performance, and use of our products;

●	the institution and adverse outcome of any litigation;

●	political, economic, or regulatory developments;

●	changes in economic conditions; and

●	COVID-19.

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As a result of these and other factors, we believe that period-to-period comparisons of our results of operations may not be meaningful in the short term, and our performance in a particular period may not be indicative of our performance in any future period.

The failure to attract and retain key personnel could have an adverse effect on our operating results.

Our success depends substantially on the efforts and abilities of our senior management and key personnel. The competition for qualified management and key personnel is intense. Although we maintain noncompetition and nondisclosure covenants with many of our key personnel, we do not have employment agreements with many of them. The loss of services of one or more of our key employees or the inability to hire, train, and retain additional key personnel could delay the development and sale of our products, disrupt our business, and interfere with our ability to execute our business plan.

In addition, our ability to maintain our competitive position is dependent to a large degree on the efforts and skills of our senior management team, including Fred Wagenhals, our President and Chief Executive Officer. The loss of the services of one or more of our key personnel could materially and adversely affect our operations.

We may not be able to secure additional financing on favorable terms, or at all, to meet our future capital needs.

In the future, we may require additional capital to fund the planned expansion of our business and to respond to business opportunities, challenges, potential acquisitions, or unforeseen circumstances. We could encounter unforeseen difficulties that may deplete our capital resources rapidly, which could require us to seek additional financing in the near future. The timing and amount of any additional financing that is required to continue the expansion of our business and the marketing of our products will depend on our ability to improve our operating results and other factors. We may not be able to secure additional debt or equity financing in a timely basis or on favorable terms, or at all. Such financing could result in substantial dilution of the equity interests of existing stockholders. We have no commitments for any additional financing should the need arise. If we are unable to secure any necessary additional financing, we may need to delay expansion plans, conserve cash, and reduce operating expenses. There is no assurance that any additional financing will be sufficient, that the financing will be available on terms favorable to us or to existing stockholders and at such times as required, or that we will be able to obtain the additional financing required for the continued operation and growth of our business. Any debt financing obtained by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities. If we raise additional funds through further issuances of equity, convertible debt securities, or other securities convertible into equity, our existing stockholders could suffer significant dilution in their percentage ownership of our company, and any new equity securities we issue could have rights, preferences, and privileges senior to those of holders of our Common Stock. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to grow or support our business and to respond to business challenges could be significantly limited.

We need to continue as a going concern if our business is to succeed.

Because of our recurring losses and limited capital resources, the audit report of our independent registered public accountants on our consolidated financial statements for the year ended March 31, 2020 contains an explanatory paragraph stating that there is substantial doubt about our ability to continue as a going concern. Factors identified in the report include our historical net losses, and the need for additional financing to continue our business plan and service our debt repayments. If we are not able to attain profitability in the near future our financial condition could deteriorate further, which would have a material adverse impact on our business and prospects and result in a significant or complete loss of your investment. Further, we may be unable to pay our debt obligations as they become due, which include obligations to secured creditors. If we are unable to continue as a going concern, we might have to liquidate our assets and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements. Additionally, we are subject to customary operational covenants, including limitations on our ability to incur liens or additional debt, pay dividends, redeem stock, make specified investments and engage in merger, consolidation or asset sale transactions, among other restrictions. In addition, the inclusion of an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern and our lack of cash resources may materially adversely affect our share price and our ability to raise new capital or to enter into critical contractual relations with third parties.

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We may not be able to utilize our net operating loss carry forwards.

At June 30, 2020, we had Federal net operating loss carry forwards (“NOLs”) for income tax purposes of $31,116,173. There were $5,144,926 of NOLs generated prior to 2018 will begin to expire in 2036. The Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) signed in to law on March 27, 2020 provided that NOLs generated in a taxable year beginning in 2018, 2019, or 2020, may now be carried back five years and forward indefinitely. In addition, the 80% taxable income limitation is temporarily removed, allowing NOLs to fully offset net taxable income. However, we do not know if or when we will have any earnings and capital gains against which we could apply these carry forwards. Furthermore, if there were a sufficient change in the ownership of our common stock, our ability to use our federal NOLs could be limited under Internal Revenue Code Section 382. State NOLs are subject to similar limitations in many cases. As a result, our substantial NOLs may not have any value to us.

Potential strategic alliances may not achieve their objectives, which could impede our growth.

We anticipate that we will enter into strategic alliances in the future. We continue to explore strategic alliances designed to expand our product offerings, enter new markets, and improve our distribution channels. Strategic alliances may not achieve their intended objectives, and parties to our strategic alliances may not perform as contemplated. The failure of these alliances may impede our ability to introduce new products and enter new markets.

Any acquisitions that we undertake will involve significant risks, and any acquisitions that we undertake in the future could disrupt our business, dilute stockholder value, and harm our operating results.

We have a strategy to expand our operations through strategic acquisitions to enhance existing products and offer new products, enter new markets and businesses, strengthen and avoid interruption from our supply chain, and enhance our position in current markets and businesses. Acquisitions involve significant risks and uncertainties. We cannot accurately predict the timing, size, and success of any future acquisitions. We may be unable to identify suitable acquisition candidates or to complete the acquisitions of candidates that we identify. Increased competition for acquisition candidates or increased asking prices by acquisition candidates may increase purchase prices for acquisitions to levels beyond our financial capability or to levels that would not result in the returns required by our acquisition criteria. Unforeseen expenses, difficulties, and delays frequently encountered in connection with expansion through acquisitions could inhibit our growth and negatively impact our operating results.

Our ability to complete acquisitions that we desire to make will depend upon various factors, including the following:

●	the availability of suitable acquisition candidates at attractive purchase prices;

●	the ability to compete effectively for available acquisition opportunities;

●	the availability of cash resources, borrowing capacity, or stock at favorable price levels to provide required purchase prices in acquisitions;

●	the ability of management to devote sufficient attention to acquisition efforts; and

●	the ability to obtain any requisite governmental or other approvals.

We may have little or no experience with certain acquired businesses, which could involve significantly different supply chains, production techniques, customers, and competitive factors than our current business. This lack of experience would require us to rely to a great extent on the management teams of these acquired businesses. These acquisitions also could require us to make significant investments in systems, equipment, facilities, and personnel in anticipation of growth. These costs could be essential to implement our growth strategy in supporting our expanded activities and resulting corporate structure changes. We may be unable to achieve some or all of the benefits that we expect to achieve as we expand into these new markets within the time frames we expect, if at all. If we fail to achieve some or all of the benefits that we expect to achieve as we expand into these new markets, or do not achieve them within the time frames we expect, our business, financial condition, and results of operations could be adversely affected.

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As a part of any potential acquisition, we may engage in discussions with various acquisition candidates. In connection with these discussions, we and each potential acquisition candidate may exchange confidential operational and financial information, conduct due diligence inquiries, and consider the structure, terms, and conditions of the potential acquisition. In certain cases, the prospective acquisition candidate agrees not to discuss a potential acquisition with any other party for a specific period of time and agrees to take other actions designed to enhance the possibility of the acquisition, such as preparing audited financial information. Potential acquisition discussions frequently take place over a long period of time and involve difficult business integration and other issues. As a result of these and other factors, a number of potential acquisitions that from time-to-time appear likely to occur do not result in binding legal agreements and are not consummated, but may result in increased legal, consulting, and other costs.

Unforeseen expenses, difficulties, and delays frequently encountered in connection with future acquisitions could inhibit our growth and negatively impact our profitability. Any future acquisitions may not meet our strategic objectives or perform as anticipated. In addition, the size, timing, and success of any future acquisitions may cause substantial fluctuations in our operating results from quarter to quarter. These interim fluctuations could adversely affect the market price of our Common Stock.

If we finance any future acquisitions in whole or in part through the issuance of Common Stock or securities convertible into or exercisable for Common Stock, existing stockholders will experience dilution in the voting power of their Common Stock and earnings per share could be negatively impacted. The extent to which we will be able or willing to use our Common Stock for acquisitions will depend on the market price of our Common Stock from time-to-time and the willingness of potential acquisition candidates to accept our Common Stock as full or partial consideration for the sale of their businesses. Our inability to use our Common Stock as consideration, to generate cash from operations, or to obtain additional funding through debt or equity financings to pursue an acquisition could limit our growth.

Any acquisitions that we undertake could be difficult to integrate, disrupt our business, and harm our operations.

We may be unable to effectively complete an integration of the management, operations, facilities, and accounting and information systems of acquired businesses with our own; to implement effective controls to mitigate legal and business risks with which we have no prior experience; to manage efficiently the combined operations of the acquired businesses with our operations; to achieve our operating, growth, and performance goals for acquired businesses; to achieve additional sales as a result of our expanded operations; or to achieve operating efficiencies or otherwise realize cost savings as a result of anticipated acquisition synergies. The integration of acquired businesses involves numerous risks and uncertainties, including the following:

●	the potential disruption of our core businesses;

●	risks associated with entering markets and businesses in which we have little or no prior experience;

●	diversion of management’s attention from our core businesses;

●	adverse effects on existing business relationships with suppliers and customers;

●	risks associated with increased regulatory or compliance matters;

●	failure to retain key customers, suppliers, or personnel of acquired businesses;

●	the potential strain on our financial and managerial controls and reporting systems and procedures;

●	greater than anticipated costs and expenses related to the integration of the acquired business with our business;

●	potential unknown liabilities associated with the acquired company;

●	risks associated with weak internal controls over information technology systems and associated cyber security risks;

●	meeting the challenges inherent in effectively managing an increased number of employees in diverse locations;

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●	failure of acquired businesses to achieve expected results;

●	the risk of impairment charges related to potential write-downs of acquired assets in future acquisitions; and

●	the challenge of creating uniform standards, controls, procedures, policies, and information systems.

Breaches of our information systems could adversely affect our reputation, disrupt our operations, and result in increased costs and loss sales.

There have been an increasing number of cyber security incidents affecting companies around the world, which have caused operational failures or compromised sensitive corporate data. Although we do not believe our systems are at a greater risk of cyber security incidents than other similar organizations, such cyber security incidents may result in the loss or compromise of customer, financial, or operational data; disruption of billing, collections, or normal operating activities; disruption of electronic monitoring and control of operational systems; and delays in financial reporting and other management functions. Possible impacts associated with a cyber security incident may include among others, remediation costs related to lost, stolen, or compromised data; repairs to data processing systems; increased cyber security protection costs; reputational damage; and adverse effects on our compliance with applicable privacy and other laws and regulations.

A failure of our information technology systems, or an interruption in their operation due to internal or external factors including cyber-attacks, could have a material adverse effect on our business, financial condition or results of operations.

Our operations depend on our ability to protect our information systems, computer equipment, and information databases from systems failures. We rely on our information technology systems generally to manage the day-to-day operations of our business, operate elements of our manufacturing facility, manage relationships with our customers, fulfill customer orders, and maintain our financial and accounting records. Failure of our information technology systems could be caused by internal or external events, such as incursions by intruders or hackers, computer viruses, cyber-attacks, failures in hardware or software, or power or telecommunication fluctuations or failures. The failure of our information technology systems to perform as anticipated for any reason or any significant breach of security could disrupt our business and result in numerous adverse consequences, including reduced effectiveness and efficiency of operations, increased costs, or loss of important information, any of which could have a material adverse effect on our business, operating results, and financial condition. Any technology and information security processes and disaster recovery plans we use to mitigate our risk to these vulnerabilities may not be adequate to ensure that our operations will not be disrupted should such an event occur.

We are subject to extensive regulation and could incur fines, penalties and other costs and liabilities under such requirements.

Like many other manufacturers and distributors of consumer products, we are required to comply with a wide variety of laws, rules, and regulations, including those relating to labor, employment, the environment, the export and import of our products, and taxation. These laws, rules, and regulations currently impose significant compliance requirements on our business, and more restrictive laws, rules and regulations may be adopted in the future.

Our operations are subject to a variety of laws and regulations relating to environmental protection, including those governing the discharge, treatment, storage, transportation, remediation, and disposal of certain materials and wastes, and restoration of damages to the environment, and health and safety matters. We could incur substantial costs, including remediation costs, resource restoration costs, fines, penalties, and third-party property damage or personal injury claims as a result of liabilities under or violations of such laws and regulations or the permits required thereunder. While environmental laws and regulations have not had a material adverse effect on our business, operating results, financial condition, the ultimate cost of environmental liabilities is difficult to accurately predict and we could incur material additional costs as a result of requirements or obligations imposed or liabilities identified in the future.

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As a manufacturer and distributor of consumer products, we are subject to the Consumer Products Safety Act, which empowers the Consumer Products Safety Commission to exclude from the market products that are found to be unsafe or hazardous. Under certain circumstances, the Consumer Products Safety Commission could require us to repurchase or recall one or more of our products. In addition, laws regulating certain consumer products exist in some cities and states, and in other countries in which we sell our products, and more restrictive laws and regulations may be adopted in the future. Any repurchase or recall of our products could be costly to us and could damage our reputation. If we were required to remove, or we voluntarily removed, our products from the market, our reputation could be tarnished, and we could have large quantities of finished products that we are unable to sell. We are also subject to the rules and regulations of the Bureau of Alcohol, Tobacco, Firearms and Explosives, or the ATF. If we fail to comply with ATF rules and regulations, the ATF may limit our growth or business activities, levy fines against or revoke our license to do business. Our business, and the business of all producers and marketers of ammunition and firearms, is also subject to numerous federal, state, local, and foreign laws, regulations, and protocols. Applicable laws have the following effects:

●	require the licensing of all persons manufacturing, exporting, importing, or selling firearms and ammunition as a business;

●	require background checks for purchasers of firearms;

●	impose waiting periods between the purchase of a firearm and the delivery of a firearm;

●	prohibit the sale of firearms to certain persons, such as those below a certain age and persons with criminal records;

●	regulate the use and storage of gun powder or other energetic materials;

●	regulate our employment of personnel with criminal convictions; and

●	restrict access to firearm manufacturing facilities for individuals from other countries or with criminal convictions.

Also, the export of our products is controlled by International Traffic in Arms Regulations, or ITAR, and Export Administration Regulations, or EAR. The ITAR implements the provisions of the Arms Export Control Act and is enforced by the U.S. Department of State. The EAR implements the provisions of the Export Administration Act and is enforced by the U.S. Department of Commerce. Among their many provisions, the ITAR and the EAR require a license application for the export of many of our products. In addition, the ITAR requires congressional approval for any firearms export application with a total value of $1 million or higher. Further, because our manufacturing process includes certain toxic, flammable and explosive chemicals, we are subject to the Chemical Facility Anti-Terrorism Standards, as administered by the U.S. Department of Homeland Security, which require that we take additional reporting and security measures related to our manufacturing process.

Several states currently have laws in effect that are similar to, and, in certain cases, more restrictive than, these federal laws. Compliance with all of these regulations is costly and time-consuming. Inadvertent violation of any of these regulations could cause us to incur fines and penalties and may also lead to restrictions on our ability to manufacture and sell our products and services and to import or export the products we sell.

Changes in government policies and firearms legislation could adversely affect our financial results.

The sale, purchase, ownership, and use of firearms are subject to numerous and varied federal, state, and local governmental regulations. Federal laws governing firearms include the National Firearms Act, the Federal Firearms Act, the Arms Export Control Act, and the Gun Control Act of 1968. These laws generally govern the manufacture, import, export, sale, and possession of firearms and ammunition. We hold all necessary licenses to legally sell ammunition in the United States.

Currently, the federal legislature and several state legislatures are considering additional legislation relating to the regulation of firearms and ammunition. These proposed bills are extremely varied. If enacted, such legislation could effectively ban or severely limit the sale of affected firearms and ammunition. In addition, if such restrictions are enacted and are incongruent, we could find it difficult, expensive, or even practically impossible to comply with them, which could impede new product development and the distribution of existing products. We cannot assure you that the regulation of our business activities will not become more restrictive in the future and that any such restriction will not have a material adverse effect on our business.

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Any adverse change to the interpretations of the Second Amendment (Right to Bear Arms) could impact our ability to conduct business by restricting the ownership and use of firearms in the United States.

Failure to comply with the U.S. Foreign Corrupt Practices Act or other applicable anti-corruption legislation, and export controls and trade sanctions, could result in fines or criminal penalties if we expand our business abroad.

The expansion of our business internationally would expose us to trade sanctions and other restrictions imposed by the United States and other governments. The U.S. Departments of Justice, Commerce, Treasury and other agencies and authorities have a broad range of civil and criminal penalties they may seek to impose against companies for violations of export controls, the Foreign Corrupt Practices Act, anti-boycott provisions and other federal statutes, sanctions and regulations and, increasingly, similar or more restrictive foreign laws, rules and regulations, which may also apply to us. By virtue of these laws and regulations, and under laws and regulations in other jurisdictions, we may be obliged to limit our business activities, we may incur costs for compliance programs, and we may be subject to enforcement actions or penalties for noncompliance. In recent years, U.S. and foreign governments have increased their oversight and enforcement activities with respect to these laws and we expect the relevant agencies to continue to increase these activities. A violation of these laws, sanctions or regulations could result in restrictions on our exports, civil and criminal fines or penalties and could adversely impact our business, operating results, and financial condition.

Our charter documents and Delaware law could make it more difficult for a third party to acquire us and discourage a takeover.

Our certificate of incorporation, bylaws, and Delaware law contain certain provisions that may have the effect of deterring or discouraging, among other things, a non-negotiated tender or exchange offer for shares of Common Stock, a proxy contest for control of our company, the assumption of control of our company by a holder of a large block of Common Stock, and the removal of the management of our company. Such provisions also may have the effect of deterring or discouraging a transaction which might otherwise be beneficial to stockholders. Our certificate of incorporation also may authorize our board of directors, without stockholder approval, to issue one or more series of preferred stock, which could have voting and conversion rights that adversely affect or dilute the voting power of the holders of Common Stock. Delaware law also imposes conditions on certain business combination transactions with “interested stockholders.” Our certificate of incorporation authorizes our Board of Directors to fill vacancies or newly created directorships. A majority of the directors then in office may elect a successor to fill any vacancies or newly created directorships. Such provisions could limit the price that investors might be willing to pay in the future for shares of our Common Stock and impede the ability of the stockholders to replace management.

The elimination of monetary liability against our directors, officers, and employees under Delaware law and the existence of indemnification rights to our directors, officers, and employees may result in substantial expenditures by us and may discourage lawsuits against our directors, officers, and employees. We also may have entered into contractual indemnification obligations under employment agreements with our executive officers. The foregoing indemnification obligations could result in our incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and resultant costs may also discourage us from bringing a lawsuit against our directors and officers for breaches of their fiduciary duties and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even though such actions, if successful, might otherwise benefit our company and our stockholders.

Our results of operations could be impacted by unanticipated changes in tax provisions or exposure to additional income tax liabilities.

Our business operates in many locations under government jurisdictions that impose income taxes. Changes in domestic or foreign income tax laws and regulations, or their interpretation, could result in higher or lower income tax rates assessed or changes in the taxability of certain revenues or the deductibility of certain expenses, and higher excise taxes thereby affecting our income tax expense and profitability. In addition, audits by income tax authorities could result in unanticipated increases in our income tax expense.

There is a limited or no public market for our securities.

There has been a limited public market for our Common Stock and no public market for our outstanding stock options and warrants. Our Common Stock is currently quoted on the OTCQB. The daily trading volume of our Common Stock has been limited.

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We cannot predict the extent to which investor interest in our company will lead to the development of an active trading market or how liquid that trading market might become. The lack of an active trading market may reduce the value of shares of our Common Stock and impair the ability of our stockholders to sell their shares at the time or price at which they wish to sell them. An inactive trading market may also impair our ability to raise capital by selling our Common Stock and may impair our ability to acquire or invest in other companies, products, or technologies by using our Common Stock as consideration.

We may be unable to list our stock on a national exchange, such as the Nasdaq Capital Market.

There has been a limited public market for our Common Stock. Although it is our intention to qualify for the trading of our Common Stock on a national exchange and that we have applied to list our Common Stock on Nasdaq concurrently with the closing of the offering, we may not meet or maintain certain qualifying requirements for Nasdaq. If we are unable to meet these requirements, we may be limited to trading conducted on the OTCQB.

The market price of our Common Stock may be volatile and could decline.

The market price of our Common Stock has fluctuated substantially in the past and is likely to continue to be highly volatile and subject to wide fluctuations in the future. A number of factors could cause the market price of our Common Stock to decline, many of which we cannot control, including the following:

●	our ability to execute our business plan;

●	actual or anticipated changed in our operating results;

●	variations in our quarterly results;

●	changes in expectations relating to our products, plans, and strategic position or those of our competitors or customers;

●	announcements or introduction of technological innovations or new products by us or our competitors;

●	market conditions within our market;

●	the sale of even small blocks of Common Stock by stockholders;

●	price and volume fluctuations in the overall stock market from time to time;

●	significant volatility in the market price and trading volume of public companies in general and small emerging companies in particular;

●	changes in investor perceptions;

●	the level and quality of any research analyst coverage of our Common Stock, changes in earnings estimates or investment recommendations by securities analysis, or our failure to meet such estimates;

●	any financial guidance we may provide to the public, any changes in such guidance, or our failure to meet such guidance;

●	various market factors or perceived market factors, including rumors, whether or not correct, involving us, our customers, or our competitors;

●	future sales of our Common Stock;

●	Introductions of new products or new pricing policies by us or by our competitors;

●	regulatory or environmental laws that restrict the sale of ammunition containing lead;

●	acquisitions or strategic alliances by us or by our competitors;

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●	litigation involving us, our competitors, or our industry;

●	regulatory, legislative, political, and other developments that may affect us, our customers, and the purchasers of our products;

●	the gain or loss of significant customers;

●	the volume and timing of customers’ orders;

●	recruitment or departure of key personnel;

●	developments with respect to intellectual property rights;

●	our international acceptance;

●	market conditions in our industry, the business success of our customers, and economy as a whole; and

●	general global economic and political instability.

In addition, the market prices of small emerging companies have experienced significant price and volume fluctuations that often have been unrelated or disproportionate to their operating performance. In the past, companies that have experienced volatility in the market price of their securities have been the subject of securities class action litigation. If we were the object of a securities class action litigation, it could result in substantial losses and divert management’s attention and resources form other matters.

Sales of large numbers of shares could adversely affect the price of our Common Stock

Most of our shares of Common Stock that are currently outstanding are “restricted securities” as that term is defined in Rule 144 under the Securities Act of 1933, as amended, or the Securities Act. All outstanding shares of Common Stock are or will be eligible for resale in the public markets at various times within the next six months with respect to affiliates, subject to compliance with the volume and manner of sale requirements of Rule 144 under the Securities Act of 1933, as amended, and with respect to all restricted securities held by affiliates.

In general, under Rule 144 as currently in effect, any affiliate (or persons whose shares are aggregated for purposes of Rule 144) who beneficially owns restricted securities with respect to which at least six months has elapsed since the later of the date the shares were acquired from us, or from an affiliate of ours, is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of our Common Stock or the average weekly trading volume in our Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 by affiliates also are subject to certain manner-of-sale provisions and notice requirements and to the availability of current public information about us. A person who is not an affiliate, who has not been an affiliate within three months prior to sale, and who beneficially owns restricted securities with respect to which at least six months has elapsed since the later of the date the shares were acquired from us, or from an affiliate of ours, is entitled to sell such shares under Rule 144 without regard to any of the volume limitations or other requirements described above. Sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices.

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As a former shell company, resales of shares of our restricted common stock in reliance on Rule 144 of the Securities Act are subject to the requirements of Rule 144(i).

We previously were a “shell company” and, as such, sales of our securities pursuant to Rule 144 under the Securities Act, cannot be made unless, among other things, at the time of a proposed sale, we have filed Form 10 information more than twelve months prior to the time of a proposed sale, we are subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and have filed all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months, other than Form 8-K reports. Because, as a former shell company, the reporting requirements of Rule 144(i) will apply regardless of holding period, restrictive legends on certificates for shares of our common stock cannot be removed except in connection with an actual sale that is subject to an effective registration statement under, or an applicable exemption from the registration requirements of, the Securities Act. Because our unregistered securities cannot be sold pursuant to Rule 144 unless we continue to meet such requirements, any unregistered securities we issue will have limited liquidity unless we continue to comply with such requirements.

Exercise of warrants, and issuance of incentive stock grants may have a dilutive effective on our stock, and negatively impact the price of our Common Stock.

As of June 30, 2020, we had 8,441,798 warrants outstanding. Each warrant provides the holder the right to purchase up to one share of our Common Stock at a predetermined exercise price. The outstanding warrants consist of (1) warrants to purchase 966,494 shares of Common Stock at an exercise price of $1.65 per share until April 2025; (2) warrants to purchase 4,579,171 shares of our Common Stock at an exercise price of $2.00 per share from December 2022 through August of 2024; and (3) warrants to purchase 2,896,133 shares of Common Stock at an exercise price of $2.40 from December 2023 through August of 2024. The shares of common stock underlying these warrants will be able to have their restrictive legend removed immediately upon exercise due to either the holding period of Rule 144 having been met or the shares having been registered in a registration statement declared effective by the SEC.

As documented in Note 8 of our financial statements for the year ended March 31, 2020, the Company is to issue warrants to the holders of the convertible notes and placement agent as a part of the January 2020 Offering. As of November 2, 2020, the key terms of the investor and placement agent warrants are still unknown such that there is still no grant of the warrants for accounting purposes. The Company will determine the fair value of the warrants at the time the key terms of the Warrants become known and the Warrants are issued.

In November 2017, the Board of Directors approved the 2017 Equity Incentive Plan, or (“the Plan”). Under the Plan, 485,000 shares of common stock were reserved and authorized to be issued. As of December 31, 2017, 200,000 shares of common stock were approved and issued under the Plan, and we recognized approximately $250,000 of related consulting expense. On January 10, 2018, 200,000 shares were awarded, and we recognized $330,000 of compensation expense. During the year ended March 31, 2020 there were no shares awarded. There are 85,000 shares remaining to be issued under the Plan.

We plan to adopt an Incentive Stock Plan designed to assist us in attracting, motivating, retaining, and rewarding high-quality executives, directors, officers, employees, and individual consultants by enabling such persons to acquire or increase a proprietary interest in our company to strengthen the mutuality of interests between such persons and our stockholders and providing such persons with performance incentives to expand their maximum efforts in the creation of stockholder value under the plan. We will be able to grant stock options, restricted stock, restricted stock units, stock appreciation rights, bonus stocks, and performance awards under the plan.

To the extent that any of the outstanding warrants and options described above are exercised, dilution to the interests of our stockholders may occur. For the life of such warrants and options, the holders will have the opportunity to profit from a rise in the price of the Common Stock with a resulting dilution in the interest of the other holders of Common Stock. The existence of such warrants and options may adversely affect the market price of our Common Stock and the terms on which we can obtain additional financing, and the holders of such warrants and options can be expected to exercise them at a time when we would, in all likelihood, be able to obtain additional capital by an offering of our unissued capital stock on terms more favorable to us than those provided by such warrants and options.

Effect of Issuance of Preferred Stock

Our certificate of incorporation allows us to issue Preferred Stock with voting, liquidation, and dividend rights senior to those of the Common Stock without the approval of our stockholders. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding stock of our company and result in the dilution of the value of the then current stockholders’ Common Stock. We have no current plans to issue shares of Preferred Stock.

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We do not expect to pay any dividends for the foreseeable future

We do not anticipate paying any dividends to our stockholders for the foreseeable future. Accordingly, stockholders may have to sell some or all of their Common Stock to generate cash flow from their investment. Stockholders may not receive a gain on their investment when they sell our Common Stock and may lose some or all of the amount of their investment. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial conditions, contractual restrictions, restrictions imposed by applicable law, and other factors our board of directors deems relevant.

Our management has concluded that we have material weaknesses in our internal controls over financial reporting and that our disclosure controls and procedures are not effective.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected on a timely basis. During the audit of our financial statements for the year ended March 31, 2020, our management identified material weaknesses in our internal control over financial reporting. If these weaknesses continue, investors could lose confidence in the accuracy and completeness of our financial reports and other disclosures.

In addition, our management has concluded that our disclosure controls and procedures were not effective due to the size of the Company and available resources, there are limited personnel to assist with the accounting and financial reporting function, which results in: (i) a lack of segregation of duties (ii) ineffective corporative governance controls (iii) controls that may not be adequately designed or operating effectively and (iv) ineffective or delayed communication of certain contracts entered into in the ordinary course of business, whether written or oral. These material weaknesses, if not remediated, create an increased risk of misstatement of the Company’s financial results, which, if material, may require future restatement thereof. A failure to implement improved internal controls, or difficulties encountered in their implementation or execution, could cause future delays in our reporting obligations and could have a negative effect on us and the trading price of our common stock.

The Company plans to initiate a program to address the above weakness. While segregation of duties is very difficult in a small company, the Company has an internal policy that all major expenditures must be approved by the CFO and CEO.

To address the material weaknesses identified, management performed additional analyses and other procedures to ensure that the financial statements included herein fairly present, in all material respects, our financial position, results of operations and cash flows for the periods presented. Accordingly, we believe that the financial statements included in this report fairly present, in all material respects, our financial condition, results of operations and cash flows for the periods presented.

We intend to remedy our material weakness with regard to insufficient segregation of duties by hiring additional employees as funding becomes available to implement the business plan in order to segregate duties in a manner that establishes effective internal controls. As of October 13, 2020, we have hired an additional experienced accountant to support our Finance Department operations.

If we fail to develop or maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent financial fraud. As a result, current and potential stockholders could lose confidence in our financial reporting.

We currently have deficiencies in our internal control structure that they consider to be “significant deficiencies” and may not be able to cure the deficiencies anytime in the near future. A “significant deficiency” is defined as a deficiency, or a combination of deficiencies, in internal controls over financial reporting such that there is more than a remote likelihood that a material misstatement of the entity’s financial statements will not be prevented or detected by the entity’s internal controls.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we could be subject to regulatory action or other litigation and our operating results could be harmed. We are required to document and test our internal control procedures to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act” or “SOX”), which requires our management to annually assess the effectiveness of our internal control over financial reporting.

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We currently are not an “accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended. Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”) requires us to include an internal control report with our Annual Report on Form 10-K. That report must include management’s assessment of the effectiveness of our internal control over financial reporting as of the end of the fiscal year. This report must also include disclosure of any material weaknesses in internal control over financial reporting that we have identified. As of March 31, 2020, the management of the Company assessed the effectiveness of the Company’s internal control over financial reporting based on the criteria for effective internal control over financial reporting established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) and SEC guidance on conducting such assessments. Management concluded, during the fiscal year ended March 31, 2020, that the Company’s internal controls and procedures were not effective to detect the inappropriate application of U.S. GAAP rules. Management realized there were deficiencies in the design or operation of the Company’s internal control that adversely affected the Company’s internal controls which management considers to be material weaknesses. A material weakness in the effectiveness of our internal controls over financial reporting could result in an increased chance of fraud and the loss of customers, reduce our ability to obtain financing and require additional expenditures to comply with these requirements, each of which could have a material adverse effect on our business, results of operations and financial condition. For additional information, see Item 9A – Controls and Procedures.

Our intended business, operations and accounting are expected to be substantially more complex than they have been in the past. It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal controls and other finance personnel in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with the internal controls requirements of the Sarbanes-Oxley Act, then we may not be able to obtain the independent accountant certifications required by such act, which may preclude us from keeping our filings with the SEC current.

If we are unable to maintain the adequacy of our internal controls, as those standards are modified, supplemented, or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. Failure to achieve and maintain an effective internal control environment could cause us to face regulatory action and cause investors to lose confidence in our reported financial information, either of which could adversely affect the value of our common stock.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our ability to produce accurate financial statements and on our stock price.

Under SEC regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we are required to furnish a report by our management on our internal control over financial reporting with our Form 10-K. The internal control report must contain (1) a statement of management’s responsibility for establishing and maintaining adequate internal control over financial reporting, (2) a statement identifying the framework used by management to conduct the required evaluation of the effectiveness of our internal control over financial reporting, and (3) management’s assessment of the effectiveness of our internal control over financial reporting as of the end of our most recent fiscal year, including a statement as to whether or not internal control over financial reporting is effective.

To achieve compliance with the applicable SEC regulations within the prescribed future period, we would be required to engage in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. Despite our efforts, we can provide no assurance as to our conclusions with respect to the effectiveness of our internal control over financial reporting. There is a risk that we will be able to conclude that our internal controls over financial reporting are effective, as has been the case with a significant number of companies attempting to comply with these regulations for the first time. This could result in an adverse reaction in the financial markets resulting from a loss of confidence in the reliability of our financial statements.

If we fail to comply in a timely manner with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 regarding internal control over financial reporting or to remedy any material weaknesses in our internal controls that we may identify, such failure could result in material misstatements in our financial statements, cause investors to lose confidence in our reported financial information, limit our ability to raise needed capital, and have a negative effect on the trading price of our Common Stock.

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Although our Common Stock is not currently a penny stock, it has been a penny stock in the past and may be considered a penny stock in the future.

The SEC has adopted a number of rules to regulate “penny stocks” that restricts transactions involving stock which is deemed to be penny stock. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Securities and Exchange Act of 1934, as amended. These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” generally are equity securities with a price of less than $5.00 per share, other than securities: (i) registered on certain national securities exchanges if current price and volume information with respect to transactions in such securities is provided by the exchange; (ii) quoted on the Nasdaq Stock Market if current price and volume information with respect to transactions in such securities is provided by the system; (iii) issued by an issuer that has net tangible assets (i.e., total assets less intangible assets and liabilities) in excess of $2,000,000, if the issuer has been in continuous operation for at least three years, or $5,000,000, if the issuer has been in continuous operation for less than three years; or (iv) issued by an issuer that has average revenue of at least $6,000,000 for the last three years. As of the date of our most recent audited financial statements reported on by an independent public accountant, we have net tangible assets in excess of $5,000,000. As such, our Common Stock is not a penny stock. Nonetheless, our Common Stock has in the past constituted, and may again in the future constitute, “penny stock” within the meaning of the rules. The additional sales practice and disclosure requirements imposed upon U.S. broker-dealers may discourage such broker-dealers from effecting transactions in shares of our Common Stock, which could severely limit the market liquidity of such shares and impede their sale in the secondary market.

A U.S. broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the “penny stock” regulations require the U.S. broker-dealer to deliver, prior to any transaction involving a “penny stock”, a disclosure schedule prepared in accordance with SEC standards relating to the “penny stock” market, unless the broker-dealer or the transaction is otherwise exempt. A U.S. broker-dealer is also required to disclose commissions payable to the U.S. broker-dealer and the registered representative and current quotations for the securities. Finally, a U.S. broker-dealer is required to submit monthly statements disclosing recent price information with respect to the “penny stock” held in a customer’s account and information with respect to the limited market in “penny stocks”.

Stockholders should be aware that, according to the SEC, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

Although our Common Stock is not currently a penny stock, no assurance can be given that our Common Stock will ever be listed on the Nasdaq Capital Market or any other exchange, or that our net tangible assets will continue to exceed $5,000,000 for the next year of operations or that our net tangible assets will exceed $2,000,000 thereafter such that our common stock will remain a non-penny stock.

An active and visible public trading market for our Common Stock may not develop and the market for our Common Stock is limited.

Our Common Stock is thinly traded and any recently reported sales price may not be a true market-based valuation of our Common Stock. There can be no assurance that an active market for our Common Stock will develop if we are listed on the Nasdaq Capital Market. In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to operating performance. Consequently, holders of shares of our common stock may not be able to liquidate their investment in the Company’s shares at prices that they may deem appropriate.

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Our certification of incorporation designates the Court of Chancery in the State of Delaware as the sole and exclusive forum for actions or proceedings that may be initiated by our stockholders, which could discourage claims or limit stockholders’ ability to make a claim against the Company, our directors, officers, and employees.

Our Amended and Restated Certificate of Incorporation states that unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) an action asserting a claim of break of fiduciary duty owed by any direction, officer, or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers, or employees arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s certificate of incorporation or bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers, or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.

These exclusive forum provisions do not apply to claims under the Securities Act or the Exchange Act. The exclusive forum provision may discourage claims or limit stockholders’ ability to submit claims in a judicial forum that they find favorable and may create additional costs as a result. If a court were to determine the exclusive forum provision to be inapplicable and unenforceable in an action, we may incur additional costs in conjunction with our efforts to resolve the dispute in an alternative jurisdiction, which could have a negative impact on our results of operations.

If you purchase shares of common stock in this offering, you will suffer immediate dilution of your investment.

The public offering price of our common stock is substantially higher than the as adjusted net tangible book value per share of our common stock. Therefore, if you purchase shares of our common stock in this offering, you will pay a price per share that substantially exceeds our as adjusted net tangible book value per share after this offering. To the extent shares subsequently are issued under outstanding options and/or warrants, you will incur further dilution. Based on the assumed public offering price of $_____ per share of common stock being sold in this offering, which is the last reported sale price of our common stock on the OTCQB on _____, 2020, you will experience immediate dilution of $____ per share, representing the difference between our as adjusted net tangible book value per share after giving effect to this offering and the public offering price. See the section entitled “Dilution” for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

If we issue additional shares of common stock, or securities convertible into or exchangeable or exercisable for shares of common stock, our stockholders, including investors who purchase shares of common stock and/or pre-funded warrants and accompanying common warrants in this offering, will experience additional dilution, and any such issuances may result in downward pressure on the price of our common stock. We also many not be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders.]

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USE OF PROCEEDS

We estimate that the net proceeds from the sale of the common stock in the offering will be approximately $_______, based on an assumed public offering price of $_______ per share of common stock after deducting the underwriting discounts and commissions and estimated offering expenses, or $_______ if the underwriters exercise the over-allotment option in full.

We currently expect to use the net proceeds of this offering primarily for the following purposes:

●
●	Approximately $_______ for capital expenditures and working capital;
●	Approximately $_______ for research and development for new products and improvements to existing products including, but not limited to, hiring of key personnel, and material costs for research activities;
●	Approximately $_______ to upgrade sales and marketing capabilities, including but not limited to public relations, advertising, software implementation and adding additional staff; and
●	The remainder for other general corporate purposes, and possibly acquisitions of other companies, products or technologies, though no such acquisitions are currently contemplated.

We believe that the expected net proceeds from this offering, and our existing cash and cash equivalents, together with interest thereon, will be sufficient to fund our operations for at least the next 12 months, although we cannot assure you that this will occur.

The amount and timing of our actual expenditures will depend on numerous factors, including the status of our development efforts, sales and marketing activities and the amount of cash generated or used by our operations. We may find it necessary or advisable to use portions of the proceeds for other purposes, and we will have broad discretion and flexibility in the application of the net proceeds. Pending these uses, the proceeds will be invested in short-term bank deposits.

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MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTC Markets Group Inc.’s OTCQB Link quotation platform (the “OTCQB”) under the trading symbol “POWW”. We have applied to have our common stock listed on the Nasdaq Capital Market under the symbol “POWW”.

As of November 2, 2020, there were approximately 448 registered holders of record of our common stock and the last reported sale price of our common stock on the OTCQB on November 4, 2020, was $2.03 per share.

Any OTCQB quotations of our common stock reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Dividend Policy

To date, we have not paid any dividends on our common stock and do not anticipate paying any dividends in the foreseeable future. The declaration and payment of dividends on the common stock is at the discretion of our Board and will depend on, among other things, our operating results, financial condition, capital requirements, contractual restrictions or such other factors as our Board may deem relevant. We currently expect to use all available funds to finance the future development and expansion of our business and do not anticipate paying dividends on our common stock in the foreseeable future.

Securities Authorized for Issuance Under Equity Compensation Plans

On November 2017, the Board of Directors approved the 2017 Equity Incentive Plan, or the Plan. Under the Plan, 485,000 shares of Common Stock was reserved and authorized to be issued. At December 31, 2017, 200,000 shares of Common Stock were approved and issued under the Plan, and we recognized approximately $250,000 of related compensation expenses. On January 10, 2018, 200,000 shares were awarded, and we recognized $330,000 of compensation expense. There are 85,000 shares remaining to be issued.

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CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of June 30, 2020. Such information is set forth on the following basis:

●	an actual basis;
●	an as adjusted basis, giving effect to the sale of the shares in this offering at the assumed public offering price of $____ per share, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us and excluding any exercise of the underwriters’ over-allotment option.

The as adjusted information below is illustrative only and our capitalization following the completion of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	As of June 30, 2020
	Actual	As Adjusted(1)
	(Unaudited)

Cash	$1,017,513
Total other assets	42,719,634
Total liabilities	25,378,863
Common stock, $0.001 par value, 200,000,000 shares authorized 47,454,277 at June 30, 2020	47,453
Additional paid-in capital	55,421,856
Accumulated (deficit)	(37,111,034)
Total stockholders’ equity	18,358,284
Capitalization	$43,737,147

(1)

A $0.50 increase or decrease in the assumed public offering price per share would increase or decrease our as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $_______ million assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts, commissions and estimated offering expenses payable by us. An increase (decrease) of 1,000,000 shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by $____ million, assuming no change in the assumed public offering price per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(2) The number of shares of common stock outstanding is based on 47,454,277 shares of common stock issued and outstanding as of June 30, 2020 and excludes the following:

●	8,441,798 shares of common stock issuable upon the exercise of outstanding warrants having a weighted average exercise price of $2.10 per share; and

●	the issuance of an estimated shares of common stock underlying the warrant to be issued to the underwriters in connection with this offering with a per share exercise price of $

Except as otherwise indicated herein, all information in this prospectus reflects or assumes:

●	no exercise of the outstanding options or warrants described above; and

●	no exercise of the underwriters’ over-allotment option.

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DILUTION

If you invest in our common stock, your interest will be diluted immediately to the extent of the difference between the public offering price per share you will pay in this offering and the adjusted net tangible book value per share of our common stock after this offering.

The historical net tangible book value of our common stock as of June 30, 2020 was approximately $8.6 million, or $0.18 per share based upon 47,454,277 shares of common stock outstanding on such date. Historical net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the total number of shares of common stock outstanding.

Following this offering, our adjusted net tangible book value of our common stock will be $_______ or $_______ per share. Adjusted net tangible book value per share represents adjusted net tangible book value divided by the total number of shares outstanding after giving effect to the sale of the shares in this offering at the assumed public offering price of $_______ per share, which was the last reported sale price of our common stock on the OTCQB on ____, 2020, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us. This represents an immediate increase in as adjusted net tangible book value of $_______ per share to existing stockholders and an immediate dilution of $_______ per share to investors purchasing shares of common stock in this offering at the assumed public offering price.

The following table illustrates this dilution on a per share basis to new investors:

Assumed public offering price per share			$
Net tangible book value per share as of June 30, 2020		$0.18
Increase in net tangible book value per share attributable to this offering	$
As adjusted net tangible book value per share after giving effect to this offering			$
Dilution in net tangible book value per share to purchasers in this offering			$

If the underwriters’ over-allotment option is exercised in full, our adjusted net tangible book value following the offering will be $______ per share, and the dilution to investors purchasing shares of common stock in this offering will be $______ per share.

A $0.50 increase or decrease in the assumed public offering price per share would increase or decrease our pro forma as adjusted net tangible book value after this offering by approximately $______, and dilution per share to new investors by approximately $______. An increase (decrease) of 1,000,000 shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) our pro forma as adjusted net tangible book value after this offering by $_____million, assuming no change in the assumed public offering price per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(2) The number of shares of common stock outstanding is based on 47,454,277 shares of common stock issued and outstanding as of June 30, 2020 and excludes the following:

●	8,441,798 shares of common stock issuable upon the exercise of outstanding warrants having a weighted average exercise price of $2.10 per share; and

●	the issuance of an estimated______ shares of common stock underlying the warrant to be issued to the underwriters in connection with this offering with a per share exercise price of $_____.

Except as otherwise indicated herein, all information in this prospectus reflects or assumes:

●	no exercise of the outstanding options or warrants described above; and

●	no exercise of the underwriters’ over-allotment option.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties and include statements regarding, among other things, our projected revenue growth and profitability, our growth strategies and opportunity, anticipated trends in our market and our anticipated needs for working capital. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology. These statements may be found under the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this prospectus generally. In particular, these include statements relating to future actions, prospective products, market acceptance, future performance or results of current and anticipated products, sales efforts, expenses, and the outcome of contingencies such as legal proceedings and financial results.

Examples of forward-looking statements in this prospectus include, but are not limited to, our expectations regarding our business strategy, business prospects, operating results, operating expenses, working capital, liquidity and capital expenditure requirements. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products, the cost, terms and availability of components, pricing levels, the timing and cost of capital expenditures, competitive conditions and general economic conditions. These statements are based on our management’s expectations, beliefs and assumptions concerning future events affecting us, which in turn are based on currently available information. These assumptions could prove inaccurate. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may prove to be incorrect.

Important factors that could cause actual results to differ materially from the results and events anticipated or implied by such forward-looking statements include, but are not limited to:

Important factors that could cause actual results to differ materially from the results and events anticipated or implied by such forward-looking statements include, but are not limited to:

●	changes in the market acceptance of our products;

●	increased levels of competition;

●	changes in political, economic or regulatory conditions generally and in the markets in which we operate;

●	our relationships with our key customers;

●	our ability to retain and attract senior management and other key employees;

●	our ability to quickly and effectively respond to new technological developments;

●

our ability to protect our trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on the proprietary rights of the Company; and

●	other risks, including those described in the “Risk Factors” discussion of this prospectus.

We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for us to predict all of those risks, nor can we assess the impact of all of those risks on our business or the extent to which any factor may cause actual results to differ materially from those contained in any forward-looking statement. The forward-looking statements in this prospectus are based on assumptions management believes are reasonable. However, due to the uncertainties associated with forward-looking statements, you should not place undue reliance on any forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and unless required by law, we expressly disclaim any obligation or undertaking to publicly update any of them in light of new information, future events, or otherwise.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with our consolidated financial statements and accompanying notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements, based upon our current expectations and related to future events and our future financial performance, that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors,” “Forward-Looking Statements,” and elsewhere in this prospectus.

Overview

Our vision is to modernize the ammunition industry by bringing new technologies to market. We intend to do that through acquisition and application of intellectual property that is unique to the industry and through investing in manufacturing equipment and processes that enable us to compete globally.

When we began our operations in early 2017, our focus was to sell the inventory of ammunition we acquired through an asset purchase of a private company located in northern Arizona. The inventory consisted primarily of standard pistol and rifle rounds and two proprietary lines that had not received much traction in the market. We sold the remaining inventory at a discount during 2017 to partially fund the development of our manufacturing operations. This inventory accounted for the majority of our sales through the end of the third quarter of the calendar year of 2017.

With the prior inventory successfully sold and new products being produced, our next objective for the calendar year ending December 31, 2017 was to identify ammunition technologies unique to the industry that could be quickly implemented by our manufacturing team. We met with several organizations and projectile manufacturers looking for innovative products that could be used to establish us as a niche or high-end manufacturer for the recreational shooter, the American hunter, law enforcement, and military forces. Among the first of these technologies to meet our requirements was STREAK VISUAL AMMUNITION™, a one-way luminescent or OWL Technology application. We believe our STREAK VISUAL AMMUNITION™ line is the only non-incendiary tracer round in the ammunition market today. We secured the exclusive license to manufacture and sell the STREAK VISUAL AMMUNITION™ line of ammunition in 2017. We have filed for and received trademark protection for the STREAK VISUAL AMMUNITION™ product name from the United States Patent and Trademark Office (USPTO) on July 17, 2018 Additionally, we filed for trademark protection for the O.W.L. TechnologyTM product name on June 6, 2018.

We formally introduced the STREAK VISUAL AMMUNITION™ portfolio of calibers, along with our rebranded One Precise Shot (OPS) and Stelth subsonic line of suppression ammunition, to the general public at the SHOT Show in Las Vegas held in January 2018. This product introduction resulted in the opening of major retail outlets across the United States and attracted the attention of distributors in the international community. We believe this was a critical milestone in establishing us as a significant player in technology-based ammunition.

To help promote our new products, we hired new sales and marketing personnel in late 2017, and early 2018. We also augmented our Board of Directors to include professionals who could provide guidance for our teams through their prior experience in the industries we have targeted: commercial retail – focused on the gun or hunting enthusiast; US Law Enforcement; the US Military; and international markets for both military and law enforcement. Together this team has worked to open sales channels and distribution networks and capitalize on industry relationships to introduce our products to the influencers required to grow our sales.

During the summer of 2018, we also began conversations to acquire a small technology company named SW Kenetics Inc. (“SWK”). SWK developed an innovative line of modular projectiles primarily geared toward tactical military operations. On July 6, 2018 we signed a letter of intent to purchase SWK, as we believed their designs, coupled with our STREAK or O.W.L. Technology would position us to more aptly compete for military contracts. On September 27, 2018, we entered into a definitive agreement and plan of merger to acquire SWK for a total of up to $1,500,000 in cash and issue 1,700,002 restricted shares of the Company’s common stock. The agreement specified that $1,250,000 of the cash was deferred pending completion of specific milestones and the 1,700,002 shares of common stock was subject to clawback provisions to ensure agreed upon objectives were met. The acquisition was completed on October 5, 2018. As of June 30, 2020, the Company has made $350,000 in payments to the former shareholders of SWK in connection with the completion of a milestone. As of June 30, 2020, 1,550,134 shares remain subject to clawback provisions.

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On March 15, 2019, Enlight Group II, LLC, a wholly owned subsidiary of the Company, completed its acquisition of 100% of the assets of Jagemann Stamping Company’s ammunition casing, projectile manufacturing and sales operations (“Jagemann Casings”) pursuant to the terms of the Amended and Restated Asset Purchase Agreement dated March 14, 2019 (the “Amended APA”). In accordance with the terms of the Amended APA, Enlight Group II, LLC paid JSC a combination of $7,000,000 in cash, $10,400,000 delivered in the form of a Promissory Note, and 4,750,000 shares of Common Stock.

This acquisition was a critical element in the Company’s long-term strategy as it secures its supply chain for these important components and creates a more competitive pricing structure that it can leverage across all its targeted markets. This acquisition also greatly enhanced the Company’s plant capacity and technical expertise required for the further development of military grade projectiles.

The Company’s innovative line of match grade armor piercing (AP) and hard armor piercing incendiary (HAPI) tactical rounds, are the centerpiece of the Company’s strategy to address the unique needs the armed forces community demands are met by their equipment. Following the Company’s acquisition of Jagemann Casings in March 2019, the Company has aligned its manufacturing operations to support the large caliber demand from military personnel, such as the 12.7mm and .50 caliber BMG configurations.

The focus for our 2020 fiscal year is to continue to expand our brand presence into the markets identified above and to continue to grow our sales within our targeted markets. We intend to do this through establishing key strategic relationships, enrolling in government procurement programs, establishing relationships with leading law enforcement associations and programs, expanding distributor channels, and revitalized marketing campaigns.

We also intend to increase our product offerings through potential acquisitions that bring new technologies that provide solutions for United States Military requirements. Our first step in this process is the addition of equipment to support the manufacture of 50 caliber ammunition. Not only is there an increasing demand for quality ammunition in this category for military applications, it also has a growing demand from commercial markets, and gun enthusiasts.

Our addressable market includes the 8.0 million law enforcement officers around the world (800,000 domestically and 7.2 million internationally) who annually recertify with their firearms; 1.3 million enlisted personnel in the U.S. Armed Forces, and more than 72 million handgun owning households in the United States with later expansion to international markets for civilian purchasers which, based on industry statistics, represents addressable revenue of billions of dollars annually. Each of these markets has unique challenges or barriers to entry. We believe with the strategies we are developing; we will be well positioned to grow our future market share based on our commitment to innovation and meeting the changing needs and demographics of ammunition buyers.

Results of Operations

Comparison for the three months ended June 30, 2020 and 2019.

Our financial results for the three months ended June 30, 2020 reflect our newly positioned organization following our having taken the following actions: having hired what we believe to be a strong team of professionals, having developed what we believe to be innovative products, and continuing to raise capital sufficient to establish our presence as a high-quality ammunition provider. Although we continue to focus on growing our top line revenue, and streamlining our operations, we did experience a decline in our gross profit margin for the three months ended June 30, 2020. This decline in our gross profit margin was the result of a significant increase in depreciation and amortization expenses related to the addition of Jagemann Casings acquisition, sales of products that carry lower margins, as well as increases to costs of raw materials and overhead.

The following table presents summarized financial information taken from our consolidated statements of operations for the three months ended June 30, 2020 compared with the three months ended June 30, 2019:

	For the Three Months Ended
	June 30, 2020	June 30, 2019

Net Sales	$9,659,970	$4,298,580
Cost of Products Sold	8,588,565	4,951,796
Gross Margin	1,071,405	(653,216)
Sales, General & Administrative Expenses	3,851,594	2,994,125
Loss from Operations	(2,780,189)	(3,647,341)
Other income (expense)
Other income (expense)	(323,600)	(194,061)
Loss before provision for income taxes	$(3,103,789)	$(3,841,402)
Provision for income taxes		-
Net Loss	$(3,103,789)	$(3,841,402)

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Non-GAAP Financial Measures

We analyze operational and financial data to evaluate our business, allocate our resources, and assess our performance. In addition to total net sales, net income (loss), and other results under generally accepted accounting principles (GAAP), the following information includes key operating metrics and non-GAAP financial measures we use to evaluate our business. We believe these measures are useful for period-to-period comparisons of the Company. We have included these non-GAAP financial measures in this prospectus because they are key measures we use to evaluate our operational performance, produce future strategies for our operations, and make strategic decisions, including those relating to operating expenses and the allocation of our resources. Accordingly, we believe these measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

Adjusted EBITDA

	For the Three Months Ended
	June 30, 2020	June 30, 2019

Reconciliation of GAAP net (loss) to Adjusted EBITDA
Net (Loss)	$(3,103,789)	$(3,841,402)
Depreciation and amortization	1,169,001	1,068,431
Loss on Jagemann Munition Components	1,000,000	-
Interest expense, net	323,600	194,061
Employee stock awards	255,300	333,250
Stock grants	76,766	201,512
Stock for services	-	200,000
Contingent consideration fair value	(27,968)	-
Adjusted EBITDA	$(307,090)	$(1,844,148)

Adjusted EBITDA is a non-GAAP financial measures that displays our net loss, adjusted to eliminate the effect of certain items as described below.

We have excluded the following non-cash expenses from our non-GAAP financial measures: depreciation and amortization, loss on purchase, share-based compensation expenses, and changes to the contingent consideration fair value. We believe it is useful to exclude these non-cash expenses because the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations.

Adjusted EBITDA as a non-GAAP financial measure also excludes other cash interest income and expense, as these items are not components of our core operations. We have not included adjustment for any provision or benefit for income taxes as we currently record a valuation allowance.

Non-GAAP financial measures have limitations, should be considered as supplemental in nature and are not meant as a substitute for the related financial information prepared in accordance with GAAP. These limitations include the following:

●	Employee stock awards and stock grants expense has been, and will continue to be for the foreseeable future, a significant recurring expense in the Company and an important part of our compensation strategy;

●

the assets being depreciated or amortized may have to be replaced in the future, and the non-GAAP financial measures do not reflect cash capital expenditure requirements for such replacements or for new capital expenditures or other capital commitments;

●	non-GAAP measures do not reflect changes in, or cash requirements for, our working capital needs; and

●	other companies, including companies in our industry, may calculate the non-GAAP financial measures differently or not at all, which reduces their usefulness as comparative measures.

Because of these limitations, you should consider the non-GAAP financial measures alongside other financial performance measures, including our net loss and our other financial results presented in accordance with GAAP.

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Net Sales

The following table shows our net sales by proprietary ammunition versus standard ammunition for the three months ended June 30, 2020 and June 30, 2019. “Proprietary Ammunition” includes those lines of ammunition manufactured by our facilities that are sold under the brand names: STREAK VISUAL AMMUNITION™, One Precise Shot (OPS), Night Ops, Jeff Rann, and Stelth. We define “Standard Ammunition” as non-proprietary ammunition that directly competes with other brand manufacturers. Our “Standard Ammunition” is manufactured within our facility and may also include completed ammunition that has been acquired in the open market for sale to others. Also included in this category is low cost target pistol and rifle ammunition, as well as bulk packaged ammunition manufactured by us using reprocessed brass casings. Ammunition within this product line typically carries much lower gross margins.

	For the Three Months Ended
	June 30, 2020	June 30, 2019
Proprietary Ammunition	$1,895,141	$198,296
Standard Ammunition	4,516,527	943,203
Ammunition Casings	3,248,302	3,157,081
Total Sales	$9,659,970	$4,298,580

Sales for the three months ended June 30, 2020 increased 125% or $5,361,390, over the three months ended June 30, 2019. This increase was the result of $3,573,324 of increased sales in bulk pistol and rifle ammunition, an increase of $1,696,845 of sales of Proprietary Ammunition and an increase of $91,221 of sales from our recently acquired Jagemann casings operations. Management expects the sales of Proprietary Ammunition to outpace the sales of our Standard Ammunition.

We are focused on continuing to grow top line revenue quarter-over-quarter as we continue to further expand distribution into commercial markets, introduce new product lines, and initiate sales to U.S. law enforcement, military, and international markets.

We added ammunition casings to our product offerings at March 15, 2019 and expect the ammunition casing sales to continue to be a significant part of our sales moving forward.

Through our acquisition of SWK, the Company has developed and deployed a new line of tactical armor piercing (AP) and hard armor piercing incendiary (HAPI) precision ammunition to meet the lethality requirements of both the United States and foreign military customers. This line was formally launched at SHOT Show in Las Vegas, where our team demonstrated or presented the capability to more than 15 countries around the world. We continue to demonstrate our AP and HAPI ammunition to military personnel at scheduled and invite-only events, resulting in increased interest and procurement discussions.

It is important to note that, although United States law enforcement, military and international markets represent significant opportunities for the Company, they also have a long sales cycle. The Company’s sales team has been effective in establishing sales and distribution channels, both in the United States and abroad, which are reasonably anticipated to drive sustained sales opportunity in the military, law enforcement, and commercial markets.

Sales outside of the United States require licenses and approval from either the U.S. Department of Commerce or the U.S. State Department, which typically takes approximately 30 days to receive. On July 21, 2020, we renewed our registration under the International Traffic in Arms Regulations (ITAR) with the U.S. Department of State Directorate of Defense Trade Controls, which remains valid through the date of this prospectus. This permits the Company to export and broker ammunition and other controlled items covered under ITAR.

Cost of Goods Sold

Cost of goods sold increased by approximately $3.6 million from $5.0 million to $8.6 million, respectively for the three months ended June 30, 2020 compared with the three months ended June 30, 2019. This was the result of a significant increase to non-cash depreciation related to our newly acquired casing operations, expensing of increased labor, overhead, and raw materials used to produce finished product during 2020 as compared to 2019. As a percentage of sales, cost of goods sold decreased by 22.8% when comparing the three months ended June 30, 2020 to the three months ended June 30, 2019.

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Gross Margin

Our gross margin percentage increased to 11.1% from (15.2)% during the three months ended June 30, 2020 as compared to the same period in 2019. This was a result of increased sales covering our covering allowing us to cover a greater percentage of our fixed manufacturing costs, which include our non-cash amortization and depreciation expense.

Our production facility was designed to manufacture approximately 200 million rounds of ammunition a year, when fully staffed. To date, we are operating at a fraction of that volume, while maintaining equivalent quality systems, regulatory compliance, equipment and facility costs, as well as plant management.

We believe as we continue to grow sales through new markets and expanded distribution that our gross margins will also increase, as evidenced by the improvement over this time last year. Our goal in the next 12 to 24 months is to continue to improve our gross margins. This will be accomplished through the following:

●	Increased product sales, specifically of proprietary lines of ammunition, like the STREAK VISUAL AMMUNITION™, OPS, Stelth and now our tactical Armor Piercing (AP) and Hard Armor Piercing Incendiary (HAPI) precision ammunition, all of which carry higher margins as a percentage of their selling price;

●	Introduction of new lines of ammunition that historically carry higher margins in the consumer and government sectors;

●	Reduced component costs through our recent Jagemann Casings operation acquisition and expansion of strategic relationships with component providers;

●	Expanded use of automation equipment that reduces the total labor required to assemble finished products; and

●	Better leverage of our fixed costs through expanded production to support the sales objectives.

Operating Expenses

Overall, for the three months ended June 30, 2020, our operating expenses increased by approximately $857,000 over the three months ended June 30, 2019, and decreased as a percentage of sales from 69.7% for the three months ended June 30, 2019 to 39.9% for the three months ended June 30, 2020. The increase was mainly related to a non-cash adjustment to recognize a loss on $1,000,000 of Construction in Progress that the Company had previously agreed to exchange with JSC. Our operating expenses included of non-cash amortization expense of approximately $410,000 for the three months ended June 30, 2020. Our operating expenses consisted of cost for the expansion our sales and support team, stock compensation expense associated with issuance of our Common Stock in lieu of cash compensation for employees, board members, and key consultants for the organization during the period, and trade show and marketing costs associated with introducing our lines of ammunition. Operating expenses for the three months ended June 30, 2020 and 2019 periods included noncash expenses of approximately $1.7 million and $1.1 million, respectively. We also experienced increases as a result of new investor and public relations programs, and professional fees associated with our acquisition activity, our public filings, and our efforts to uplist the Company from the OTC to a national exchange. We expect to see administrative expenditures to continue to decrease as a percentage of sales in the 2021 fiscal year, as we leverage our work force and expand our sales opportunities.

During the three months ended June 30, 2020, our selling and marketing expenses increased by approximately $148,000. The increase was related to commission from on the sale of our products.

Our corporate general & administrative expenses decreased approximately $10,000 in the three months ended June 30, 2020 from the comparable prior period in 2019 mainly due to decreased professional and legal fees in comparison to the prior period and increased general corporate expenses.

Employee salaries and related expenses decreased approximately $235,000 for the three months ended June 30, 2020 compared to the comparable prior period in 2019. This was a result of decreased expenses related to employee stock compensation of approximately $200,000.

Depreciation and amortization expenses for the three months ended June 30, 2020 decreased by approximately $44,000 from the comparable prior period in 2019 due to reduced amortization expenses in connection with the adjusted purchase price of our newly acquired subsidiary, Jagemann Munition Components.

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Interest and Other Expenses

For the three months ended June 30, 2020, interest expense increased by approximately $130,000 compared with the comparable three months ended June 30, 2019. The change from the prior period was mainly due to approximately $160,000 of interest expense and debt discount amortization related to Convertible Promissory Notes. Additionally, for the three months ended June 30, 2020, we recognize a loss on the purchase of Jagemann Munition Components for construction in progress that will no longer be transferred to the Company.

Net Loss

As a result of higher production, selling, and payroll expenses, and the loss on Jagemann Casings, we ended the three months ended June 30, 2020 with a net loss of approximately $3.1 million compared with a net loss of approximately $3.8 million for the three months ended June 30, 2019.

Comparison for the fiscal years ended March 31, 2020 and 2019

Our financial results for the year ended March 31, 2020 reflect our newly positioned organization. We believe that we have hired a strong team of professionals, developed innovative products, and continue to raise capital sufficient to establish our presence as a high-quality ammunition provider. Although we continue to focus on growing our top line revenue, and streamlining our operations, we did experience a decline in our gross profit margin for the year ended March 31, 2020. This was the result of a significant increase in depreciation and amortization expenses related to the addition of assets from the acquisition of Jagemann Casings, sales of products that carry lower margins, as well as increases to costs of raw materials and overhead.

The following table presents summarized financial information taken from our consolidated statements of operations for the year ended March 31, 2020 compared with the year ended March 31, 2019:

	For the Year Ended
	March 31, 2020	March 31, 2019

Net Sales	$14,780,365	$4,565,652
Cost of Products Sold	18,455,904	4,795,346
Gross Margin	(3,675,539)	(229,694)
Sales, General & Administrative Expenses	10,161,954	8,750,964
Loss from Operations	(13,837,493)	(8,980,658)
Other income (expense)
Other income (expense)	(719,187)	(2,728,754)
Loss before provision for income taxes	$(14,556,680)	$(11,709,412)
Provision for income taxes		-
Net Loss	$(14,556,680)	$(11,709,412)

Net Sales

The following table shows our net sales by proprietary ammunition versus standard ammunition for the periods ended March 31, 2020 and March 31, 2019. “Proprietary Ammunition” include those lines of ammunition manufactured by our facilities that are sold under the brand names: STREAK VISUAL AMMUNITION™, One Precise Shot (OPS), Night Ops, Jeff Rann, and Stelth. We define “Standard Ammunition” as non-proprietary ammunition that directly competes with other brand manufacturers. Our “Standard Ammunition” is manufactured within our facility and may also include completed ammunition that has been acquired in the open market for sale to others. Also included in this category is low cost target pistol and rifle ammunition, as well as bulk packaged ammunition manufactured by us using reprocessed brass casings. Ammunition within this product line typically carries much lower gross margins.

	For the Year Ended
	March 31, 2020	March 31, 2019
Proprietary Ammunition	$3,029,911	$2,585,768
Standard Ammunition	3,561,285	1,399,806
Ammunition Casings	8,189,169	580,078
Total Sales	$14,780,365	$4,565,652

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Sales for the year ended March 31, 2020 increased 224% or $10,214,713, over the year ended March 31, 2019. This increase was the result of $7,609,091 of sales from our recently acquired casing operations, coupled with $2,161,479 of respective increased sales in bulk pistol and rifle ammunition, summarized in Standard Ammunition above and an increase of $444,143 of sales of Proprietary Ammunition. Management expects the sales of Proprietary Ammunition to outpace the sales of our Standard Ammunition.

We are focused on continuing to grow top line revenue quarter-over-quarter as we continue to further expand distribution into commercial markets, introduce new product lines, and initiate sales to U.S. law enforcement, military, and international markets.

We added ammunition casings to our product offerings at March 15, 2019 and expect the ammunition casing sales to continue to be a significant part of our sales moving forward.

Through our acquisition of SWK, the Company has developed and deployed a new line of tactical armor piercing (AP) and hard armor piercing incendiary (HAPI) precision ammunition to meet the lethality requirements of both the US and foreign military customers. This line was formally launched at SHOT Show in Las Vegas, where our team demonstrated or presented the capability to more than 15 countries around the world. We continue to demonstrate our AP and HAPI ammunition to military personnel at scheduled and invite only events, resulting in increased interest and procurement discussions.

It is important to note that, although United States law enforcement, military and international markets represent significant opportunities for the Company, they also have a long sales cycle. The Company’s sales team has been effective in establishing sales and distribution channels, both in the United States and abroad, which are reasonably anticipated to drive sustained sales opportunity in the military, law enforcement, and commercial markets.

Sales outside of the United States require licenses and approval from either the U.S. Department of Commerce or the U.S. State Department, which typically takes approximately 30 days to receive. On April 16, 2019, we received renewal for our registration under the International Traffic in Arms Regulations (ITAR) with the U.S. Department of State Directorate of Defense Trade Controls, which remains valid through the date of this prospectus. This permits the Company to export and broker ammunition and other controlled items covered under ITAR.

Cost of Goods Sold

Cost of goods sold increased by approximately $13.7 million from $4.8 million to $18.5 million, respectively for the year ended March 31, 2020 compared with the year ended March 31, 2019. This was the result of a significant increase to non-cash depreciation related to our newly acquired casing operations, expensing of increased labor, overhead, and raw materials used to produce finished product during 2020 as compared to 2019. Although sales increased, when comparing the year ended March 31, 2020 to the year ended March 31, 2019, they did not meet management’s expectations and did not allow us to cover a greater percentage of our fixed manufacturing costs, which include our non-cash amortization and depreciation expense. As a percentage of sales, cost of goods sold increased by 18.9% when comparing the year ended March 31, 2020 to the year ended March 31, 2019.

Gross Margin

Our gross margin percentage decreased to -24.9% from -5.0% during the year ended March 31, 2020 as compared to the same period in 2019. This was a result of the increased non-cash depreciation related to our recently acquired casing operations and a level of sales that did not allow us to cover a greater percentage of our fixed manufacturing costs, which include our non-cash amortization and depreciation expense.

Our production facility was designed to manufacture approximately 200 million rounds of ammunition a year, when fully staffed. To date, we are operating at a fraction of that volume, while maintaining equivalent quality systems, regulatory compliance, equipment and facility costs, as well as plant management.

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We believe as we continue to grow sales through new markets and expanded distribution that our gross margins will also increase, as evidenced by the improvement over this time last year. Our goal in the next 12 to 24 months is to continue to improve our gross margins. This will be accomplished through the following:

●

Increased product sales, specifically of proprietary lines of ammunition, like the STREAK VISUAL AMMUNITION™, OPS, Stelth and now our tactical Armor Piercing (AP) and Hard Armor Piercing Incendiary (HAPI) precision ammunition, all of which carry higher margins as a percentage of their selling price;

●	Introduction of new lines of ammunition that historically carry higher margins in the consumer and government sectors;

●	Reduced component costs through our recent Jagemann Casings acquisition and expansion of strategic relationships with component providers;

●	Expanded use of automation equipment that reduces the total labor required to assemble finished products; and

●	Better leverage of our fixed costs through expanded production to support the sales objectives.

Operating Expenses

Overall, for the year ended March 31, 2020, our operating expenses increased by approximately $1.4 million over the year ended March 31, 2019, but decreased as a percentage of sales from 191.7% for the year ended March 31, 2019 to 68.8% for the year ended March 31, 2020. This increase in expenses was the result of non-cash amortization expense of $1.6 million for the year ended March 31, 2020. Additionally, the increase was related to the expansion our sales and support team, stock compensation expense associated with issuance of our Common Stock in lieu of cash compensation for employees, board members, and key consultants for the organization during the period, and trade show and marketing costs associated with introducing our new lines of ammunition. Operating expenses for the fiscal years ended March 31, 2020 and 2019 periods included noncash stock compensation of approximately $1.6 million and $1.9 million, respectively. We also experienced increases as a result of new investor and public relations programs, and professional fees associated with our acquisition activity, our public filings, and our efforts to uplist the Company from the OTC to a national exchange. We expect to see administrative expenditures decrease as a percentage of sales in the 2021 fiscal year, as we leverage our work force and expand our sales opportunities.

During the year ended March 31, 2020, our selling and marketing expenses decreased by approximately $250,000. The decrease was related to efficiencies in our marketing expenses.

Our corporate general and administrative expenses increased approximately $258,000 for the year ended March 31, 2020 compared to the comparable period ended in 2019 mainly due to increased professional and legal fees, which included noncash stock compensation of $352,000 and a decrease related to a noncash fair value adjustment to Contingent Consideration of approximately $190,000.

Employee salaries and related expenses decreased approximately $243,000 for the year ended March 31, 2020 compared to the comparable period ended in 2019. This was a result of decreased expenses related to employee stock compensation of approximately $440,000, which was offset with an increase other payroll related expenses of $197,000.

Depreciation and amortization expenses increased approximately $1.0 million from the period due to amortization expenses in connection with our newly acquired subsidiary, Jagemann Casings operations.

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Interest and Other Expenses

For the year ended March 31, 2020, interest expenses increased by approximately $109,000 compared with the year ended March 31, 2019. The change from the prior period was mainly due to approximately $352,000 of accrued interest expense in connection with related party note payables for the year ended March 31, 2020, approximately $179,000 of interest expense recognized for our Factoring Liability, and a decrease of interest expense and debt discount amortization related to Convertible Promissory notes of approximately $455,000. Interest expense for the year ended March 31, 2020 included $121,000 of non-cash debt discount amortization related to the Convertible Promissory Notes in comparison to debt discount amortization of approximately $152,000 and noncash interest expense of approximately $424,000 for the year ended March 31, 2019.

We recognized a loss on the purchase of Jagemann Casings of $2.1 million for the year ending March 31, 2019.

Net Loss

As a result of higher production, selling, and payroll expenses, we ended the year ended March 31, 2020 with a net losses of approximately $14.6 million compared with respective net losses of approximately $11.7 million for the year ended March 31, 2019.

Our goal is to continue to improve our operating results as we focus on increasing sales and controlling our operating expenses.

Liquidity and Capital Resources

As of June 30, 2020, we had $1,017,513 of cash and cash equivalents, an increase of $133,239 from March 31, 2020.

Working Capital is summarized and compared as follows:

	June 30, 2020	March 31, 2020
Current assets	$14,157,457	$9,157,110
Current liabilities	13,233,802	11,849,796
	$923,655	$(2,692,686)

Changes in cash flows are summarized as follows:

Operating Activities

For the three months ended June 30, 2020, net cash used in operations totaled $1,759,980. This was primarily the result of a net loss of $3,103,789, increases in our period end inventories and accounts receivable of $2,110,684 and $1,145,584, respectively, increases in accounts payable and accrued liabilities of $1,095,093 and $847,466, respectively, and a loss on Jagemann Casings of $1,000,000. The cash used in operations were partially offset by the benefit of non-cash expenses for depreciation and amortization of $1,169,001, employee stock compensation of $255,300, and stock grants totaling $76,766.

For the three months ended June 30, 2019, net cash used in operations totaled $1,747,481. This was primarily the result of a net loss of $3,841,402, increases in our period end accounts receivable and inventories of $1,628,595 and $780,524, respectively, and increases to our accounts payable and accrued liabilities of $2,651,692. The cash used in operations were partially offset by the benefit of non-cash expenses for depreciation and amortization of $1,068,431, employee stock compensation of $333,250, stock issued for services of $200,000, and stock grants totaling $201,512.

Investing Activities

During the three months ended June 30, 2020, we used $471,882 in net cash for investing activities to purchase fixed assets such as new production equipment.

During the three months ended June 30, 2019, we used $250,449 in net cash for investing activities to purchase fixed assets such as new production equipment and leasehold improvements to expand production at our Payson, Arizona manufacturing facility, to acquire end cap displays for the sale of our product at retailers.

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Financing Activities

During the three months ended June 30, 2020, net cash provided by financing activities was $2,365,101. This was the net effect of $1,758,003 proceeds from our Inventory Credit Facility, and proceeds from our note payable. Additionally, $6,952,000 was generated from accounts receivable factoring, which was offset by payments of $7,050,191. Approximately $247,490 of cash was use for payments on related party notes payable, $129,510 toward our insurance premium note payable.

We financed our operations primarily from the issuance of equity instruments. During the three months ended June 30, 2019, net cash provided by financing activities was $355,667. This was the net effect of $1,797,100 generated from the sale of Common Stock, net of cash payments of $189,567 in conjunction with the offering of units of one share of Common Stock and a warrant to purchase one half of one share of common stock. Additionally, $375,000 of cash was generated from the issuance of a related party note payable. These increases to our financing activities were offset by payment of $1,500,000 on the related party note to Jagemann Stamping Company, $76,866 toward our insurance premium note payable and a $50,000 payment in connection with the total payment obligation of $1,250,000 owed to SWK’s former shareholders subject to completion of specific milestones.

Liquidity and Capital Resources

Generally, we have financed operations to date through the proceeds of stock sales, bank financings, and related-party notes.

We adopted the Financial Accounting Standards Board’s (“FASB”) Accounting Standard Codification (“ASC”) Topic 205-40, Presentation of Financial Statements – Going Concern, which requires that management evaluate whether there are relevant conditions and events that, in the aggregate, raise substantial doubt about the entity’s ability to continue as a going concern and to meet its obligations as they become due within one year after the date that the financial statements are issued. Accordingly, management has concluded that we do not have sufficient funds to support operations within one year after the date the financial statements are issued and, therefore, we concluded there was substantial doubt about the Company’s ability to continue as a going concern.

To fund further operations, we will need to raise additional capital. We may obtain additional financing in the future through conventional financing relationships and through the continued sales of our Common Stock. Our ability to continue as a going concern or meet the minimum liquidity requirements in the future is dependent on its ability to raise significant additional capital, of which there can be no assurance. If the necessary financing is not obtained or achieved, we will likely be required to reduce its planned expenditures, which could have an adverse impact on the results of operations, financial condition and our ability to achieve its strategic objective. There can be no assurance that financing will be available on acceptable terms, or at all.

Contractual Obligations

The Company’s contractual obligations by maturity as of June 30, 2020 are as follows:

	Total	Less than 1 Year	2-3 Years	4-5 Years	More than 5 years
Operating Leases	$2,908,290	$542,627	$1,358,651	$1,007,012	-
Related Party Note Payable (1)	8,999,752	2,451,540	6,548,212	-	-
Contingent Consideration Payable (2)	900,000	-	900,000	-	-
	$12,808,042	$2,994,167	$8,808,863	$1,007,012	-

(1) Related Party Note Payable includes interest expenses of $764,450.

(2) Contingent consideration is to be paid upon achievement of specific milestones. The date of payment included herein is based upon management estimates.

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Off-Balance Sheet Arrangements

As of June 30, 2020, we did not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, net sales, expenses, results of operations, liquidity capital expenditures, or capital resources.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operation are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounted of assets, liabilities, revenues, and expenses. We have identified several accounting principles that we believe are key to the understanding of our financial statements. These important accounting policies require our most difficult subjective judgements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affected the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates made in preparing the consolidated financial statements include the valuation of allowances for doubtful accounts, valuation of deferred tax assets, inventories, useful lives of assets, intangible assets, and stock-based compensation.

Inventory

We state inventories at the lower of cost and net realizable value. We determine cost by using the weighted-average cost of raw materials method, which approximates the first-in, first-out method and includes allocations of manufacturing labor and overhead. We make provisions when necessary, to reduce excess, potential damaged or obsolete inventories. These provisions are based on our best estimates. At June 30, 2020 and 2019, we conducted a full analysis of inventory on hand and expensed all inventory not currently in use, or for which there was no future demand.

Research and Development

To date, we have expensed all costs associated with developing our product specifications, manufacturing procedures, and products through our cost of products sold, as this work was done by the same employees who produced the finished product. We anticipate that it may become necessary to reclassify research and development costs into our operating expenditures for reporting purposes as we begin to develop new technologies and lines of ammunition.

Revenue Recognition

We generate revenue from the production and sale of ammunition. We recognize revenue according to ASC 606. When the customer obtains control over the promised goods or services, we record revenue in the amount of consideration that we can expect to receive in exchange for those goods and services. The Company applies the following five-step model to determine revenue recognition:

●	Identification of a contract with a customer
●	Identification of the performance obligations in the contact
●	Determination of the transaction price
●	Allocation of the transaction price to the separate performance allocation
●	Recognition of revenue when performance obligations are satisfied

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The Company only applies the five-step model when it is probable that the Company will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception and once the contract is determined to be within the scope of ASC 606, we assess the goods or services promised within each contract and determines those that are performance obligations, and assesses whether each promised good or service is distinct. If a contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Our contracts contain a single performance obligation and the entire transaction price is allocated to the single performance obligation. We recognize as revenues the amount of the transaction price that is allocated to the respective performance obligation when the performance obligation is satisfied or as it is satisfied. Accordingly, we recognize revenues (net) when the customer obtains control of the Company’s product, which typically occurs upon shipment of the product. In the three months ended June 30, 2020, the Company began accepting contract liabilities or deferred revenue. We included Unearned Revenue in our accrued liabilities. The Company will recognize revenue when the performance obligation is met.

Excise Tax

As a result of regulations imposed by the Federal Government for sales of ammunition to non-government U.S. entities, we charge and collect an 11% excise tax for all products sold into these channels. During the three months ended June 30, 2020 and 2019, we recognized $641,123 and $114,285, respectively, in excise taxes. For ease in selling to commercial markets, excise tax is included in our unit price for the products sold. We record this through net sales and expense the offsetting tax expense to cost of goods sold.

Fair Value of Financial Instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to us as of June 30, 2020. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair value. These financial instruments include cash, accounts payable, and amounts due to related parties. Fair values were assumed to approximate carrying values because they are short term in nature and their carrying amounts approximate fair values or they are payable on demand.

Income Taxes

We follow ASC subtopic 740-10, “Accounting for Income Taxes”) for recording the provision for income taxes. ASC 740-10 requires the use of the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggest that is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

Stock-Based Compensation

We grant stock-based compensation to key employees and directors as a means of attracting and retaining highly qualified personnel. We also grant stock in lieu of cash compensation for key consultants and service providers. We recognize expense related to stock-based payment transactions in which we receive employee or non-employee services in exchange for equity. We measure stock compensation based on the closing fair market value of our Common Stock on the date of grant.

In addition to our base of employees, we also use the services of several contract personnel and other professionals on an “as needed basis”. We plan to continue to use consultants, legal and patent attorneys, engineers and accountants as necessary. We may also expand our staff to support the market roll-out of our products to both the commercial and government related organizations. A portion of any key employee compensation likely would include direct stock grants, which would dilute the ownership interest of holders of existing shares of our Common Stock.

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BUSINESS

Products

We design, produce, and sell ammunition and ammunition components in a variety types, sizes, and calibers for use in handguns and long guns. We ship our ammunition in the form of cartridges (or rounds), and also ammunition casings. A cartridge consists of four components: a case made of brass, steel, or copper that holds together all the other components of the cartridge; the primer, which is an explosive chemical compound that ignites the gunpowder when struck by the firing pin; the gun powder, which is a chemical mixture that burns rapidly and creates an expanding gas when ignited and pushes the bullet out the barrel; and the bullet, or projectile, usually containing lead that is fired through the barrel to strike the target. Some of the bullets we produce for certain applications have a jacket, or outer shell, of brass or copper to improve performance and accuracy. We typically produce centerfire cartridges in which the primer is in the bottom, or center of the cartridge, rather than rimfire cartridges in which the primer is in the rim of the cartridge. Through our recent acquisition of Jagemann Casings we now offer ammunition casings for pistol ammunition through large rifle ammunition.

STREAK Visual Ammunition

STREAK VISUAL AMMUNITION™ enables shooters to see the path of the bullets fired by them. STREAK VISUAL AMMUNITION™ rounds utilize non-flammable phosphor material that produces a glow by the utilization of the light emitted during the round discharge to make STREAK VISUAL AMMUNITION™ glow. The luminescent material is applied only to the aft end of the projectile, making it visible only to the shooter and those within a 30-degree viewing window. As a result, the glow of STREAK VISUAL AMMUNITION™ is not visible to the target unlike conventional tracers, which we believe is important to the military and law enforcement. Unlike conventional tracer ammunition, STREAK VISUAL AMMUNITION™ rounds are not incendiary and do not utilize burning metals to generate light, thereby eliminating heat generation and making them safer for use in various environments and avoiding serious fire hazards. STREAK VISUAL AMMUNITION™ comes in 380 auto, 9 mm, 40 S&W, 44 magnum, 45 long colt, and 38 special among other calibers.

We hold the exclusive worldwide sales and distribution rights for the patented technology used by our STREAK VISUAL AMMUNITION™ and pay a royalty based on our product sales incorporating this technology. On October 13, 2020, the Company further expanded its patent portfolio as a result of the U.S. Patent and Trademark Office (USPTO)’s issuance of Patent No. 10,801,821 recognizing the Company’s development of both a protectable and cutting-edge process to mass-produce luminescent projectiles, as well as the luminescent projectiles manufactured as a result of the protected process.

OPS – One Precise Shot

OPS ammunition is designed to meet a wide variety of demanding engagement scenarios experienced by law enforcement personnel in the line of duty. The hollow point lead-free fragile bullet with hard outer casing and frangible copper core transfers 100% of its energy into the target. These bullets penetrate a variety of barriers, such as drywall, plywood, car doors, and auto glass. Upon entering soft tissue, the jacket and core separate with extensive force of impact, resulting in mass force trauma. The light weight projectile reduces recoil and enhances accuracy. OPS ammunition comes in 9 mm, 40 S&W, 45 auto calibers and a 223 rifle round.

Stelth Subsonic Ammunition

Stelth Subsonic ammunition is designed specifically for superior performance in suppressed firearms. Stelth ammunition finds applications in which silence is paramount, such as in tactical training, predator night hunts, and clandestine operations. The Stelth ammunition is produced to be a clean burning total metal jacket round to slow baffle corrosion and reduce lead emissions that collect in the suppressor body. Stelth pistol ammunition comes in 9mm, 40 S&W, and 45 AC3. It is also available in a 223 rifle round.

Jesse James Ammunition

Jesse James ammunition is jacketed hollow point projectiles designed for self-defense. The load specific development is designed to ensure accuracy, velocity, and consistency and a low recoil. Jesse James ammunition comes in 9mm, 40 S&W, 10mm, 357, 45 auto calibers.

Jeff Rann’s American Hunter and Safari Services

Jeff Rann’s ammunition is intended for a complete range of game hunting. This high-end hunting ammunition has been designed by Jeff Rann, a well-known professional hunter and sports channel host and the owner of the well-known 777 Ranch in Texas and three ranches in Africa.

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AP and HAPI Ammunition

Our innovative line of match grade armor piercing (AP) and hard armor piercing incendiary (HAPI) tactical rounds are the centerpiece of the Company’s strategy to address the unique needs of the armed forces community. This ammunition was designed around a match grade portfolio of projectiles, that include a solid copper boat tail and armor piercing configuration. The distinction between these rounds and other sold, is that the manufacturing process was engineered to ensure extremely tight tolerances between each projectile manufactured, ensuring for the end user that the ballistic trajectory remains consistent between rounds without regard to the actual configuration or round fired. Our AP and HAPI line is also available with our patented one-way luminescent or O.W.L. Technology™. Following AMMO’s acquisition of Jagemann Casings in March 2019, the Company has aligned its manufacturing operations to support the large caliber demand from military personnel, such as the 12.7 mm and .50 caliber BMG configurations.

Ammunition Casings – Jagemann Munition Components

Through our recently Jagemann Casings acquisition, we now offer ammunition casings for pistol ammunition through large rifle ammunition. Jagemann™ is backed by decades of manufacturing experience that allows the production of high-quality pistol brass and rifle brass components. Borne from the automotive industry and refined over time to deliver durable and consistent sporting components, Jagemann™ Casings, has become one of the largest brass manufacturers in the country, with the capacity to produce more than 300 million pieces of brass each year. Proud of its American-made components and capabilities, the Company now has complete control over the manufacturing process. This results in a number of advantages when it comes to the brass that leaves our state-of-the-art facility.

Marketing

We market our products to consumers through distributors, dealers, mass market and specialty retailers, and direct to consumer through e-commerce. We maintain consumer-focused product marketing and promotional campaigns, which include print and digital advertising campaigns; social and electronic media; product demonstrations; point-of-sales materials; in-store training, and in-store retail merchandising. Our use of social media includes Instagram, Facebook, Twitter, and You Tube. We also utilize third-party endorsements, social influencers, and brand ambassadors, such as Jesse James, and Jeff Rann.

Manufacturing

We conduct our research and development, manufacturing, assembly, inspection, and packaging operations in a 20,000 square foot facility located in Payson, Arizona. The facility currently produces 36 million rounds of ammunition annually with the capacity to scale to 200 million rounds. Our in-house testing operation at the facility is intended to enhance the performance and reliability of our products.

Our ammunition casing research and development, manufacturing, and inspection operations take place in a 45,000 square foot facility located in Manitowoc, Wisconsin. The facility can currently produce 300 million cases annually with ability to scale. Our inspection process is intended to enhance the performance and reliability of our products.

Research and Development

We conduct research and development activities to enhance existing products and develop new products at our facilities in Payson, Arizona, and Manitowoc, Wisconsin, utilizing our personnel and strategic relationships. We expense all costs associated with our research and development efforts through either our cost of goods sold, as they are performed by the same employees who produce our finished product, or through or general and administrative expenses if the product has not been brought to market.

Suppliers

We purchase certain of the raw materials and components for our ammunition products, including brass, steel, or copper casings; ammunition primers to ignite gun powder; gun powder; and projectiles. We believe we have reliable sources of supply for all our raw material and component needs, but from time to time raw materials and components are subject to shortages and price increases. Most of our suppliers are U.S.-based and provide us the materials and components at competitive rates. We recently secured our supply of ammunition casings through our acquisition of Jagemann Casings. We plan to broaden our supplier base and secure multiple sources for all the raw materials and components we require.

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Customers

We sell our products through “Big Box” retailers, manufacturers, local ammunition stores, and shooting range operators. We also sell direct to customers online. Our consumers include sport and recreational shooters, hunters, competitive shooters, individuals desiring home and personal protection, manufacturers, and law enforcement and military agencies, and selected international markets. We distribute our products under five primary product lines: Jeff Rann, OPS, Stelth, STREAK VISUAL AMMUNITION™, and Jagemann Munition Components ammunition casings. Two customers accounted for approximately 26% of our sales for the three months ended June 30, 2020 in comparison to three months ended June 30, 2019 in which three customers accounted for approximately 36% of our sales. Quarter to quarter comparisons are not uniform, for example for the three months ended June 30, 2020, two customers for that period accounted for 26% of our total sales, and, for the three months ended June 30, 2019, two customers for that period accounted for 36% of our total sales.

Competition

The ammunition and ammunition casing industry is dominated by a small number of companies, a number of which are divisions of large public companies. We compete primarily on the quality, reliability, features, performance, brand awareness, and price of our products. Our primary competitors include Federal Premium Ammunition, Remington Arms, the Winchester Ammunition division of Olin Corporation, and various smaller manufacturers and suppliers, including Black-Hills Ammunition, CBC Group, Fiocchi Ammunition, Hornady Manufacturing Company, PMC, Rio Ammunition, and Wolf.

Employees

As of November 2, 2020, we had a total of 149 employees. Of these employees, 115 were engaged in manufacturing, 17 in sales and marketing, five in finance and accounting, two in research and development and ten in various executive and administrative functions. None of our employees are represented by a union in collective bargaining with us. We believe that our employee relations are good.

Seasonality

Our business has not exhibited a material degree of seasonality to date. Our net sales could be moderately higher in our third and fourth fiscal quarters because of the fall hunting and holiday seasons.

Intellectual Property

We believe our tradenames, trademarks, and service markets are important factors in distinguishing our products. In addition, we regard our trade secrets, technological resources, knowhow, licensing arrangements, and endorsements as important competitive factors.

Included in an acquisition for 600,000 shares of our Common Stock and $200,000 paid in cash to the former license holder, we acquired the exclusive license to produce ammunition using the patented “hybrid luminescence technology” owned by the University of Louisiana at Lafayette through October 29, 2028. We use that technology in connection with our STREAK VISUAL AMMUNITION™.

We are a party to a license agreement with Jesse James, a well-known motorcycle designer, and Jesse James Firearms, LLC, a Texas limited liability company, or JJF. The licensing agreement grants us the exclusive worldwide rights through October 15, 2021 to Mr. James’ image rights and all trademarks associated with him in connection with the marketing, promotion, advertising, sale, and commercial exploitation of Jesse James Branded Products. In addition, Mr. James agreed to make himself available for certain promotional activities and to promote Jesse James Branded Products through his own social media outlets. We agreed to pay Mr. James royalty fees on the sale of ammunition and non-ammunition Branded Products and to reimburse him for any out-of-pocket expenses and reasonable travel expenses. We also issued 100,000 shares of our Common Stock upon the execution of the license agreement with the potential issuance of up to 75,000 additional shares of Common stock upon achieving certain gross sales with $15 million in gross sales required to earn the entire 75,000 shares.

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We are a party to a license agreement with Jeff Rann, a well-known wild game hunter and spokesman for the firearm and ammunition industries. The license agreement grants us through February 2022 the exclusive worldwide rights to Mr. Rann’s image rights and trademarks associated with him in connection with the marketing, promotion, advertising, sale, and commercial exploitation of all Jeff Rann Branded Products. Mr. Rann agreed to make himself available for certain promotional activities and to promote the Branded Products through his own social media outlets. We agreed to pay Mr. Rann royalty fees on the sale of ammunition and non-ammunition Branded Products and to reimburse him for any out-of-pocket expenses and reasonable travel expenses. We also issued 100,000 shares of our Common Stock upon the execution of the license agreement with the potential issuance of 75,000 additional shares of Common Stock upon achieving certain gross sales with $15 million in gross sales required to earn the entire 75,000 shares.

Through our acquisition of SWK, we acquired the rights to a patent for modular projectiles. This technology is used in connection with our AP and HAPI lines of ammunition. The Company acquired SWK for a total of up to $1,500,000 in cash and issued 1,700,002 restricted shares of Common Stock. The agreement specified that $1,250,000 of the cash was deferred pending completion of specific milestones and the 1,700,002 shares of common stock were subject to clawback provisions to ensure agreed upon objectives were met. As of June 30, 2020, the Company has made $350,000 in payments to the former stockholders of SWK in connection with the completion of a milestone. As of June 30, 2020, 1,550,134 shares remain subject to clawback provisions. The patent will be amortized over 15 years.

Included in the acquisition of Jagemann Casings for $7,000,000 in cash, $10,400,000 delivered in the form of a Promissory Note, and 4,750,000 shares of our Common Stock, we acquired customer relationships, intellectual property, and the use of a tradename, which will be amortized over 3 years, 3 years and 5 years, respectively. These intangible assets are used in the operation and production of our ammunition casing business through our wholly owned subsidiary, Jagemann Munition Components.

Backlog

At June 30, 2020, we had approximately $11.5 million in backlog. The Company expects to fill these orders within the next fiscal year ending March 31, 2021. We did not have a material amount of backlog of orders as of June 30, 2019. Backlog consists of orders for which purchase orders have been received and which are generally scheduled for shipment within three months. We generally allow orders that have not yet been shipped to be cancelled. Our backlog may not be indicative of future sale.

Environmental Matters

Our operations are subject to a variety of federal, state, and local laws and regulations relating to environmental protection, including those governing the discharge, treatment, storage, transportation, remediation, and disposal of hazardous materials and wastes; the restoration of damages to the environment; and health and safety matters. We believe that our operations are in material compliance with these laws and regulations. We incur expenses in complying with environmental requirements and could incur higher costs in the future as a result of more stringent requirements that may be enacted in the future.

Some environmental laws, such as the U.S. federal Superfund law and similar state laws, can impose liability, without regard to fault, for the entire cost of the cleanup of contaminated sites on current or former site owners and operators or parties who sent wastes to such sites. Based on currently available information, we do not believe that environmental matters will have a material adverse effect on our business, operating results, or financial condition.

Regulatory Matters

The manufacture, sale, and purchase of ammunition are subject to extensive federal, state, local, and foreign governmental laws. We are also subject to the rules and regulations of the ATF and various state and international agencies that control the manufacture, export, import, distribution and sale of firearms, explosives, and ammunition. Such regulations may adversely affect demand for our products by imposing limitations that increase the costs or limit the availability of our products.

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Our failure to comply with applicable rules and regulations may result in the limitation of our growth or business activities and could result in the revocation of licenses necessary for our business. Applicable laws and regulations provide for the following:

●	require the licensing of all persons manufacturing, exporting, importing, or selling ammunition as a business;

●	require serialization, labeling, and tracking of the acquisition and disposition of certain types of ammunition;

●	regulate the interstate sale of certain ammunition;

●	restrict or prohibit the ownership, use, or sale of specified categories of ammunition;

●	require registries of so-called “ballistic images” of ammunition fired from new guns;

●	govern the sale, export, and distribution of ammunition;

●	regulate the use and storage of gun powder or other energetic materials;

●	regulate the employment of personnel with certain criminal convictions;

●	restrict access to ammunition manufacturing facilities for certain individuals from other countries or with criminal convictions; and

●	require compliance with International Traffic in Arms Regulations.

The handling of our technical data and the international sale of our products may also be regulated by the U.S. Department of State and Department of Commerce. These agencies can impose civil and criminal penalties, including denying us from exporting our products, for failure to comply with applicable laws and regulations.

In addition, bills have been introduced in Congress to establish, and to consider the feasibility of establishing a nationwide database recording so-called “ballistic images” of ammunition fired from new guns. Should such a mandatory database be established, the cost to us, our distributors, and our customers could be significant, depending on the type of firearms and ballistic information included in the database. Bills have been introduced in Congress in the past several years that would affect the manufacture and sale of ammunition, including bills to regulate the manufacture, importation, and sale.

We believe that existing federal, state, and local legislation relating to the regulation of firearms and ammunition have not had a material adverse effect on our sales of these products. However, the regulation of firearms and ammunition may become more restrictive in the future, and any such developments might have a material adverse effect on our business, operating results, financial condition, and cash flows. In addition, regulatory proposals, even if never enacted, may affect firearms or ammunition sales as a result of consumer perceptions.

Our History

We were formed under the name Retrospettiva, Inc. in November 1990 to manufacture and import textile products, including both finished garments and fabrics, but ceased operations in 2001. We were inactive from 2001 until December 2016. On December 15, 2016, our then principal stockholders sold their outstanding Common Stock to Fred W. Wagenhals, who is our Chairman of the Board, President, Chief Executive Officer, and largest stockholder. On the same date, Mr. Wagenhals became the sole officer and director of our company. As of December 30, 2016, we changed our trading symbol to POWW; we merged into a Delaware corporation, thereby changing our state of incorporation from California to Delaware; we engaged in a 1-for-25 reverse stock split; and we commenced our current business as AMMO, Inc.

Our principal stockholder, Fred Wagenhals, had organized another company on October 13, 2016, which immediately began to take steps to commence the ammunition business. We combined with that company in March 2017, resulting in our acquisition of all the shares of its common stock for 17,285,800 shares of our Common Stock and our succession to its business.

We entered into licensing an endorsement agreement with Jesse James, a well-known motorcycle and gun designer, in October 2016, and a license and endorsement agreement with Jeff Rann, a well-known wild game hunter, guide, and spokesman for the firearm and ammunition industry, in February 2017; received a federal firearms license from the ATF in February 2017; purchased an ammunition manufacturing facility in Payson, Arizona in March 2017; and built a management team and otherwise prepared ourself to participate in the ammunition industry.

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On September 28, 2017, AMMO Technologies Inc. (“ATI”), an Arizona corporation and our wholly owned subsidiary, merged with Hallam, Inc., a Texas corporation, with ATI being the survivor. Under the terms of the Merger, we issued to Hallam, Inc.’s two shareholders, 600,000 shares of our common stock, subject to restrictions, and payment of $200,000. The first payment of $100,000 to the Hallam, Inc. shareholders was paid on September 13, 2017, and the second payment of $100,000 was paid on February 6, 2018.

During the summer of 2018, we also began conversations to acquire a small technology company named SW Kenetics Inc. (“SWK”). SWK developed an innovative line of modular projectiles primarily geared toward tactical military operations. On July 6, 2018 we signed a letter of intent to purchase SWK, as we believed their designs, coupled with our STREAK or O.W.L. Technology would position us to more aptly compete for military contracts. On September 27, 2018, we entered into a definitive agreement and plan of merger to acquire SWK for a total of up to $1,500,000 in cash and issue 1,700,002 restricted shares of the Company’s common stock. The agreement specified that $1,250,000 of the cash was deferred pending completion of specific milestones and the 1,700,002 shares of common stock was subject to clawback provisions to ensure agreed upon objectives were met. The acquisition was completed on October 5, 2018. As of June 30, 2020, the Company has made $350,000 in payments to the former shareholders of SWK in connection with the completion of a milestone. As of June 30, 2020, 1,550,134 shares remain subject to clawback provisions.

On March 15, 2019, Enlight Group II, LLC, our wholly owned subsidiary, completed Jagemann Casings acquisition pursuant to the terms of the Amended and Restated Asset Purchase Agreement dated March 14, 2019. In accordance with the terms of the Amended APA, Enlight Group II, LLC paid Jagemann Stamping Company a combination of $7,000,000 in cash, $10,400,000 delivered in the form of a Promissory Note, and 4,750,000 shares of our Common Stock.

This acquisition was a critical element in the Company’s long-term strategy as it secures its supply chain for these important components and creates a more competitive pricing structure that it can leverage across all its targeted markets. This acquisition also greatly enhanced the Company’s plant capacity and technical expertise required for the further development of military grade projectiles.

Legal Proceedings

There are no material proceedings to which any director or officer, or any associate of any such director or officer, is a party that is adverse to our Company or any of our subsidiaries or has a material interest adverse to our Company or any of our subsidiaries. No director or executive officer has been a director or executive officer of any business which has filed a bankruptcy petition or had a bankruptcy petition filed against it during the past ten years. No current director or executive officer has been convicted of a criminal offense or is the subject of a pending criminal proceeding during the past ten years. No current director or executive officer has been the subject of any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities during the past ten years. No current director or officer has been found by a court to have violated a federal or state securities or commodities law during the past ten years.

However, from time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.

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On September 24, 2019, the Company received notice that a former employee that had voluntarily terminated her employment filed a complaint against the Company, and certain individuals, with the U.S. Department of Labor (“DOL”). The Complaint in alleges that the individual reported potential violations of SEC rules and regulations by management and that as a result of such disclosures, the individual experienced a hostile work environment; that the Company lacks sufficient controls internal controls, and that the individual was the victim of retaliation and constructive discharge after being removed as a director by majority vote of the stockholders. The claims were investigated by a newly appointed Special Investigative Committee made of up independent directors represented by special independent legal counsel. The Special Investigative Committee and legal counsel found the material claims were unsubstantiated, including those concerning alleged SEC violations, and recommended enhancements to certain corporate governance charter documents and processes which the Company promptly implemented. The matter is currently the subject of administrative investigation by the DOL via the Occupational Safety and Health Administration. The Company filed a timely Position Statement with the DOL in October of 2019 in response to the Complaint. The Company disputes the allegations of wrongdoing and believes the matters raised in the Complaint are without merit and therefore has and will continue to aggressively defend its interests in this matter.

On February 4, 2020, the Company filed suit against a former employee who is also a former shareholder of SWK for violating the merger agreement with SWK, employment agreements, and by unlawfully retaining property belonging to the Company following their termination. On March 11, 2020, the former employee filed a counterclaim against the Company citing breach of contract, breach of implied covenant of good faith and fair dealing, unjust enrichment and declaratory judgement. The Company plans to aggressively pursue its offensive claims in order to recover economic damages as a result of its claims while seeking dismissal of the counterclaim.

There were no other known contingencies at June 30, 2020.

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DIRECTORS AND EXECUTIVE OFFICERS

The table below lists the current executive officers and directors of our company. All executive officers serve at the discretion of the Board of Directors. The term of office of each of our directors expire at our next annual meeting of stockholders or until their successors are duly elected and qualified. There are no family relationships between any of our directors or executive officers.

Name	Age	Position
Fred W. Wagenhals 7681 E. Gray Road Scottsdale, AZ 85260	79	Chairman of the Board, Chief Executive Officer and President

Robert D. Wiley	29	Chief Financial Officer
7681 E. Gray Road
Scottsdale, AZ 85260

Steve Hilko	65	Chief Operating Officer
7681 E. Gray Road
Scottsdale, AZ 85260

Randy Luth	66	Director
7681 E. Gray Road
Scottsdale, AZ 85260

Harry S. Markley	57	Director
7681 E. Gray Road
Scottsdale, AZ 85260

Russell William Wallace, Jr.	63	Director
7681 E. Gray Road
Scottsdale, AZ 85260

Robert J. Goodmanson	65	Director
7681 E. Gray Road
Scottsdale, AZ 85260

Fred Wagenhals has been the Chairman of the Board, President, and Chief Executive Officer of our company since December 2016. Mr. Wagenhals was a private investor from August 2005 until December 2016. Mr. Wagenhals served as Chairman, President, and Chief Executive Officer of Action Performance Companies, Inc., a Nasdaq-listed marketer and distributor of licensed motorsports merchandise, from November 1993; Chairman of the Board and Chief Executive Officer from May 1992 until September 1993; and President from July 1993 until September 1993. Action-Performance Companies, Inc. was sold in August 2005 to International Speedway Corp. and Speedway Motorsports. Mr. Wagenhals is a member of the Die-Cast hall of Fame; was named an Entrepreneur of the Year for the Retail/Wholesale category by the Center for Entrepreneurial leadership Inc.; and received the Anheuser-Bush Entrepreneur in Residence Award at the University of Arizona College of Business and Public Administration.

Robert D. Wiley has been the Chief Financial Officer of our company since January 2019. Mr. Wiley has served as the Controller of the Company since May 2018 and was responsible for our accounting department, including external financing reporting, compliance, accounting policy, and tax accounting. Previously, Mr. Wiley was a Certified Public Accountant at Moss Adams, LLP from June 2015 through April 2018. Mr. Wiley earned his Master of Taxation at Arizona State University. Mr. Wiley also received a Bachelor of Science degree in Accounting from Arizona State University. Mr. Wiley is a Certified Public Accountant licensed in the state of Arizona.

Steve Hilko has been the Chief Operating Officer of our company since March 2017. Mr. Hilko was Vice President of Development and Logistics for Action International Marketing, a sports and entertainment license product company from May, 2014 until December, 2016; a principal of the Concept Consortium, an international consulting firm from May, 2008 until May 2014, and Vice President of Design and Production of Lionel, a consumer goods company, from May of 2006 until May, 2008; and Vice President of Research, Development and Operations of Action Performance Companies, Inc. from August,1998 until May of 2006.

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Robert J. Goodmanson has been a Director of our company since May 2019. Mr. Goodmanson has more than 30 years’ experience in the investment industry. He is currently employed at Tealwood Asset Management, a fully Registered Investment Advisor in Minneapolis. He founded and was CEO of Maxwell Simon, Inc. a FINRA registered full service Broker-Dealer and a licensed registered Investment Advisory firm. Maxwell Simon’s focus was on institutional fixed income, advisory, private and public equity transactions. Prior, Rob held senior positions at Tucker Anthony and Robert W Baird where he was a Divisional Director. For three years he served on the FINRA Board of Governors for District 4 in Kansas City.

Randy Luth has been a director of our company since November 2017. Mr. Luth founded and has served as the president of Luth-AR-LLC, a producer of products for the AR-15 Market, since 2013. Mr. Luth was the Chief Executive Officer of DPMS Panther Arms, a producer of AR-15 firearms and firearm components, from 1986 until its sale in December 2007 to the Freedom Group.

Harry S. Markley has been a director of our company since March 2018. Mr. Markley served with the Phoenix Police Department for more than 30 years, most recently as Assistant Chief of the Patrol Division from 2013 through 2017 and Commander of the Family Investigations Bureau from 2002 to 2013. Mr. Markley currently serves as the Law Enforcement Senior Advisor for the United States of America Department of Commerce.

Russell William “Rusty” Wallace, Jr. has been a director of our company since June 2017. Mr. Wallace is the principal shareholder of the Rusty Wallace Automotive Group, a group of eight automotive dealerships located in Eastern Tennessee, and owns Rusty Wallace Racing, which has fielded entrees in the NASCAR Cup Series. Mr. Wallace competed in NASCAR races for more than 16 years and had 55 victories prior to his retirement in 2005. Mr. Wallace serves as an analyst for ABC and ESPN. He is a member of the NASCAR Hall of Fame, the International Motorsports, Hall of Fame, the Motorsports Press Association Hall of Fame, and the Motorsports Hall of Fame of America.

Each director serves until the next annual meeting of the stockholders or their earlier resignation or removal. The Board of Directors elects officers whose terms of office are at the discretion of the Board of Directors. Each director serves until a successor is elected and qualified.

Family Relationships

The Company’s Executive Vice President is the son of our Chief Executive Officer, Fred Wagenhals. There are no other family relationships among our directors and executive officers.

Director Independence and Corporate Governance Matters

Our Board of Directors will periodically review relationships that directors have with the Company to determine whether the directors are independent. Directors are considered “independent” as long as they do not accept any consulting, advisory or other compensatory fee (other than director fees) from the Company, are not an affiliated person of the Company or its subsidiaries (e.g., an officer or a greater-than-ten-percent stockholder) and are independent within the meaning of applicable laws, regulations and the Nasdaq listing rules. In this latter regard, the Board of Directors will use the Nasdaq listing rules (specifically, Section 5605(a)(2) of such rules) as a benchmark for determining which, if any, of its directors are independent, solely in order to comply with applicable SEC disclosure rules. However, this is for disclosure purposes only. It should be understood that, as a corporation whose shares are not listed for trading on any securities exchange, our Company is not required to have any independent directors at all on its Board of Directors, or any independent directors serving on any particular committees of the Board of Directors.

Our Board of Directors has determined, after considering all the relevant facts and circumstances, that Robert J. Goodmanson, Randy Luth, Harry S. Markley, and Russell W. Wallace Jr. are independent directors, as “independence” is defined by the listing standards of the Nasdaq Capital Market and by the SEC, because they have no relationship with us that would interfere with their exercise of independent judgment in carrying out their responsibilities as a director. Fred Wagenhals is not “independent” as defined by the listing standards, as he is employed by us and serves as an employee director.

Board Committees

Our bylaws authorize our Board of Directors to appoint from among its members one or more committees consisting of one or more directors. On April 24, 2018, our Board of Directors established an Audit Committee, a Compensation Committee, and a Nominations and Corporate Governance Committee, each consisting entirely of independent directors as “independence” is defined by the SEC and Nasdaq.

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Committee Charters, Corporate Governance Guidelines, and Codes of Conduct and Ethics

Our Board of Directors has adopted charters for the Audit, Compensation, and Nominations and Corporate Governance Committees describing the authority and responsibilities delegated to each committee by our Board of Directors. Our Board of Directors has also adopted Corporate Governance Guidelines, a Code of Conduct, and a Code of Ethics for the CEO and Senior Financial Officers. We post on our website, at www.ammo-inc.com, the charters of our Audit, Compensation, and Nominations and Corporate Governance Committees; our Corporate Governance Guidelines, Code of Conduct, and Code of Ethics for the CEO and Senior Financial Officers, and any amendments or waivers thereto; and any other corporate governance materials specified by SEC regulations. These documents are also available in print to any stockholder requesting a copy in writing from our Secretary at the address of our executive offices.

The Audit Committee

The purpose of the Audit Committee includes overseeing the accounting and financial reporting processes of our company and audits of the financial statements of our company and providing assistance to our Board of Directors with respect to its oversight of the integrity of our company’s financial statements, our company’s compliance with legal and regulatory requirements, the independent registered public accountant’s qualifications and independence, and the performance of our company’s independent registered public accountant. The primary responsibilities of the Audit Committee are set forth in its charter and include various matters with respect to the oversight of our company’s accounting and financial reporting process and audits of the financial statements of our company on behalf of our Board of Directors. The Audit Committee also selects the independent registered public accountant to conduct the annual audit of the financial statements of our company; reviews the proposed scope of such audit; approves the fees for services provided by the independent registered public accountant, reviews accounting and financial controls of our company with the independent registered public accountant and our financial accounting staff; and reviews and approves any transactions between us and our directors, officers, and their affiliates.

The Audit Committee currently consists of Robert J. Goodmanson, Randy Luth, and Russell W. Wallace Jr. Robert J. Goodmanson, whose background is detailed in the director biographies on the prior page, qualifies as the “audit committee financial expert” in accordance with applicable rules and regulations of the SEC. Mr. Goodmanson serves as Chair of the Audit Committee.

The Compensation Committee

The purpose of the Compensation Committee includes determining, or when appropriate, recommending to our Board of Directors for determination, the compensation of the Chief Executive Officer and other executive officers of our company and discharging the responsibilities of our Board of Directors relating to compensation programs of our company in light of the goals and objectives of our compensation program for that year. As part of its responsibilities, the Compensation Committee evaluates the performance of our Chief Executive Officer and, together with our Chief Executive Officer, assesses the performance of our other executive officers. The Compensation Committee is entitled to delegate its responsibilities to a subcommittee of the Compensation Committee, which complies with the applicable rules and regulations of the Nasdaq Capital Market, the SEC, and other regulatory bodies. From time to time, the Compensation Committee may retain the services of independent compensation consultants to review a wide variety of factors relevant to executive compensation, trends in executive compensation, and the identification of relevant peer companies. The Compensation Committee makes all determinations regarding the engagement, fees, and services of its compensation consultants, and its compensation consultants report directly to the Compensation Committee.

The Compensation Committee currently consists of Russell W. Wallace Jr. and Harry Marley.

The Nominations and Corporate Governance Committee

The purpose of the Nominations and Corporate Governance Committee includes the selection or recommendation to our Board of Directors of nominees to stand for election as directors at each election of directors, the oversight of the selection and composition of committees of our Board of Directors, the oversight of the evaluations of our Board of Directors and management, and the development and recommendation to our Board of Directors of a set of corporate governance principles applicable to our company.

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The Nominations and Corporate Governance Committee will consider persons recommended by stockholders for inclusion as nominees for election to our Board of Directors if the information required by our bylaws is submitted in writing in. timely manner addressed and delivered to our Secretary at the address of our executive offices. The Nominations and Corporate Governance Committee identifies and evaluates nominees for our Board of Directors, including nominees recommended by stockholders, based on numerous factors it considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity, and the extent to which the nominee would fill a present need on our Board of Directors.

The Nomination and Corporate Governance Committee currently consists of Randy Luth and Harry Markley.

Executive Sessions

We regularly schedule executive sessions in which independent directors meet without the presences or participation of management. The chairs of various committees of our Board of Directors serve as the presiding director of such executive sessions on a rotating basis.

Risk Assessment of Compensation Policies and Practices

We have assessed the compensation policies and practices with respect to our employees, including our executive officers, and have concluded that they do not create risks that are reasonably likely to have a material adverse effect on our company.

Board’s Role in Risk Oversight

Risk is inherent in every business. As is the case in virtually all businesses, we face a number of risks, including operational, economic, financial, legal, regulatory, and competitive risks. Our management is responsible for the day-to-day management of the risks we face. Our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management.

In its oversight role, our Board of Directors’ involvement in our business strategy and strategic plans plays a key role in its oversight of risk management, its assessment of management’s risk appetite, and its determination of the appropriate level of enterprise risk. Our Board of Directors receives updates at least quarterly from senior management and periodically from outside advisors regarding the various risks we face, including operational, economic, financial, legal, regulatory, and competitive risks. Our Board of Directors also reviews the various risks we identify in our filings with the SEC and risks relating to various specific developments, such as acquisitions, debt and equity placements, and new service offerings.

Our board committees assist our Board of Directors in fulfilling its oversight role in certain areas of risk. Pursuant to its charter, the Audit Committee oversees the financial and reporting processes of our company and the audit of the financial statements of our company and provides assistance to our Board of Directors with respect to the oversight and integrity of the financial statements of our company, our company’s compliance with legal and regulatory requirements, the independent registered public accountant’s qualification and independence, and the performance of our independent registered public accountant. The Compensation Committee considers the risk of our compensation policies and practices and endeavors to assure that it is not reasonably likely that our compensation plans and policies would have a material adverse effect on our company. Our Nominations and Corporate Governance Committee oversees governance related risk, such as board independence, conflicts of interests, and management and succession planning.

Board Diversity

We seek diversity in experience, viewpoint, education, skill, and other individual qualities and attributes to be represented on our Board of Directors. We believe directors should have various qualifications, including individual character and integrity; business experience; leadership ability; strategic planning skills, ability, and experience; requisite knowledge of our industry and finance, accounting, and legal matters; communications and interpersonal skills; and the ability and willingness to devote time to our company. We also believe the skill sets, backgrounds, and qualifications of our directors, taken as a whole, should provide a significant mix of diversity in personal and professional experience, background, viewpoints, perspectives, knowledge, and abilities. Nominees are not to be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability, or any other basis proscribed by law. The assessment of prospective directors is made in the context of the perceived needs of our Board of Directors from time to time.

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All of our directors have held high-level positions in business or professional service firms and have experience in dealing with complex issues. We believe that all of our directors are individuals of high character and integrity, are able to work well with others, and have committed to devote sufficient time to the business and affairs of our company. In addition to these attributes, the description of each director’s background set forth above indicates the specific qualifications, skills, perspectives, and experience necessary to conclude that each individual should continue to serve as a director of our company.

Board Leadership Structure

We believe that effective board leadership structure can depend on the experience, skills, and personal interaction between persons in leadership roles and the needs of our company at any point in time. Our Corporate Governance Guidelines support flexibility in the structure the Board by not requiring the separation of the roles of Chairman of the Board and Chief Executive Officer.

Our Board of Directors currently believes that it is in the best interests of our company to have our Chief Executive Officer also serve as the Chairman of the Board. We believe that our Chairman and Chief Executive Officer provides strong, clear, and unified leadership that is critical in our relationships with our stockholders, employees, customers, suppliers, and other stakeholders. The extensive knowledge of the Chief Executive Officer regarding our operations and industries and the markets in which we compete uniquely positions him to identify strategies and prioritize matters for board review and deliberation. Additionally, we believe the combined role of Chairman and Chief Executive Officer facilitates centralized board leadership in one person, so there is no ambiguity about accountability. The Chief Executive Officer serves as a bridge between management and the Board, ensuring that both groups act with a common purpose. This structure also eliminates conflict between two leaders and minimizes the possibility of two spokespersons sending difference messages.

The Board does not believe that combining the position creates significant risks, including any risk that the Chairman and Chief Executive Officer will have excessive or undue influence over the agenda or deliberations of the Board. We believe we have effective and active oversight by experienced independent directors and independent committee chairs, and the independent directors meet together in executive session at virtually every Board meeting.

The Chairman of the Board provides guidance to the Board; facilitates an appropriate schedule for Board meetings; sets the agenda for Board meetings; presides over meetings of the Board; and facilitates the quality, quantity, and timeliness of the flow of information from management that is necessary for the board to effectively and responsibly perform its duties.

The Chief Executive Officer is responsible for the day-to-day leadership of our company and setting our company’s strategic direction.

Director and Officer Hedging and Pledging

We have a policy prohibiting directors and officers from purchasing financial instruments (including prepaid forward contracts, equity swaps, collars, and exchange funds) designed to hedge or offset decreases in the market value of compensatory awards of our equity securities directly or indirectly held by them. Additionally, we have a policy prohibiting directors and officers from pledging of shares.

Stock Ownership Guidelines

Our Board of Directors believes that the alignment of directors’ interests with those of our stockholders is strengthened when board members are also stockholders. Therefore, our Board of Directors is adopting minimum stock ownership guidelines under which non-employee directors are expected to acquire shares of our Common Stock with a value, at least equal to the annual retainer paid for serving on the Board. Non-employee directors will be expected to satisfy at least the minimum guidelines beginning on the later of five years following (i) the date the guidelines were adopted or (ii) the date the individual becomes a non-employee director. This program is designed to ensure that directors acquire a meaningful ownership interest in our company during their tenure on the Board.

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Clawback Policy

We have adopted a clawback policy. In the event we are required to prepare an accounting restatement of our financial results as a result of a material noncompliance by us with any financial reporting requirement under the federal securities laws, we will have the right to use reasonable efforts to recover from any current or former executive officers who received incentive compensation (whether cash or equity) from us during the three-year period preceding the date on which we were required to prepare the accounting restatement, any excess incentive compensation awarded as a result of the misstatement. This policy is administered by the Compensation Committee of our Board of Directors. The policy is effective for financial statements for periods beginning on or after April 1, 2018. Once final rules are adopted by the SEC regarding the clawback requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we will review this policy and make any amendments necessary to comply with the new rules.

Board and Committee Meetings

Our Board of Directors held six formal boarding meetings and three formal Audit Committee meetings during year ended March 31, 2020. Our Board of Directors held four formal Board of Directors meetings and four formal Audit Committee meetings, and no other formal Committee Meetings during the year ended March 31, 2019.

Annual Meeting Attendance

We encourage each of our directors to attend annual meetings of stockholders. To that end, and to the extent reasonably practicable, we will schedule a meeting of our Board of Directors on the same day as our annual meeting of stockholders.

Communications with Directors

Stockholders and other interested parties may communicate with our Board of Directors or specific members of our Board of Directors, including our independent directors and the members of our various board committees, by submitting a letter addressed to the Board of Directors of our company in care of any specified individual director or directors at the address of our executive offices. Any such letters are sent to the indicated directors.

Compliance with Section 16(a) of Exchange Act

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who beneficially own 10% or more of a class of securities registered under Section 12 of the Exchange Act to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Directors, executive officers and greater than 10% stockholders are required by the rules and regulations of the SEC to furnish the Company with copies of all reports filed by them in compliance with Section 16(a). To the Company’s knowledge, based solely on a review of reports furnished to it, all of the Company’s officers, directors and ten percent holders have made the required filings.

Legal Proceedings

During the past ten years, none of our current directors or executive officers has been:

●	the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

●	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

●	found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, that has not been reversed, suspended, or vacated;

●	subject of, or a party to, any order, judgment, decree or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of a federal or state securities or commodities law or regulation, law or regulation respecting financial institutions or insurance companies, law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

None of our directors, officers or affiliates, or any beneficial owner of 5% or more of our common stock, or any associate of such persons, is an adverse party in any material proceeding to, or has a material interest adverse to, us or any of our subsidiaries.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth for the year ended March 31, 2020, and March 31, 2019, information with respect to compensation for services in all capacities to us and our subsidiaries earned by the Company’s Chief Executive Officer and all other executive officers of the Company and any employee of the Company whose cash compensation exceeded $100,000. We refer to these executive officers as our “named executive officers.”

Name and Principal Position	Period Ended	Salary (1)	Bonus (1)	Stock Awards (2)	Option Awards (2)	Nonequity incentive plan compensation	Nonqualified deferred compensation earnings	All other compensation (3)	Total
Fred W. Wagenhals
President, Chief Executive Officer,	3/31/2020	$120,000	$0	$180,000	$0	$0	$0	$0	$300,000
and Director	3/31/2019	$120,000	$0	$156,375	$0	$0	$0	$0	$276,375

Steve Hilko (4)
Chief Operating Officer	3/31/2020	$120,000	$0	$0	$0	$0	$0	$0	$120,000
	3/31/2019	$120,000	$0	$0	$0	$0	$0	$0	$120,000

Robert D. Wiley(5)
Chief Financial Officer	3/31/2020	$103,333	$0	$86,794	$0	$0	$0	$0	$190,127
	3/31/2019	$77,917	$0	$76,395	$0	$0	$0	$0	$154,312

1) The amounts in this column reflect the amounts earned during the fiscal year, whether or not actually paid during such year.

(2) The amounts in this column reflect the aggregate grant date fair value of options awards granted to our named executive officers during the transition period or fiscal year, as applicable, calculated in accordance with FASB ASC Topic 718. Stock Compensation . The valuation assumptions used in determining such amounts are described in the footnotes to our audited consolidated financial statements included in this Annual Report on Form 10-K. The amounts reported in this column reflect our accounting expense for these awards and do not correspond to the actual economic value that may be received by our named executive officers from their option awards.

(3) The named executive officers participate in certain group life, health, disability insurance, and medical reimbursement plans not disclosed in the Summary Compensation Table that are generally available to salaried employees and do not discriminate in scope, terms, and operation.

(4) Mr. Hilko assumed his position in March 2017.

(5) Mr. Wiley assumed his position in January 2019.

Consulting Agreements, Employment Agreements and Other Arrangements

As of March 31, 2020, other than the foregoing as set forth in the Notes to Summary Compensation Table, the Company has no agreement that provides for payment to executive officers at, following, or in connection with the resignation, retirement or other termination, or a change in control of Company or a change in any executive officer’s responsibilities following a change in control.

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Director Compensation

The following table sets forth, for the year ended March 31, 2020, information with respect to compensation for services in all capacities to us and our subsidiaries earned by our directors, who are not officers, who served during the year ended March 31, 2020.

Name and Principal Position	Fees Earned or Paid In Cash (1)	Stock Awards (2)	Option Awards (2)	Nonequity incentive plan compensation	Nonqualified deferred compensation earnings	All other compensation (3)	Total
Robert J. Goodmanson (4)	$0	$80,000	$0	$0	$0	$0	$80,000
Russell William Wallace Jr.	$0	$80,000	$0	$0	$0	$0	$80,000
Randy Luth	$0	$80,000	$0	$0	$0	$0	$80,000
Harry Markley	$0	$80,000	$0	$0	$0	$0	$80,000
Dan O’Connor (5)	$0	$90,000	$0	$0	$0	$0	$90,000
Tom Jagemann (6)	$0	$20,000	$0	$0	$0	$0	$20,000
Kathy Hanrahan (7)	$0	$0	$0	$0	$0	$0	$0

(1) The amounts in this column reflect the amounts earned during the fiscal year, whether or not actually paid during such year.

(2) The amounts in this column reflect the aggregate grant date fair value of options awards granted to our directors during the transition period or fiscal year, as applicable, calculated in accordance with FASB ASC Topic 718. Stock Compensation. The valuation assumptions used in determining such amounts are described in the footnotes to our audited consolidated financial statements included in our Transition Report on Form 10-K for the transition period ended December 31, 2017. The amounts reported in this column reflect our accounting expense for these awards and do not correspond to the actual economic value that may be received by our named executive officers from their option awards.

(3) We do not currently pay cash compensation for services of our directors. Instead we make an annual grant to each director of 40,000 shares of our Common Stock. We reimburse all officers and directors for reasonable and necessary expenses incurred in their capacities as such. The named directors do not participate in certain group life, health, disability insurance, and medical reimbursement plans not disclosed in the Summary Compensation Table that are generally available to salaried employees and do not discriminate in scope, terms, and operation.

(4) Mr. Goodmanson was appointed as a member of the Board of Directors in through an action by written consent of stockholder on May 23, 2019.

(5) Mr. O’Connor resigned as a member of the Board of Directors on November 10, 2019.

(6) Mr. Jagemann resigned as a member of the Board of Directors on September 19, 2019.

(7) Ms. Hanrahan was removed as a member of the Board of Directors in through an action by written consent of stockholders on May 23, 2019.

Outstanding Equity Awards at Fiscal Year-end

As of March 31, 2020 and March 31, 2019, there were no outstanding stock options or restricted stock units. During the fiscal years ended March 31, 2020 and March 31, 2019, we did not grant any restricted stock units or stock options but granted restricted stock to directors, officers, and others who provided services to our company.

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SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of November 2, 2020, the number of shares of common stock owned of record and beneficially by our executive officers, directors and persons who hold 5% or more of the outstanding shares of common stock of the Company.

The amounts and percentages of our common stock beneficially owned are reported on the basis of SEC rules governing the determination of beneficial ownership of securities. Under the SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days through the exercise of any stock option, warrant or other right. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Unless otherwise indicated, each of the stockholders named in the table below, or his or her family members, has sole voting and investment power with respect to such shares of our common stock. Except as otherwise indicated, the address of each of the stockholders listed below is: c/o AMMO, Inc., 7681 East Gray Road, Scottsdale, Arizona 85260.

Applicable percentage ownership is based on 50,592,311, shares of Common Stock outstanding as of November 2, 2020. In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of Common Stock as held by that person or entity that are currently exercisable or that will become exercisable within 60 days of November 2, 2020.

Name and Address of Beneficial Owner	Common Stock Owned Beneficially		Percent of Class
Named Executive Officers and Directors
Fred W. Wagenhals, CEO and director	7,481,700	(1)	14.79%
Robert D. Wiley	—		—
Steve Hilko	250,000		*
Randy Luth	435,000	(2)	*
Harry S. Markley	100,000		*
Russell William Wallace, Jr.	420,000		*
Robert J. Goodmanson	60,000		—
All directors and officers as a group (9 persons)	8,746,700		17.29%
5% or greater stockholders
Jagemann Stamping Company
5757 W. Custer St., Manitowoc, WI 54220	4,750,000		9.39%
Total	13,496,700		26.68%

* Less than 1%

(1) Mr. Wagenhals owns a total of 7,481,700 shares of common stock, 7,031,700 shares are held directly and 450,000 indirectly as follows: 150,000 by the Fred W. Wagenhals Trust and 300,000 by spouse.

(2) Mr. Luth owns 260,000 shares directly and 175,000 indirectly through the Randy E Luth Revocable Trust.

Changes in Control

Our principal stockholder owns 7,481,700 shares, or 14.79% of our outstanding Common Stock. The principal stockholder serves as an officer and director. They exercise significance influence over the control of our Company and may be able to cause or prevent a change in control.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

From October 2016 through December 2018, our executive offices were located on East Thomas Road in Scottsdale, Arizona where we leased approximately 5,000 square feet under a month-to-month triple net lease for $3,800 per month. This space housed our principal executive, administration, and marketing functions. Our Chairman, President, and Chief Executive Officer owned the building in which these offices were leased. For the year ended March 31, 2020 and 2019, the Company paid $21,800 and $53,013, respectively in rent for this space.

During the year ended March 31, 2020, we paid $184,575 in service fees to an independent contractor, $6,500 in consulting fees to our Previous Chief Financial Officer, and 60,000 shares in the aggregate to the Company’s Advisory Committee members for service for a total value of $113,000. Additionally, at March 31, 2020, the Company had a receivable of approximately, $14,700 from its previous Chief Financial Officer. During the year ended March 31, 2019, we paid approximately $168,000 in consulting fees.

In connection with the acquisition of Jagemann casings, a promissory note was executed. The promissory note, under which $500,000 was paid on March 25, 2019 using funds raised for the acquisition, had a remaining balance at March 31, 2019 of $9,900,000. On April 30, 2019, the original due date of the note was subsequently extended to April 1, 2020. The note bears interest per annum at approximately 4.6% payable in arrears monthly. In May of 2019, the Company paid $1,500,000 on the balance of the note. As of March 31, 2020 and March 31, 2019, we accrued interest of $352,157 and $22,196, respectively, related to the note. Subsequent to March 31, 2020, the Company extended the promissory note until August 15, 2021.

In October of 2019, it was made apparent that certain equipment that was agreed to be delivered free and clear by JSC was not achievable as JSC was not able to purchase equipment that JSC had leased. Accordingly, the remaining value of the promissory note was reduced by $2,596,200. As a result of the change to the purchase price of the transaction, the Company reduced Equipment for a net value of $1,871,306, decreased Other Intangible Assets by $766,068, increased Accounts Receivable by $31,924, and recorded an increase to Deposits for $9,250 worth of equipment that the Company agreed to transfer back to JSC. Consequently, accumulated amortization has decreased by $159,530. Additionally, the Company entered into a lease to gain possession of the assets that were originally to be transferred.

Through the Administrative and Management Services Agreement between the Company and JSC, the Company purchased approximately $1.9M in inventory, incurred $394,128 of rent expenses, and incurred $153,604 of expenses related to support costs such as engineering and maintenance, among others for the year ended March 31, 2020.

Subsequent to March 31, 2020, the Company, Enlight and JSC entered into a Settlement Agreement pursuant to which the parties mutually agreed to settle all disputes and mutually release each other from liabilities related to the Amended APA occurring prior to June 26, 2020. Pursuant to the Settlement Agreement, the Company paid JSC $1,269,977 and provided JSC with: (i) two new promissory notes, a note of $5,803,800 related to the Seller Note and note of $2,635,797 for inventory and services, both with a maturity date of August 15, 2021, (ii) general business security agreements granting JSC a security interest in all personal property of the Company. Pursuant to the Notes, the Company is obligated to make monthly payments totaling $204,295 to JSC. In addition, the Notes have a mandatory prepayment provision that comes into effect if the Company conducts a publicly registered offering. Pursuant to such provision, the Company: (a) upon the closing of an Offering of less than $10,000,000 would be obligated to pay the lesser of ninety percent (90%) of the Offering proceeds or seventy (70%) of the then aggregate outstanding balance of the Notes; and (b) upon the closing of an Offering of more than $10,000,000 would be obligated to pay one hundred percent (100%) of the then aggregate outstanding balance of the Notes. The Company was granted an option to repurchase up to 1,000,000 of the shares of the Company’s common stock issued to JSC under the Amended APA at a price of $1.50 per share through April 1, 2021 so long as there are no defaults under the Settlement Agreement.

On November 5, 2020, the Company paid $6,000,000 to JSC allocated as follows: (i) payment in full of Note A, representing the balance due from the Company to JSC relating to the acquisition of Jagemann Munition Components in March 2019 and (ii) $592,982 remitted in partial payment of Note B, resulting in the parties’ execution of Amended Note B which has a starting principal balance of $1,687,664. The Amended Note B principal balance carries a 9% per annum interest rate and is amortized equally over the thirty six (36) month term. As a result of the payment in full of Note A JSC shall release the accompanying security interest in Company assets which secured Note A. Concurrently, upon entry into Amended Note B, JSC and the Company entered into the First Amendment to General Business Security Agreement to reflect a revised list of collateral in which JSC has a security interest.

On September 23, 2020, the Company and Enlight entered into a promissory note (the “Forest Street Note”) with Forest Street, LLC (“Lender”), an Arizona limited liability company wholly owned by our current Chief Executive Officer, Fred Wagenhals, for the principal sum of Three Million Five Hundred Thousand & 00/100 Dollars ($3,500,000.00), which accrues interest at 12% per annum. The Note has a maturity date of September 23, 2022.

Pursuant to the terms of the Forest Street Note, the Company and Enlight (collectively, the borrower pursuant to the note) shall pay Lender; (i) on a monthly basis, beginning October 23, 2020, all accrued interest (only), (ii) on a quarterly basis, a monitoring fee of 1% of the principal amount and then accrued interest; and (iii) on the maturity date, the remaining outstanding principal balance of the Loan, together with all unpaid accrued interest thereon.

The note is an unsecured obligation of the Company and is not convertible into equity securities of the Company.

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DESCRIPTION OF COMMON STOCK

This section describes the general terms of our Common Stock. Our Common Stock and the rights of the holders of our Common Stock are subject to the applicable provisions of the Delaware General Corporation Law, which we refer to as “Delaware Law,” our certificate of incorporation, our bylaws, the rights of the holders of our preferred stock, if any, as well as some of the terms of any outstanding indebtedness that we may incur.

As of November 2, 2020, under our certificate of incorporation, we had the authority to issue 200,000,000 shares of Common Stock, par value $0.001 per share, of which 50,592,311 shares of our Common Stock were outstanding as of that date. Additionally, we had the authority to issues 10,000,000 shares of preferred stock, par value $0.001 per share and no shares had been issued to date.

The following description of our Common Stock may not be complete and is subject to, and qualified in its entirety by reference to Delaware law and the actual terms and provisions contained in our certificate of incorporation and our bylaws, each as amended from time to time.

Voting Rights

Each outstanding share of our Common Stock is entitled to one vote per share of record on all matters submitted to a vote of stockholders and to vote together as a single class for the election of directors and in respect of other corporate matters. At a meeting of stockholders at which a quorum is present, for all matters other than the election of directors, a majority of the votes cast decides all questions, unless the matter is one upon which a different vote is required by express provision of law or our amended and restated articles of incorporation or our bylaws. Directors will be elected by a plurality of the votes of the shares present at a meeting. Holders of shares of Common Stock do not have cumulative voting rights with respect to the election of directors or any other matter.

Warrants

As of November 2, 2020, we had 9,442,575 warrants outstanding. Each warrant provides the holder the right to purchase up to one share of our Common Stock at a predetermined exercise price. The outstanding warrants consist of (1) warrants to purchase 102,273 shares of Common Stock at an exercise price of $1.51 until October 2025; (2) warrants to purchase 50,595 shares of Common Stock at an exercise price of $1.58 until October 2025; (3) warrants to purchase 966,494 shares of Common Stock at an exercise price of $1.65 per share until April 2025; (4) warrants to purchase 4,457,959 shares of our Common Stock at an exercise price of $2.00 per share consisting of 88% of the warrants until April 2023 and 12% until August 2024; (5) warrants to purchase 337,302 shares of Common Stock at an exercise price of $2.19 until October 2025; (6) warrants to purchase 2,846,133 shares of Common Stock at an exercise price of $2.40 until September 2024 and (7) warrants to purchase 681,819 shares of Common Stock at an exercise price of $2.67 until October 2025.

Options

As of November 2, 2020, there are no outstanding options to purchase our securities.

Dividends

Holders of our Common Stock are entitled to receive dividends or other distributions when, as, and if declared by our board of directors. The right of our board of directors to declare dividends, however, is subject to any rights of the holders of other classes of our capital stock, any indebtedness outstanding from time to time, and the availability of sufficient funds under Delaware law to pay dividends.

Preemptive Rights

The holders of our Common Stock generally do not have preemptive rights to purchase or subscribe for any of our capital stock or other Common Stock.

Redemption

The shares of our Common Stock are not subject to redemption by operation of a sinking fund or otherwise.

65

UNDERWRITING

Alexander Capital, L.P. is acting as the book running manager of the offering, and we have entered into an underwriting agreement on the date of this prospectus, with them as representative of the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters and the underwriters have agreed to purchase from us, at the public offering price per share less the underwriting discounts set forth on the cover page of this prospectus.

The underwriters are committed to purchase all the shares of common stock offered by us other than those covered by the option to purchase additional shares described below, if they purchase any shares. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-allotment Option

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase a maximum of _____ additional shares (15% of the shares sold in this offering) from us to cover over-allotments, if any. If the underwriters exercise all or part of this option, it will purchase shares covered by the option at the public offering price per share that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total offering price to the public will be $___ and the total net proceeds, before expenses, to us will be $_______.

Discount

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Share	Total Without Over- Allotment Option	Total With Over- Allotment Option
Public offering price	$
Underwriting discount (9%)	$
Proceeds, before expenses, to us	$

The underwriters propose to offer the shares offered by us to the public at the public offering price per share set forth on the cover of this prospectus. In addition, the underwriters may offer some of the shares to other securities dealers at such price less a concession of $____  per share. If all of the shares offered by us are not sold at the public offering price per share, the underwriters may change the offering price per share and other selling terms by means of a supplement to this prospectus.

We will pay the out-of-pocket accountable expenses of the underwriters in connection with this offering. The underwriting agreement, however, provides that in the event the offering is terminated, any advance expense deposits paid to the underwriters will be returned to the extent that offering expenses are not actually incurred in accordance with FINRA Rule 5110(f)(2)(C).

We have agreed to pay the underwriters’ non-accountable expenses allowance equal to 1% of the public offering price of the shares (excluding shares that we may sell to the underwriters to cover over-allotments). We have also agreed to pay the underwriters’ expenses relating to the offering, including (a) all filing fees incurred in clearing this offering with FINRA; (b) fees, expenses and disbursements relating to background checks of our officers and directors; (c) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of foreign jurisdictions designated by the underwriters; (d) stock transfer and/or stamp taxes, if any, payable upon the transfer of shares of our common stock to the underwriters; (e) the costs associated with bound volumes of the public offering materials as well as Lucite cube mementos; (f) the cost associated with the underwriter’s use of book-building and compliance software for the offering, (g) the underwriters’ actual accountable road show expenses for the offering; and (h) up to $75,000 for the fees of the underwriters’ counsel; provided, the maximum amount we have agreed to pay the underwriters for items (b), (e), (f), (g) and (h) above is $150,000. We have agreed to pay an expense deposit of $25,000, or the Advance, to the underwriters, which will be applied against the out-of-pocket accountable expenses that will be payable by us to the underwriters in connection with this offering. Any portion of the Advance will be returned to us in the event it is not actually incurred.

We have granted to the underwriters a right of first refusal to act as sole investment banker, sole book-runner and/or sole underwriter in connection with any public underwriting or private placement of debt or equity securities until nine (9) months after completion of this offering, subject to certain exceptions.

We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $______.

Discretionary Accounts

The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

66

Underwriter Warrants

We have agreed to issue to the underwriters warrants to purchase up to a total of 8% of the shares of common stock sold in this offering (excluding the shares sold through the exercise of the over-allotment option). The warrants are exercisable at $___ per share (120% of the public offering price) commencing on a date which is one year from the effective date of the offering under this prospectus supplement and expiring on a date which is no more than five (5) years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G). The warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The underwriters (or their permitted assignees under the Rule) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from effectiveness. In addition, the warrants provide for registration rights upon request, in certain cases. We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Electronic Offer, Sale and Distribution of Shares

A prospectus in electronic format may be made available on the websites maintained by the underwriters, if any, participating in this offering and the underwriters participating in this offering may distribute prospectuses electronically. The underwriters may agree to allocate a number of shares for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the Registration Statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriters in their capacity as underwriters, and should not be relied upon by investors.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

●

Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

67

●

Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

●

Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over- allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

●

Penalty bids permits the underwriters to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares of common stock or preventing or retarding a decline in the market price of our shares of common stock. As a result, the price of our common stock or warrants in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on The Nasdaq Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this offering, the underwriters may engage in passive market making transactions in our common stock on the Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Other Relationships

The underwriters and their respective affiliates may, in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which they have received, and may in the future receive, customary fees. However, except as disclosed in this prospectus, we have no present arrangements with the underwriters for any further services.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

68

LEGAL MATTERS

The validity of the securities offered hereby has been passed upon for us by Lucosky Brookman LLP. Cozen O’Connor P.C. is acting as counsel to the underwriters in connection with certain legal matters relating to this offering.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The consolidated balance sheets as of March 31, 2020 and the related consolidated statements of operations, stockholders’ equity, and cash flows are incorporated by reference in this prospectus and in the registration statement have been so included in reliance on the reports of Marcum LLP, independent registered public accounting firms, incorporated herein by reference, given on the authority of said firm as experts in accounting and auditing. The report thereon contains an explanatory paragraph which describe the conditions that raise substantial doubt about the Company’s ability to continue as a going concern and are contained in Note 2 to the consolidated financial statements.

The consolidated balance sheets as of March 31, 2019 and the related consolidated statements of operations, stockholders’ equity, and cash flows are incorporated by reference in this prospectus and in the registration statement have been so included in reliance on the reports of KWCO, PC, independent registered public accounting firms, incorporated herein by reference, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. Our SEC filings are available to the public from the SEC’s website at www.sec.gov. The SEC’s website contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC to register the securities offered hereby under the Securities Act. This prospectus does not contain all of the information included in the registration statement, including certain exhibits and schedules. For further information with respect to our company and the securities offered by this prospectus, as well as the exhibits and schedules to the registration statement, we refer you to the registration statement, those exhibits and schedules, and to the information incorporated by reference in this prospectus. You may obtain the registration statement and exhibits to the registration statement from the SEC at the address listed above or from the SEC’s website.

69

AMMO, INC.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

AMMO, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of AMMO, Inc. and Subsidiaries (the “Company”) as of March 31, 2020, the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended March 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2020, and the results of its operations and its cash flows for the year ended March 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Adoption of New Accounting Standards

ASU No. 2016-02

As discussed in Note 3 to the consolidated financial statements, the Company changed its method of accounting for leases in 2019 due to the adoption of ASU No. 2016-02, Leases (Topic 842), as amended, effective January 1, 2019, using the modified retrospective approach.

/s/ Marcum llp
Marcum llp

We have served as the Company’s auditor since 2020.

New York, NY
August 19, 2020

F-2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Ammo, Inc. Scottsdale, Arizona 85260

Opinion on the consolidated financial statements

We have audited the accompanying consolidated balance sheet of Ammo, Inc. (the Company) as of March 31, 2019, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended March 31, 2019, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of March 31, 2019, and the consolidated results of its operations and its cash flows for the year ended March 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities law and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ KWCO, PC
KWCO, PC

We have served as the Company’s auditor since 2016.

Odessa, Texas

June 28, 2019

F-3

Ammo, Inc.

CONSOLIDATED BALANCE SHEETS

	March 31, 2020	March 31, 2019

ASSETS
Current Assets:
Cash	$884,274	$2,181,246
Accounts receivable, net of allowance for doubtful account of $62,248 at March 31, 2020 and $129,365 at March 31, 2019	3,004,839	1,225,911
Due from related parties	15,807	19,565
Inventories, at lower of cost or net realizable value, principally average cost method	4,408,073	4,772,597
Prepaid expenses	844,117	427,551
Total Current Assets	9,157,110	8,626,870

Equipment, net of accumulated depreciation of $3,060,681 at March 31, 2020 and $516,144 at March 31, 2019	18,046,329	21,999,787

Other Assets:
Deposits	216,571	29,034
Licensing agreements, net of accumulated amortization of $158,333 at March 31, 2020 and $108,833 at March 31, 2019	91,667	141,667
Patents, net of accumulated amortization of $561,096 at March 31, 2020 and $134,701 at March 31, 2019	6,512,909	6,939,304
Other Intangible Assets, net of accumulated amortization of $1,496,833 at March 31, 2020 and $61,803 at March 31, 2019	3,649,404	5,850,502
Right of Use Assets - Operating Leases	3,431,746	-
TOTAL ASSETS	$41,105,736	$43,587,164

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$5,197,354	$1,920,344
Factoring liability	2,005,979	-
Accrued liabilities	1,619,619	531,434
Note payable related party	434,731	-
Insurance premium note payable	329,724	230,597
Current portion of operating lease liability	375,813	-
Convertible promissory notes, net of $237,611 of note issuance cost at March 31, 2020	2,262,389
Current portion of note payable related party	-	1,500,000
Current portion of contingent consideration payable	-	300,000
Total Current Liabilities	12,225,609	4,482,375

Long-term Liabilities:
Convertible promissory notes, net of $24,144 of note issuance costs at March 31, 2019	-	275,856
Contingent consideration payable, net of current portion	709,623	900,000
Note payable related party	5,803,800	8,400,000
Operating Lease Liability, net of current portion	3,107,911	-
Total Liabilities	21,846,943	14,058,231

Shareholders’ Equity:
Common stock, $0.001 par value, 200,000,000 shares authorized 46,204,139 at March 31, 2020 and 44,013,075 shares issued and outstanding at March 31, 2019, respectively	46,204	44,013
Additional paid-in capital	53,219,834	48,935,485
Accumulated Deficit	(34,007,245)	(19,450,565)
Total Shareholders’ Equity	19,258,793	29,528,933
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$41,105,736	$43,587,164

The accompanying notes are an integral part of these consolidated financial statements.

F-4

Ammo, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended March 31,
	2020	2019

Net Sales
Ammunition Sales	$6,591,196	$3,985,574
Casing Sales	8,189,169	580,078
	14,780,365	4,565,652
Cost of Goods Sold, for the years ended March 31, 2020 and 2019 includes depreciation and amortization of $2,856,471, and $506,159, respectively, and federal excise taxes of $643,735, and $406,255, respectively	18,455,904	4,795,346
Gross Margin	(3,675,539)	(229,694)

Operating Expenses
Selling and marketing	1,192,010	1,414,399
Corporate general and administrative	3,731,913	3,385,096
Employee salaries and related expenses	3,638,540	3,855,167
Depreciation and amortization expense	1,599,491	96,302
Total operating expenses	10,161,954	8,750,964
Loss from Operations	(13,837,493)	(8,980,658)

Other Expenses
Purchase of Jagemann Munition Components	-	(2,118,154)
Interest income/(expense)	(719,187)	(610,600)
Total other expenses	(719,187)	(2,728,754)

Loss before Income Taxes	(14,556,680)	(11,709,412)

Provision for Income Taxes	-	-

Net Loss	$(14,556,680)	$(11,709,412)

Loss per share
Basic and fully diluted:
Weighted average number of shares outstanding	45,607,937	33,601,569
Loss per share	$(0.32)	$(0.35)

The accompanying notes are an integral part of these consolidated financial statements.

F-5

Ammo, Inc.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Shares		Additional Paid-In	Accumulated
	Number	Par Value	Capital	(Deficit)	Total

Balance as of March 31, 2018	28,394,503	$28,394	$17,264,888	$(7,741,153)	$9,552,129

Common stock issued for cash	5,796,336	5,797	10,898,133	-	10,903,930
Common stock issued for exercised warrants	1,972,800	1,973	4,765,652	-	4,767,625
Common stock issued for cashless warrant exercise	10,495	11	(11)	-	-
Common stock issuance costs	-	-	(1,704,563)	-	(1,704,563)
Common stock issued for services	5,000	5	22,345	-	22,350
Employee stock awards	702,500	702	1,172,272	-	1,172,974
Stock grants	-	-	703,030	-	703,030
Acquisition stock issuances	6,450,002	6,450	14,117,555	-	14,124,005
Legal, advisory and consulting fees	(49,600)	(50)	(123,950)	-	(124,000)
Common stock issued for convertible notes	731,039	731	1,820,134	-	1,820,865
Net loss	-	-	-	(11,709,412)	(11,709,412)

Balance as of March 31, 2019	44,013,075	$44,013	$48,935,485	$(19,450,565)	$29,528,933

Common stock issued for cash	1,232,770	1,233	2,464,307	-	2,465,540
Common stock issued for convertible notes	127,291	127	318,099		318,226
Common stock issuance costs	-	-	(285,981)	-	(285,981)
Common stock issued for services	170,504	170	352,130	-	352,300
Employee stock awards	660,499	661	900,865	-	901,526
Stock grants	-	-	534,929	-	534,929
Net loss	-	-	-	(14,556,680)	(14,556,680)

Balance as of March 31, 2020	46,204,139	$46,204	$53,219,834	$(34,007,245)	$19,258,793

The accompanying notes are an integral part of these consolidated financial statements.

F-6

Ammo, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOW

	For the Year Ended March 31,
	2020	2019
Cash flows from operating activities:
Net Loss	$(14,556,680)	$(11,709,412)
Adjustments to reconcile Net Loss to Net Cash used in operations:
Depreciation and amortization	4,455,962	599,863
Debt discount amortization	115,533	151,856
Stock grants	534,929	703,030
Stock for services	352,300	22,350
Contingent consideration fair value	(190,377)	-
Employee stock awards	901,526	1,172,974
Reduction to right of use asset	381,140	-
Allowance for doubtful accounts	(67,117)	106,320
Stock and warrants for promissory note conversion	-	358,000
Loss on purchase	-	2,118,154
Changes in Current Assets and Liabilities
Accounts receivable	(1,679,887)	(131,113)
Due to (from) related parties	3,758	(5,361)
Inventories	364,524	(2,367,591)
Prepaid expenses	148,982	215,489
Deposits	(178,287)	(12,734)
Accounts payable	3,277,010	1,440,879
Accrued liabilities	1,106,411	42,289
Operating lease liability	(329,162)	-
Net cash used in operating activities	(5,359,435)	(7,295,007)

Cash flows from investing activities
Purchase of equipment	(462,385)	(2,291,907)
Jagemann acquisition	-	(7,000,000)
Acquisition deposit	-	(250,000)
Net cash used in investing activities	(462,385)	(9,541,907)

Cash flow from financing activities
Proceeds from note payable related party issued	819,731	-
Payments on note payable related party	(1,885,000)	(500,000)
Payments on insurance premium note payment	(466,421)	(191,275)
Contingent consideration payment	(300,000)	(50,000)
Proceeds from convertible promissory note	2,171,000	1,534,000
Sale of common stock	2,465,540	10,903,930

(Continued)

F-7

Ammo, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOW

	For the Year Ended March 31,
	2020	2019

Purchase of common stock	-	(124,000)
Proceeds from factoring liability	9,747,281	-
Payments on factoring liability	(7,741,302)
Common stock issued for exercised warrants	-	4,767,625
Common stock issuance costs	(285,981)	(1,704,563)
Net cash provided by financing activities	4,524,848	14,635,717

Net decrease in cash	(1,296,972)	(2,200,397)
Cash, beginning of period	2,181,246	4,381,643
Cash, end of period	$884,274	$2,181,246

Supplemental cash flow disclosures
Cash paid during the period for -
Interest	$531,274	$240,523
Income taxes	$-	$-

Non-cash investing and financing activities:
Convertible promissory note	(318,226)	-
Convertible promissory note conversion	318,226	-
Insurance premium note payment	565,548	321,966
Prepaid expenses	(565,548)	(321,966)
Right of use assets - operating leases	(3,771,873)	-
Rent expense	(41,013)	-
Operating lease liability	3,812,886	-
Notes payable related party	(2,596,200)	-
Accounts receivable	(31,924)
Deposits	(9,250)	-
Equipment	1,871,306
Other Intangible Assets	766,068	-
Additional paid-in-capital	-	(11)
Common stock	-	11
Issuance of common stock	-	4,624,005
Contingent consideration payable	-	1,250,000
Patent acquisition	-	(5,874,005)
Issuance of common stock	-	7,381,846
Note payable - related party	-	10,400,000
Acquired Intangible Assets	-	(5,912,305)
Acquired Equipment	-	(11,869,541)
Convertible promissory note	-	(1,410,000)
Accrued Liabilities	-	(52,065)
Convertible promissory note conversion	-	1,462,065
	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-8

AMMO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2020 and March 31, 2019

NOTE 1 – ORGANIZATION AND BUSINESS ACTIVITY

We were formed under the name Retrospettiva, Inc. in November 1990 to manufacture and import textile products, including both finished garments and fabrics. We were inactive until the following series of events in December 2016 and March 2017.

On December 15, 2016, the Company’s majority shareholders sold 475,681 (11,891,976 pre-split) of their outstanding shares to Mr. Fred W. Wagenhals (“Mr. Wagenhals”) resulting in a change in control of the Company. Mr. Wagenhals was appointed as sole officer and the sole member of the Company’s Board of Directors.

The Company also approved (i) doing business in the name AMMO, Inc., (ii) a change to the Company’s OTC trading symbol to POWW, (iii) an agreement and plan of merger to re-domicile and change the Company’s state of incorporation from California to Delaware, and (iv) a 1-for-25 reverse stock split (“Reverse Split”) of the issued and outstanding shares of the common stock of the Company. As a result of the reverse split, the previous issued and outstanding shares of common stock became 580,052 shares; no shareholder was reversed below 100 shares, and all fractional shares resulting from the reverse split were rounded up to the next whole share. All references to the outstanding stock have been retrospectively adjusted to reflect this split. These transactions were effective as of December 30, 2016.

On March 17, 2017, the Company entered into a definitive agreement with AMMO, Inc. a Delaware Corporation (PRIVCO) under which the Company acquired all of the outstanding shares of common stock of (PRIVCO). Under the terms of the Agreement, the Company issued 17,285,800 newly issued shares of common stock of the Company. In connection with this transaction the Company retired 475,681 shares of common stock and issued 500,000 shares of common stock to satisfy an issuance commitment. The acquisition was considered to be a capital transaction. The transaction was the equivalent to the issuance by PRIVCO of 604,371 shares to the Company’s shareholders accompanied by a recapitalization. The weighted average number of outstanding shares has been adjusted for this transaction. (PRIVCO) subsequently changes its name to AMMO Munitions, Inc.

NOTE 2 – GOING CONCERN

 The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred net losses of  $14,556,680 and $11,709,412 for the years ended March 31, 2020  and 2019, respectively. Net cash used in operating activities was $5,359,435 and $7,295,007 for the years ended March 31, 2020 and 2019, respectively.

The Company anticipates that it will record losses from operations for the foreseeable future. As of March 31, 2020, the Company’s accumulated deficit was $34,007,245. The Company has limited capital resources, and operations to date have been funded with the proceeds from equity and debt financings. These conditions raise substantial doubt about our ability to continue as a going concern for the period ended a year from the date the financial statements are issued.

The Company needs additional financing to implement our business plan and to service our ongoing operations and pay our current debts. There can be no assurance that we will be able to secure any needed funding, or that if such funding is available, the terms or conditions would be acceptable to us. If we are unable to obtain additional financing when it is needed, we will need to restructure our operations, and divest all or a portion of our business. We may seek additional capital through a combination of equity offerings, and debt financings. Debt financing, if obtained, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, and could increase our expenses and require that our assets secure such debt. Equity financing, if obtained, could result in dilution to the Company’s then-existing stockholders and/or require such stockholders to waive certain rights and preferences. If such financing is not available on satisfactory terms, or is not available at all, the Company may be required to delay, scale back, eliminate the development of business opportunities or file for bankruptcy and our operations and financial condition may be materially adversely affected. See Note 16 for additional equity and debt proceeds received subsequent to March 31, 2020.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of AMMO, Inc. and its wholly owned subsidiaries, Enlight Group II, LLC (d/b/a Jagemann Munition Components), SNI, LLC, AMMO Munitions, Inc. and AMMO Technologies, Inc. (inactive). All significant intercompany accounts and transactions are eliminated in consolidation

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates made in preparing the consolidated financial statements include the valuation of allowances for doubtful accounts, valuation of deferred tax assets, inventories, useful lives of assets, intangible assets, and stock-based compensation.

Cash and Cash Equivalents

For purposes of the statement of cash flows, we consider highly liquid financial instruments purchased with a maturity of three months or less to be cash equivalents.

F-9

AMMO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2020 and March 31, 2019

Accounts Receivable and Allowance for Doubtful Accounts

Our accounts receivable represents amounts due from customers for products sold and include an allowance for uncollectible accounts which is estimated based on the aging of the accounts receivable and specific identification of uncollectible accounts. At March 31, 2020 and March 31, 2019, we reserved $62,248 and $129,365, respectively, of allowance for doubtful accounts.

License Agreements

We are a party to a license agreement with Jesse James, a well-known motorcycle designer, and Jesse James Firearms, LLC, a Texas limited liability company, or JJF. The license agreement grants us the exclusive worldwide rights through October 15, 2021 to Mr. James’ image rights and trademarks associated with him in connection with the marketing, promotion, advertising, sale, and commercial exploitation of Jesse James Branded Products. In addition, Mr. James agreed to make himself available for certain promotional activities and to promote Jesse James Branded Products through his own social media outlets. We agreed to pay Mr. James royalty fees on the sale of ammunition and non-ammunition Branded Products and to reimburse him for any out-of-pocket expenses and reasonable travel expenses. We also issued 100,000 shares of our common stock upon the execution of the license agreement with the potential issuance of up to 75,000 additional shares of common stock upon achieving certain gross sales with $15 million in gross sales required to earn the entire 75,000 shares.

We are a party to a license agreement with Jeff Rann, a well-known wild game hunter and spokesman for the firearm and ammunition industries. The license agreement grants us through February 2022 the exclusive worldwide rights to Mr. Rann’s image rights and trademarks associated with him in connection with the marketing, promotion, advertising, sale, and commercial exploitation of all Jeff Rann Branded Products. Mr. Rann agreed to make himself available for certain promotional activities and to promote the Branded Products through his own social media outlets. We agreed to pay Mr. Rann royalty fees on the sale of ammunition and non-ammunition Branded Products and to reimburse him for any out-of-pocket expenses and reasonable travel expenses. We also issued 100,000 shares of our common stock upon the execution of the license agreement with the potential issuance of 75,000 additional shares of common stock upon achieving certain gross sales with $15 million in gross sales required to earn the entire 75,000 shares.

Amortization expense for the license agreements for the years ended March 31, 2020 and 2019 was $50,000.

Patents

On September 28, 2017, AMMO Technologies Inc. (“ATI”), an Arizona corporation, which is 100% owned by us, merged with Hallam, Inc, a Texas corporation, with ATI being the survivor. Under the terms of the Merger, we issued to Hallam, Inc.’s two shareholders, 600,000 shares of our common stock, subject to restrictions, and payment of $200,000. The first payment of $100,000 to the Hallam, Inc. shareholders was paid on September 13, 2017, and the second payment of $100,000 was paid on February 6, 2018.

The shares were valued at $1.25 and the aggregate value of $950,000 was recorded as a patent asset. This asset will be amortized from September 2017, the first full month of the acquired rights, through October 29, 2028. Patent amortization expense for the years ended March 31, 2020 and 2019 were $85,075 and $85,074, respectively.

Under the terms of the Merger, ATI succeeded to all of the assets of Hallam, Inc. and assumed the liabilities of Hallam, Inc., which were none. The primary asset of Hallam, Inc. was an exclusive license to produce projectiles and ammunition using the Hybrid Luminescence Ammunition Technology under patent U.S. 8,402,896 B1 with a publication date of March 26, 2013 owned by University of Louisiana at Lafayette. The license was formally amended and assigned to AMMO Technologies Inc. pursuant to an Assignment and First Amendment to Exclusive License Agreement. Assumption Agreement dated to be effective as of August 22, 2017, the Merger closing date. Under the terms of the Exclusive License Agreement, the Company is obligated to pay a royalty to the patent holder, based on a $0.01 per unit basis for each round of ammunition sold that incorporates this patented technology through October 29, 2028. For the years ended March 31, 2020 and 2019, the Company accrued $43,222 and $33,920 respectively under this agreement.

F-10

AMMO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2020 and March 31, 2019

In August 2018, we applied for additional patent coverage for the manufacturing methods or application of the Hybrid Luminescence Ammunition Technology on a variety of projectile and ammunition types. The costs of filing this patent were expensed.

On October 5, 2018, we completed the acquisition of SW Kenetics Inc. ATI succeeded all of the assets of SW Kenetics, Inc. and assumed all of the liabilities. Under the terms of the agreement, we issued to SW Kenetics Inc.’s three shareholders, 1,700,002 restricted shares of our common stock, payment of $250,000, and a payment obligation of $1,250,000 subject to completion of specific milestones that we have recorded as Contingent Consideration Payable. Additionally, the 1,700,002 shares of common stock were issued with claw back provisions to ensure agreed upon objectives are met. The Company has made four payments totaling $350,000 for the completion of specific milestones to the shareholders of SW Kenetics, Inc.

The primary asset of SW Kenetics Inc. was a pending patent for modular projectiles. All rights to patent pending application were assigned and transferred to AMMO Technologies, Inc. pursuant to Intellectual Property Rights Agreement on September 27, 2018. Patent amortization expense for the years ended March 31, 2020 was $341,320. There was no amortization expense for the patent in the year ended March 31, 2019 as the patent had not been placed in service.

We intend to continue building our patent portfolio to protect our proprietary technologies and processes, and will file new applications where appropriate to preserve our rights to manufacture and sell our branded lines of ammunition.

Other Intangible Assets

On March 15, 2019, Enlight Group II, LLC d/b/a Jagemann Munition Components, a wholly owned subsidiary of AMMO, Inc., completed its acquisition of assets of Jagemann Stamping Company’s ammunition casing manufacturing and sales operations pursuant to the terms of the Amended and Restated Asset Purchase Agreement (See Note 11). The intangible assets acquired include a tradename, customer relationships, and intellectual property. For the years ended March 31, 2020 and 2019, amortization of the other intangibles assets was $1,435,030 and $61,803, respectively recognized in depreciation and amortization expense.

Impairment of Long-Lived Assets

We continually monitor events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, we assess the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, we recognize an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell. No impairment expense was recognized for the years ended March 31, 2020 and March 31, 2019.

Revenue Recognition

We generate revenue from the production and sale of ammunition. We recognize revenue according to ASC 606. When the customer obtains control over the promised goods or services, we record revenue in the amount of consideration that we can expect to receive in exchange for those goods and services. The Company applies the following five-step model to determine revenue recognition:

●	Identification of a contract with a customer
●	Identification of the performance obligations in the contact
●	determination of the transaction price
●	allocation of the transaction price to the separate performance allocation
●	recognition of revenue when performance obligations are satisfied

F-11

AMMO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2020 and March 31, 2019

The Company only applies the five-step model when it is probable that the Company will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception and once the contract is determined to be within the scope of ASC 606, we assess the goods or services promised within each contract and determines those that are performance obligations, and assesses whether each promised good or service is distinct. Our contracts contain a single performance obligation and the entire transaction price is allocated to the single performance obligation. We recognize as revenues the amount of the transaction price that is allocated to the respective performance obligation when the performance obligation is satisfied or as it is satisfied. Accordingly, we recognize revenues (net) when the customer obtains control of the Company’s product, which typically occurs upon shipment of the product. In the current period, the Company began accepting contract liabilities or deferred revenue. We included Deferred Revenue in our Accrued Liabilities. The Company will recognize revenue when the performance obligation is met.

For the years ended March 31, 2020 and 2019, the Company’s customers that comprised more than ten percent (10%) of total revenues and accounts receivable were as follows :

	For the Year Ended March 31, 2020		For the Year Ended March 31, 2019
PERCENTAGES	Revenues	Accounts Receivable	Revenues	Accounts Receivable

Customers:
A	19.1%	26.5%	10.0%	-
B	13.3%	-	-	19.0%
C	-	-	24.6%	29.4%
D	-	-	19.1%	-
	32.4%	26.5%	53.7%	48.4%

Disaggregated Revenue Information

The following table represent a disaggregation of revenue from customers by segment. We attribute net sales to segments by product types; ammunition and ammunition casings. The Company notes that revenue recognition processes are consistent between product type, however, the amount, timing and uncertainty of revenue and cash flows may vary by each product type due to the customers of each product type.

	For the Year Ended
	March 31, 2020	March 31, 2019
Ammunition Sales	$6,591,196	$3,985,574
Ammunition Casings Sales	8,189,169	580,078
Total Sales	$14,780,365	$4,565,652

 Ammunition products are sold through “Big Box” retailers, manufacturers, local ammunition stores, and shooting range operators. We also sell direct to customers online. In contrast, our ammunition casings products are sold to manufacturers.

In May 2014, FASB issued ASU 2014-09, “Revenue from Contracts with Customers”. This ASU is a comprehensive new revenue recognition model that requires a company to recognize revenue to depict the transfer of goods or services to a customer at an amount that reflects the consideration it expects to receive in exchange for those goods or services. The revised effective date for this ASU is for annual and interim periods beginning on or after December 15, 2017, and early adoption will be permitted, but not earlier than the original effective date of annual and interim periods beginning on or after December 15, 2016, for public entities. We adopted ASU 2014-09 as of April 1, 2018, and it did not have a material impact on the Company’s consolidated results of operations, financial position or cash flows for the period ended March 31, 2020.

Sales are initiated in three ways –

●	third party sales representative obtains signed purchase order from a customer
●	direct contact by in-house sales representatives who obtains signed purchase order
●	electronic purchase order from a customer (usually the very large customers)

Once a customer’s order is received a sales order is generated by authorized sales or management personnel. Once approved for shipping, the sales order is entered, the inventory control department will pull the purchased items from the inventory or if needed will request the manufacture of a specific product. When the items that were ordered are available for shipment, the merchandise is prepared for shipping and shipped by FedEx or common carrier.

All sales are recorded upon shipment and, depending on credit worthiness of customer, the payment terms will vary from thirty (30) to sixty (60) days. No refunds are allowed on any product shipped.

Each product manufactured by the Company has standard specifications and performance objectives. The Company has an extensive product testing program and, if the Company were given notice of a product defect by a customer, the Company would request the return of the product so that the manufacturing defect could be identified. From inception to March 31, 2020, the Company has had no returned products related to product warranty.

The revenue recognition procedures set forth above have been used by the Company since its inception and are consistent with requirements of ASC 606 “Revenue from Contracts with Customers”.

Advertising Costs

We expense advertising costs as they are incurred. We incurred advertising of $563,968 and $554,266 for the years ended March 31, 2020 and 2019, respectively.

Fair Value of Financial Instruments

We measure options and warrants at fair value in accordance with Accounting Standards Codification 820 – Fair Value Measurement (“ASC 820”). The objective of ASC 820 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. ASC 820 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. ASC 820 specifies a valuation hierarchy based on whether the inputs to those valuation techniques are observable or unobservable.

Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s own assumptions. These two types of inputs have created the following fair value hierarchy:

Level 1 – Quoted prices for identical instruments in active markets;

F-12

AMMO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2020 and March 31, 2019

Level 2 – Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets; and

Level 3 – Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

This hierarchy requires us to minimize the use of unobservable inputs and to use observable market data, if available, when estimating fair value.

We value all common stock issued for services on the date of the agreements, using the price at which shares were being sold to private investors or at the value of the services performed.

We valued warrants issued for the reduction in conversion price for the conversion of Convertible Promissory Notes at the grant date of March 31, 2019 using valuation methods and assumptions that consider, among other factors, the fair value of the underlying stock, risk free interest rate, volatility, and expected life.

	March 31, 2020	March 31, 2019

Risk free interest rate	-	2.39%
Expected volatility	-	45%
Expected term	-	2.5 years
Expected dividend yield	0%	0%

Equipment acquired in the March 15, 2019 acquisition of the Jagemann Casings was valued at fair value on the acquisition date by using the cost and market valuation approaches.

	Quoted Active Markets for Identified Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Total
	(Level 1)	(Level 2)	(Level 3)
March 31, 2019
Warrants issued for convertible promissory notes	$-	$358,800	$-	$358,800

Inventories

We state inventories at the lower of cost or net realizable value. We determine cost using the average cost method. Our inventory consists of raw materials, work in progress, and finished goods. Cost of inventory includes cost of parts, labor, quality control, and all other costs incurred to bring our inventories to condition ready to be sold. We periodically evaluate and adjust inventories for obsolescence.

F-13

AMMO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2020 and March 31, 2019

Property and Equipment

We state property and equipment at cost, less accumulated depreciation. We capitalize major renewals and improvements, while we charge minor replacements, maintenance, and repairs to current operations. We compute depreciation by applying the straight-line method over estimated useful lives, which are generally five to ten years.

Compensated Absences

We accrue a liability for compensated absences in accordance with Accounting Standards Codifications 710 – Compensation – General.

Stock-Based Compensation

We account for stock-based compensation at fair value in accordance with ASC 718. There were 660,499 shares of common stock issued to employees, members of the Board of Directors, and members of the Advisory Committee for services during the year ended March 31, 2020.

On May 1, 2018, we entered into an employment agreement with Robert D. Wiley, Chief Financial Officer, that included, among other provisions, an equity grant of 100,000 shares of restricted common stock that vests at the rate of 33,333 shares annually for three years. The $250,000 compensation value is being recognized on a straight-line basis over the three-year period covered by the agreement.

From September 2018 through March 2019, we entered into four separate employment agreements that included in total, among other provisions, equity grants of 325,000 shares of restricted common stock that vests annually over the next four years. The total compensation value of $752,000 is being recognized on a straight-line basis over the periods covered by each agreement, up to four years.

Concentrations of Credit Risk

Accounts at banks are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. As of March 31, 2020, our bank account balances exceeded federally insured limits.

Income Taxes

We file federal and state income tax returns in accordance with the applicable rules of each jurisdiction. We account for income taxes under the asset and liability method in accordance with Accounting Standards Codification 740 - Income Taxes (“ASC 740”). The provision for income taxes includes federal, state, and local income taxes currently payable, and deferred taxes. We recognize deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. We measure deferred tax assets and liabilities using enacted tax rates expected to apply to taxable amounts in years in which those temporary differences are expected to be recovered or settled. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized. In accordance with ASC 740, we recognize the effect of income tax positions only if those positions are more likely than not of being sustained. We measure recognized income tax positions at the largest amount that is greater than 50% likely of being realized. We reflect changes in recognition or measurement in the period in which the change in judgment occurs. We currently have substantial net operating loss carryforwards. We have recorded a valuation allowance equal to the net deferred tax assets due to the uncertainty of the ultimate realization of the deferred tax assets.

Furthermore, the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) was signed into law on March 27, 2020. The CARES Act was enacted in response to the COVID-19 pandemic and contains numerous income tax provisions, such as relaxing limitations on the deductibility of interest, technical corrections to tax depreciation methods for qualified improvement property and net operating loss carryback periods. The Company is implementing applicable benefits of the CARES Act, such as deferring employer payroll taxes and evaluating potential employee retention credits.

F-14

AMMO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2020 and March 31, 2019

Contingencies

Certain conditions may exist as of the date the consolidated financial statements are issued that may result in a loss to us but will only be resolved when one or more future events occur or fail to occur. We assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against us or unasserted claims that may result in such proceedings, we evaluate the perceived merits of any legal proceedings or unasserted claims and the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability is reasonably estimated, the estimated liability would be accrued in our consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of range of possible loss if determinable and material, would be disclosed. On September 24, 2019, the Company received notice that a former employee that had voluntarily terminated filed a complaint against the Company, and certain individuals, with the U.S. Department of Labor (“DOL”). The Complaint in alleges that the individual reported potential violations of SEC rules and regulations by management and that as a result of such disclosures, the individual experienced a hostile work environment; that the Company lacks sufficient controls internal controls, and that the individual was the victim of retaliation and constructive discharge after being removed as a director by majority vote of the shareholders. The claims were investigated by a newly appointed Special Investigative Committee made of up independent directors represented by special independent legal counsel. The Special Investigative Committee and legal counsel found the material claims were unsubstantiated, including those concerning alleged SEC violations, and recommended enhancements to certain corporate governance charter documents and processes which the Company promptly implemented. The matter is currently the subject of administrative investigation by the DOL via the Occupational Safety and Health Administration. The Company filed a timely Position Statement with the DOL in October of 2019 in response to the Complaint. The Company disputes the allegations of wrongdoing and believes the matters raised in the Complaint are without merit and therefore has and will continue to aggressively defend its interests in this matter. On February 4, 2020, the Company filed suit against a former employee for violating merger agreements with SW Kenetics, Inc., employment agreements, and by unlawfully retaining property belonging to the Company following their termination. On March 11, 2020, the former employee filed a counterclaim against the Company citing breach of contract, breach of implied covenant of good faith and fair dealing, unjust enrichment and declaratory judgement. The Company plans to aggressively pursue its offensive claims in order to recover economic damages as a result of its claims while seeking dismissal of the counterclaim. There were no other known contingencies at March 31, 2020. There were no known contingencies at March 31, 2019.

F-15

AMMO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2020 and March 31, 2019

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02 – “Leases (Topic 842)” Under ASU 2016-02, entities will be required to recognize lease asset and lease liabilities by lessees for those leases classified as operating leases. Among other changes in accounting for leases, a lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to (and a lessor) should include payments to be made in optional periods only if the lessee is reasonably certain to exercise an option to extend the lease or not to exercise an option to terminate the lease. Similarly, optional payments to purchase the underlying asset should be included in the measurement of lease assets and lease liabilities only if the lessee is reasonably certain to exercise that purchase option. The amendments in ASU 2016-02 will become effective for fiscal years beginning after December 15, 2018, including interim periods with those fiscal years for public business entities. We adopted Topic 842 as of April 1, 2019 and this resulted in an increase in assets and liabilities on our consolidated balance sheets related to recording a Right of Use Asset of $3,771,873 and corresponding Operating Lease Liability of $3,812,886. As a result of the adoption there was no material impact to our Consolidated Statement of Operations. See Note 7 for more information.

On June 20, 2018, the FASB expanded the scope of Accounting Standards Codification (ASC) 718, Compensation – Stock Compensation, to include share-based payments to nonemployees for goods and services. The accounting board said the amendments in Accounting Standards Update (ASU) No. 2018-07, Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, align the guidance for stock compensation to employees and nonemployees. The amended guidance replaces ASC 505-50, Equity – Equity-Based Payments to Non-Employees. We anticipate that this ASC will not have a material effect on the Company’s financial statements.

The amendments in ASU No. 2018-07 apply “to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards,” the FASB said. But the amended guidance does not cover stock compensation that is used to provide financing to the company that issued the shares or stock awards tied to a sale of goods or services as part of a contract accounted for according to ASC 606, Revenue From Contracts With Customers.

The amendments are effective for public companies for fiscal years that begin after December 15, 2018, and the quarterly and other interim periods in those years, the FASB said the amended guidance can be applied before it becomes effective, but businesses are not permitted to use the guidance in ASU No. 2018-07 before they have implemented ASC 606. We have evaluated the effect of the adoption of ASU 2018-07 will have on our consolidated results of operations, financial position or cash flows and determine the effects will not be material to the Company’s financial statements.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments-Credit Losses (Topic 326),” which replaces the current incurred loss impairment methodology for most financial assets with the current expected credit loss (“CECL”) methodology.  The series of new guidance amends the impairment model by requiring entities to use a forward-looking approach based on expected losses rather than incurred losses to estimate credit losses on certain types of financial instruments, including trade receivables. he guidance should be applied on either a prospective transition or modified-retrospective approach depending on the subtopic. The guidance is effective for annual periods beginning after December 15, 2022, including interim periods within those fiscal years, with early adoption permitted. The Company is currently evaluating the impact that the new guidance will have on its consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The new guidance is intended to enhance and simplify various aspects of the accounting for income taxes. The new guidance eliminates certain exceptions to the general approach to the income tax accounting model, and adds new guidance to reduce the complexity in accounting for income taxes. The guidance will be effective for fiscal years beginning after December 15, 2020 and interim periods within those fiscal years. Early adoption of the amendments is permitted, including adoption in any interim period for public business entities for periods for which financial statements have not yet been issued. The Company is currently evaluating the impact that the new guidance will have on the consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

Loss Per Common Share

We calculate basic loss per share using the weighted-average number of shares of common stock outstanding during each reporting period. Diluted loss per share includes potentially dilutive securities, such as outstanding options and warrants, using various methods, such as the treasury stock or modified treasury stock method, in the determination of dilutive shares outstanding during each reporting period. We have issued warrants to purchase 8,504,372 shares of common stock. All weighted average numbers were adjusted for the reverse stock split and merger transaction. Due to the loss from operations in the years ended March 31, 2020 and 2019, there are no common shares added to calculate the dilutive EPS for those periods as the effect would be antidilutive. The Company excluded warrants of 8,504,372 and 8,143,115 for the years ended March 31, 2020 and 2019, respectively, from the weighted average diluted common shares outstanding because their inclusion would have been antidilutive.

F-16

AMMO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2020 and March 31, 2019

NOTE 4 – INVENTORIES

At March 31, 2020 and March 31, 2019, the inventory balances are composed of:

	March 31, 2020	March 31, 2019
Finished product	$1,916,417	$2,628,241
Raw materials	1,771,006	1,635,130
Work in process	720,650	509,226

	$4,408,073	$4,772,597

NOTE 5 – PROPERTY AND EQUIPMENT

We state property and equipment at historical cost less accumulated depreciation. We compute depreciation using the straight-line method at rates intended to depreciate the cost of assets over their estimated useful lives, which are generally five to ten years. Upon retirement or sale of property and equipment, we remove the cost of the disposed assets and related accumulated depreciation from the accounts and any resulting gain or loss is credited or charged to selling, general, and administrative expenses. We charge expenditures for normal repairs and maintenance to expense as incurred.

We capitalize additions and expenditures for improving or rebuilding existing assets that extend the useful life. Leasehold improvements made either at the inception of the lease or during the lease term are amortized over the shorter of their economic lives or the lease term including any renewals that are reasonably assured.

Property and equipment consisted of the following at March 31, 2020 and March 31, 2019:

	March 31, 2020	March 31, 2019
Leasehold Improvements	$118,222	$98,444
Furniture and Fixtures	87,790	154,777
Vehicles	103,511	103,511
Equipment	19,578,035	18,689,140
Tooling	126,190	117,390
Construction in Progress	1,903,262	3,352,669
Total property and equipment	$21,107,010	$22,515,931
Less accumulated depreciation	(3,060,681)	(516,144)
Net property and equipment	18,046,329	21,999,787

Depreciation Expense for the years ended March 31, 2020 and 2019 totaled $2,544,537 and $402,986, respectively. Of these totals $2,380,076 and $386,589 were included in cost of goods sold for the years ending March 31, 2020 and 2019. Additionally, $164,461 and $96,302 were included in depreciation and amortization expenses in operating expenses.

F-17

AMMO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2020 and March 31, 2019

NOTE 6 – FACTORING LIABILITY

On July 1, 2019, we entered into a Factoring and Security Agreement with Factors Southwest, LLC (“FSW”). FSW may purchase from time to time the Company’s Accounts Receivables with recourse on an account by account basis. The twenty-four month agreement contains a maximum advance amount of $5,000,000 on 85% of eligible accounts and has an annualized interest rate of the Prime Rate published from time to time by the Wall Street Journal plus 4.5%. The agreement contains fee of 3% ($150,000) of the Maximum Facility assessed to the Company. Our obligations under this agreement are secured by present and future accounts receivables and related assets, inventory, and equipment. The Company has the right to terminate the agreement, with 30 days written notice, upon obtaining a non-factoring credit facility. This agreement provides the Company with the ability to convert our account receivables into cash. As of March 31, 2020, the outstanding balance of the Factoring Liability was $2,005,979. Interest expense recognized on the Factoring Liability was $153,663, including $75,000 of amortization of the commitment fee. Subsequent to March 31, 2020, this agreement was amended and restated extending the term of this facility to June 17, 2022.

NOTE 7 – LEASES

We lease office, manufacturing, and warehouse space in Scottsdale and Payson, AZ and Manitowoc, WI under contracts we classify as operating leases. None of our leases are financing leases. The Payson lease has an option to renew for five years, and the Manitowoc lease has an option to renew for the three years. As of March 31, 2020, we are fairly certain that we will exercise the renewal options on both leases, and we have included such renewal options in the lease liabilities and the disclosures herein. The Scottsdale lease does not include a renewal option.

As of March 31, 2020, total Right of Use Assets and Operating Lease Liabilities on the Balance Sheet were $3,431,746 and $3,483,724, respectively. The current portion of our Operating Lease Liability is $375,813 and is reported as a current liability. The remaining $3,107,911 of the total $3,483,724 Operating Lease Liability is presented as a long-term liability net of the current portion.

Consolidated lease expense for the year ended March 31, 2020 was $836,665 including $706,692 of operating lease expense and $129,973 of other lease associated expenses such as association dues, taxes, utilities, and other month to month rentals. Total lease and rent expense for the year ended March 31, 2019 was $272,700.

The weighted average remaining lease term and weighted average discount rate for operating leases were 7.8 years and 10.0%, respectively.

Future minimum lease payments under non-cancellable leases as of March 31, 2020 are as follows:

Years Ended March 31,
2021	707,391
2022	717,387
2023	727,384
2024	670,112
Thereafter	2,168,932
4,991,206
Less: Amount Representing Interest	(1,507,482)
$3,483,724

We are obligated under a triple-net operating lease for our 20,000 square foot manufacturing facility located in Payson, Arizona. The terms of the lease require a payment of approximately $10,000 per month, which includes an estimate for utilities, taxes, and repairs. This lease expires in November of 2021.

We believe this facility will be adequate to meet our needs in the near future. However, we are making plans to expand our building footprint to accommodate additional automation equipment. We intend to pay for these improvements using working capital and will amortize the costs over the remaining lease period.

The following table outlines our future contractual financial obligations associated with this lease by fiscal year in which payment is expected, as of March 31, 2020:

	2021	2022	Total
Payson Lease	$120,000	$80,000	$200,000

Our executive offices are located in Scottsdale, Arizona where we lease 21,000 square feet of office and warehouse space for $17,702, which will increase by approximately 4.4% each year. This space houses our principal executive, administration, marketing, and research and development functions. The lease expires in December of 2023.

The following table outlines our future contractual financial obligations associated with this lease by fiscal period in which payment is expected, as of March 31, 2020:

	2021	2022	2023	2024	Total
Scottsdale Lease	$226,587	$236,583	$246,580	$147,240	$856,990

Our ammunition casing operations are located in Manitowoc, Wisconsin where we lease approximately 50,000 square feet. The terms of the lease provide for a monthly payment of approximately $32,844. The lease expires in March of 2026 and can be renewed every three years thereafter.

The following table outlines our future contractual financial obligations associated with this lease by fiscal period in which payment is expected, as of March 31, 2020:

	2021	2022	2023	2024	2025	2026	Total
Manitowoc Lease	$394,128	$394,128	$394,128	$394,128	$394,128	$394,128	$2,364,768

Additional offices were located in Scottsdale, Arizona where we leased approximately 5,000 square feet under a month-to-month triple net lease for $3,800 per month. This office building was owned by a related party.

NOTE 8 – CONVERTIBLE PROMISSORY NOTES

On January 9, 2019, we completed the issuance of 10% Convertible Promissory Notes in the principal amount of $1,710,000 to accredited investors through a private placement in exchange for cash in an equal amount. The principal amounts were raised from the period of October 23, 2018 to December 28, 2018. As a result of the issuance of the Convertible Promissory Notes, the placement agent received an aggregate commission of $171,000, and $5,000 in escrow fees were paid, totaling $176,000 of Note Issuance Costs.

F-18

AMMO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2020 and March 31, 2019

The Maturity Date of the notes is the two year anniversary from the date of issuance. The holders have the option to convert the entire principal of the Convertible Promissory Note into Common Stock at a conversion price equal to $2.50 per share at any time until the Maturity Date, subject to “Qualified Financing.” Qualified Financing means the next equity round of financing of the Company that raises not less than $10,000,000 gross proceeds from institutional(s) or commercial lender(s) in the aggregate with any combination of Common Stock (valued at the close of the Trading Day on the date of the closing for the financing) or debt. In the event of Qualified Financing, the Convertible Promissory Notes will automatically convert 100% of the principal amount into Common Stock at a conversion price equal to $2.50 per share. As of March 31, 2019, we accrued $65,291 of interest expense related to the Convertible Promissory Notes.

On February 28, 2019, the company notified the holders of an offer to convert Convertible Promissory Notes and Accrued Interest into Common Stock at a conversion price of $2.00 per share and receive one-half warrant exercisable at $2.40 per share for five years in conjunction with each converted share On March 29, 2019, the Company converted $1,410,000 of Convertible Promissory Notes and $52,065 of Accrued Interest into 731,039 shares of Common Stock and issued Warrants to purchase 365,523 shares of Common Stock. The offer ended on March 29, 2019 at 11:59 PM. As a result of the conversion of the Convertible Promissory Notes, the Company accrued $42,300 for a 3% cash conversion fee on the principal converted payable to the placement agent, Paulson Investment Company. Additionally, $118,351 of Unamortized Note Issuance Costs were amortized and $358,800 of Interest Expenses related to the reduction in conversion price were recognized as result of the conversions.

The holders that did not elect to convert their notes during this period have the option to convert their entire principal of the Convertible Promissory Note into Common Stock per the terms of the original agreement.

As of March 31, 2019, there was $300,000 in principal remaining and $24,144 of Unamortized Note Issuance Costs.

On June 5, 2019, the remaining $300,000 of Convertible Promissory Notes were mandatorily converted into shares of our common stock pursuant to the terms of the Note. The Company converted $300,000 of Convertible Promissory Notes and $18,226 of Accrued Interest were converted into 127,291 shares of Common Stock at a conversion price of $2.50. The Company accrued $9,000 for a 3% cash conversion fee on the principal converted payable to the placement agent, Paulson Investment Company.

On January 15, 2020, the Company consummated the initial closing of a private placement offering whereby pursuant to the Subscription Agreements entered into by the Company with five (5) accredited investors, the Company issued certain Convertible Promissory Notes for an aggregate purchase price of $1,650,000 and five (5) year warrants to purchase shares of the Company’s common stock, par value $0.001 per share (“Common Stock”).

On January 30, 2020, the Company consummated the final closing of a private placement whereby pursuant to the Subscription Agreements entered into by the Company with five (5) accredited investors, the Company issued certain Convertible Promissory Notes for an aggregate purchase price of $850,000 and five (5) year warrants to purchase shares of the Company’s common stock, par value $0.001 per share.

The Notes accrue interest at a rate of 8% per annum and mature on October 15, 2020 and October 30, 2020. Additionally, the Notes contain a mandatory conversion mechanism whereby any principal and accrued interest on the Notes, upon the closing of a Qualified Financing (as defined in the Notes), converts into shares of the Company’s Common Stock at a conversion price of 66.7% of the per share purchase price of shares or other units in the Qualified Financing. If a Qualified Financing has not occurred on or before the Maturity Date, the Notes shall become convertible into shares of the Company’s Common Stock at a conversion price that is equal to 50.0% of the arithmetic mean of the VWAP in the ten consecutive Trading Days immediately preceding the Maturity Date. The Notes contain customary events of default. If an Event of Default occurs, interest under the Notes will accrue at a rate of fifteen percent (15%) per annum and the outstanding principal amount of the Notes, plus accrued but unpaid interest, liquidated damages and other amounts owing with respect to the Notes will become, at the Note holder’s election, immediately due and payable in cash.

The Company analyzed embedded conversion options of the convertible notes at issuance to determine whether the embedded conversion options should be bifurcated and accounted for as derivative liabilities or if the embedded conversion options contain a beneficial conversion feature. The Company notes that this determination must be performed at each balance sheet date and makes it possible for certain instruments to be reclassified between debt and equity at different points in their life. The Company determined that it will defer recognition of its accounting until such notes become convertible. Additionally, the Company determined that the embedded conversion options do not require bifurcation and treatment as derivative liabilities, but they included contingent beneficial conversion features that are indeterminable on the commitment date. The Company notes the embedded conversion options will be accounted for and recognized, if necessary, when the contingencies are resolved (the date of a Qualified Financing or during the 10 days prior to the Maturity Date). Through March 31, 2020, a Qualified Financing had not occurred and the Note is not yet convertible under the Voluntary Conversion Option and, as a result, the contingencies have not been resolved, such that the Company concluded that no measurement or recognition of the beneficial conversion feature was required as of March 31, 2020.

Pursuant to the Subscription Agreements, each Investor will receive the number of Warrants to purchase shares of Common Stock equal to the quotient obtained by dividing 50% of the principal amount of the Note by the Conversion Price of the Note. The Warrants are exercisable at the per share purchase price of shares or other units in the Qualified Financing. If a Qualified Financing has not occurred on or before the Maturity Date, the warrants shall become exercisable at a price per share that is equal to the closing ten-day VWAP in the ten trading days immediately preceding the Maturity Date (the “Exercise Price”). The Warrants contain an anti-dilution protection feature, to adjust the Exercise Price if shares are sold or issued for a consideration per share less than the exercise price then in effect.

Joseph Gunnar & Co., LLC acted as placement agent for the Offering. The Placement Agent received cash compensation of $200,000 and is scheduled to be issued five (5) year warrants to purchase such number of shares of Common Stock equal to five percent (5%) of the shares underlying the Notes and the Warrants, at an exercise price equal to 125% of the Conversion Price of the Notes, which price shall not be known until the earlier of the Maturity Date or the closing of the Qualified Financing.

As of March 31, 2020, the key terms of the investor and placement agent warrants are still unknown such that there is still no grant of the warrants for accounting purposes. The Company will determine the fair value of the warrants at the time the key terms of the Warrants become known and the Warrants are issued.

F-19

AMMO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2020 and March 31, 2019

NOTE 9 – NOTES PAYABLE – RELATED PARTY

In connection with the acquisition of the casing division of Jagemann Stamping Company, a $10,400,000 promissory note was executed on March 14, 2020. The promissory note, under which $500,000 was paid on March 25, 2019 using funds raised for the acquisition, had a remaining balance at March 31, 2019 of $9,900,000. On April 30, 2019, the original due date of the note was subsequently extended to April 1, 2020. The note bears interest per annum at approximately 4.6% payable in arrears monthly. In May of 2019, the Company paid $1,500,000 on the balance of the note. As of March 31, 2020, we recognized interest of $352,157 related to the note. The note is secured by all the equipment purchased from Jagemann Stamping Company.

Post-closing of the transaction, it was made apparent that certain equipment that was agreed to be delivered free and clear by the Seller was not achievable as Seller was not able to purchase equipment that Seller had leased. Accordingly, the remaining value of the promissory note was reduced by $2,596,200. As a result of the change to the purchase price of the transaction, the Company reduced Equipment for a net value of $1,871,306, decreased Other Intangible Assets by $766,068, increased Accounts Receivable by $31,924, and recorded an increase to Deposits for $9,250 worth of equipment that the Company agreed to transfer back to Seller. Consequently, accumulated amortization has decreased by $159,530. Additionally, the Company entered into a lease to gain possession of the assets that were originally to be transferred.

Subsequent to March 31, 2020, the Company, Enlight and JSC entered into a Settlement Agreement pursuant to which the parties mutually agreed to settle all disputes and mutually release each other from liabilities related to the Amended APA occurring prior to June 26, 2020. Pursuant to the Settlement Agreement, the Company shall pay JSC $1,269,977 and shall provide JSC with: (i) two new promissory notes, a note of $5,803,800 related to the Seller Note and note of $2,635,797 for inventory and services, both with a maturity date of August 15, 2021, (ii) general business security agreements granting JSC a security interest in all personal property of the Company. Pursuant to the Notes, the Company is obligated to make monthly payments totaling $204,295 to JSC. In addition, the Notes have a mandatory prepayment provision that comes into effect if the Company conducts a publicly registered offering. Pursuant to such provision, the Company: (a) upon the closing of an Offering of less than $10,000,000 would be obligated to pay the lesser of ninety percent (90%) of the Offering proceeds or seventy (70%) of the then aggregate outstanding balance of the Notes; and (b) upon the closing of an Offering of more than $10,000,000 would be obligated to pay one hundred percent (100%) of the then aggregate outstanding balance of the Notes. The Company was granted an option to repurchase up to 1,000,000 of the shares of the Company’s common stock issued to JSC under the Amended APA at a price of $1.50 per share through April 1, 2021 so long as there are no defaults under the Settlement Agreement.

On May 3, 2019, the Company entered into a promissory note of $375,000 with a shareholder of the Company. The original interest rate was the applicable LIBOR Rate. The promissory note has since been amended and the balance at March 31, 2020 was $278,195. The note’s original a maturity date of August 3, 2019 was extended to September 18, 2020. The amended note bears interest at 1.25% per month. The Company made $315,000 in principal payments in the year ended March 31, 2020. We have accrued interest on the note of $9,080. Subsequent to March 31, 2020, the related party note and accrued interest was paid in full.

In December of 2019, the Company entered into a Promissory Note of $90,000 with Fred Wagenhals, the Company’s Chief Executive Officer and Chairman of the Board of Directors. The Note originally matured on June 12, 2020 and had an interest rate at the applicable LIBOR Rate. The promissory note has since been amended and the balance at March 31, 2020 was $156,536 and the amended maturity date is September 18, 2020. The Company made $70,000 in principal payments in the year ended March 31, 2020. The amended note bears interest at 1.25% per month. We have accrued interest on the note of $1,287. Subsequent to March 31, 2020, the related party note and accrued interest was paid in full.

NOTE 10 – CAPITAL STOCK

Our authorized capital consists of 200,000,000 shares of common stock with a par value of $0.001 per share.

During the year ended March 31, 2019, we issued 15,618,572 shares of common stock as follows:

●	5,796,336 shares were sold to investors for $10,903,930

●	1,972,800 shares were issued through exercised warrants of $4,767,625

●	10,495 shares were issued through a cashless exercise of 14,719 warrants

F-20

AMMO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2020 and March 31, 2019

●	702,500 shares valued at $1,172,974 were issued to employees, members of the Board of Directors, and members of the Advisory Committee as compensation

●	5,000 shares were issued for services valued at $22,350

●	1,700,002 shares were issued to the shareholders of SW Kenetics, Inc. (subject to claw back provisions) valued $4,624,005 in connection with the acquisition

●	4,750,000 shares were issued to Jagemann Stamping Company valued at $9,500,000 in connection with the acquisition of Jagemann Casings

●	731,039 shares were issued for the conversion of Convertible Promissory Notes valued at $1,820,865

●	49,600 shares were purchased by the Company for a price of $124,000

During the year ended March 31, 2020, we issued 1,893,502 shares of common stock as follows:

●	1,232,770 shares were sold to investors for $2,465,540

●	127,291 shares were issued for the conversion of Convertible Promissory Notes valued at $318,226

●	170,504 shares were issued for services valued at $352,300

●	660,499 shares valued at $901,526 were issued to employees, members of the Board of Directors, and members of the Advisory Committee as compensation

In November of 2017, the Board of Directors approved the 2017 Equity Incentive Plan (“the Plan”). Under the Plan, 485,000 shares of the common stock were reserved and authorized to be issued. As of December 31, 2017, 200,000 shares of common stock were approved and issued under the Plan, and we recognized approximately $250,000 of related consulting expense. On January 10, 2018, 200,000 shares were awarded, and we recognized $330,000 of compensation expense for the transition period ended March 31, 2018. There are 85,000 shares remaining to be issued under the Plan.

In March 2018, we entered into a second placement agent agreement for up to an additional $3,500,000. The offering consisted of Units priced at $1.65, which included one share of common stock and one five-year warrant to purchase an additional half-share of common stock for an exercise price of $2.00 per share. Effectively, every two units purchased provided the investor with a five-year warrant at an exercise price of $2.00 per share. For services provided under the placement agreements, the placement agent collected a 12% cash fee on the sale of every Unit and a fee payable in warrants equaling 12% of the total Units sold. These warrants have a term of seven years and an exercise price of $1.65 per share.

In April of 2018, our second placement agreement to secure equity capital from qualified investors to provide funds to our operations ended. Units sold under this agreement during the year ended March 31, 2019 totaled 1,967,886 shares of common stock and 983,943 warrants for $3,247,030. The cash fee totaled $389,644 for the year ended March 31, 2019, including reimbursed expenses. We authorized an additional 236,145 warrants to the placement agent under the terms of the agreement and issued a total of 981,213 warrants to the placement agent for the two placement agent agreements.

In December of 2019, we entered into a placement agreement to secure equity capital from qualified investors to provide funds to our operations. The offering consisted of Units priced at $2.00, which included one share of common stock and one five-year warrant to purchase an additional half-share of common stock for an exercise price of $2.40 per share. Effectively, every two units purchased provided the investor with a five-year warrant at an exercise price of $2.40 per share. Units sold under this agreement totaled 1,232,770 shares of common stock and 616,385 warrants for $2,465,540 for the year ended March 31, 2020.

For services provided under the placement agreements, the placement agent collected a 12% cash fee on the sale of every Unit and a fee payable in warrants equaling 12% of the total Units sold. The warrants totaling 553,346 have a term of five years and an exercise price of $2.00 per share. The cash fee totaled $285,981 for the year ended March 31, 2020, including reimbursed expenses.

F-21

AMMO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2020 and March 31, 2019

At March 31, 2020 and March 31, 2019, outstanding and exercisable stock purchase warrants consisted of the following:

	Number of Shares	Weighted Averaged Exercise Price	Weighted Average Life Remaining (Years)
Outstanding at March 31, 2018	8,872,160	$2.23	2.97
Granted	4,233,274	2.23	4.62
Exercised	(1,987,519)	2.41	-
Forfeited or cancelled	(2,974,800)	2.47	-
Outstanding at March 31, 2019	8,143,115	$2.09	4.35
Exercisable at March 31, 2019	8,143,115	$2.09	4.35

	Number of Shares	Weighted Averaged Exercise Price	Weighted Average Life Remaining (Years)
Outstanding at March 31, 2019	8,143,115	$2.09	4.35
Granted	710,317	2.35	4.18
Exercised	-	-	-
Forfeited or cancelled	(349,060)	2.50	-
Outstanding at March 31, 2020	8,504,372	$2.10	3.60
Exercisable at March 31, 2020	8,504,372	$2.10	3.60

As of March 31, 2020, we had 8,504,372 warrants outstanding. Each warrant provides the holder the right to purchase up to one share of our Common Stock at a predetermined exercise price. The outstanding warrants consist of (1) warrants to purchase 966,494 shares of Common Stock at an exercise price of $1.65 per share until April 2025; (2) warrants to purchase 4,641,745 shares of our Common Stock at an exercise price of $2.00 per share over the next three to five years; and (3) warrants to purchase 2,896,133 shares of Common Stock at an exercise price of $2.40 over the next five years.

As documented in Note 8, the Company is to issue warrants to the holders of the convertible notes and placement agent. As of March 31, 2020, the key terms of the investor and placement agent warrants are still unknown such that there is still no grant of the warrants for accounting purposes. The Company will determine the fair value of the warrants at the time the key terms of the Warrants become known and the Warrants are issued.

On May 31, 2018, per the terms of the private offering dated January 25, 2017, we called for the exercise of warrants to purchase a total of 4,947,600 shares of our Common Stock. According to the terms of the Warrant Purchase Agreement, the warrants could be called when the average price of our common stock traded at $5.00 per share or higher, for a consecutive 30 day period. This call provision was met on May 21, 2018. As a result, we issued formal notice to all warrant holders on May 31, 2018, advising them that they had until July 6, 2018, to exercise their warrants, or they would become null and void. The total number of warrants included in the January 25, 2017 offering were 4,947,600 and were priced as follows: 4,790,100 warrants at an exercise price of $2.50, 67,500 warrants at an exercise price of $1.25 and 90,000 warrants at an exercise price of $0.50.

As of July 6, 2018, a total of 1,972,800 warrants were exercised to purchase an equivalent 1,972,800 shares of common stock at an average price of $2.42 and 2,974,800 warrants to purchase shares of Common Stock were cancelled. On July 12, 2018, the company filed a Form 8-K to report the activity of this event.

Additionally, there was a cashless exercise of 14,719 warrants resulting in the issuance of 10,495 shares of Common Stock unrelated to the call for the exercise of warrants.

F-22

AMMO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2020 and March 31, 2019

NOTE 11 – ACQUISITIONS

SW Kenetics, Inc.

On September 27, 2018, AMMO Technologies, Inc. (“ATI”) entered into a definitive Agreement and Plan of Merger with SW Kenetics Inc. (“SWK”), an Arizona corporation and completed the merger on October 5, 2018. Pursuant to the agreement SWK merged with and into AMMO Technologies, Inc., with ATI being the survivor. Under the terms of the agreement, we issued to SW Kenetics Inc.’s three shareholders, 1,700,002 restricted shares of our common stock, payment of $250,000, and a payment obligation of $1,250,000 subject to completion of specific milestones that we have recorded as Contingent Consideration Payable. Additionally, the 1,700,002 shares of common stock were issued with claw back provisions to ensure agreed upon objectives are met. Included among the list of milestones or events that must be completed are significant revenue goals incorporating the product technology of SWK. The initial payment of $250,000 was made on August 20, 2018. The shares were each valued at $2.72, the weighted average share price of our Common Stock that was publicly traded and sold through private placement. We recorded the total purchase consideration to patents as follows:

Cash	$250,000
Contingent Consideration Payable	1,250,000
Common Stock	1,700
Additional Paid-in Capital	4,622,305
Fair Value of Patent	$6,124,005

The preliminary fair value of the patent at the date of acquisition was $7,723,166 and resulted in the recognition of gain on bargain purchase of $1,599,161. The estimated fair value was determined using the relief from royalty approach. The valuation firm relied on estimates of future sales and profitability provided by the Company. Subsequently, the Company determined the existing facts and circumstances did not support the original fair value due to delays in obtaining tooling and manufacturing equipment. As a result, at March 31, 2019, the Company adjusted the fair value of the patents from $7,723,166 to $6,124,005, with the difference reducing the previously recognized gain on bargain purchase of $1,599,161.

SWK is a research and development firm located in Arizona that has designed a new portfolio of modular projectiles that the Company believes will advance the force capability of the United States military, as well as NATO member countries. SWK filed a patent for their technology, which is now pending with the United States Patent and Trademark Office.

As of March 31, 2020, the Company has made $350,000 in payments to SW Kenetics, Inc. in connection with the completion of a milestone. The $350,000 payment reduced the Contingent Consideration Payable.

At March 31, 2020, The Company reviewed the fair value of contingent consideration using a scenario based method with probability included and determined the fair value was $709,623. An adjustment of $190,377 was recognized in corporate general and administrative expenses.

Jagemann Stamping Company’s Ammunition Casing Division

On March 15, 2019, Enlight Group II, LLC (hereinafter referred to as the “Buyer”), a wholly owned subsidiary of AMMO, Inc., completed its acquisition of selected assets of Jagemann Stamping Company’s (“Seller”) ammunition casing, projectile manufacturing, and sales operations (“Jagemann Casings”) pursuant to the terms of the Amended and Restated Asset Purchase Agreement (“Amended APA”) dated March 14, 2019.

In accordance with the terms of the Amended APA, Buyer paid Seller a combination of $7,000,000 in cash, $10,400,000 delivered in the form of a Promissory Note, and 4,750,000 shares of AMMO, Inc., common stock valued at $2.00 per share.

The fair value of the consideration transferred was valued as of the date of the acquisition as follows:

Cash	$7,000,000
Note Payable	10,400,000
Common Stock	4,750
Additional Paid-in Capital	9,495,250
Total Consideration	$26,900,000

Total allocation for the consideration recorded for the acquisition is as follows:

Equipment	$18,869,541
Intellectual property	1,773,436
Customer relationships	1,666,774
Tradename	2,472,095
Loss on Purchase	2,118,154
Total Consideration	$26,900,000

The fair value of the tangible was determined by cost and market approaches for tangible assets. The fair value of intangible assets were determined using the relief from royalty and residual income approaches. The acquired intangible assets, have remaining useful lives ranging from three to five years.

F-23

AMMO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2020 and March 31, 2019

Seller is engaged exclusively in the business of full-service stamping involving, among other things, the manufacture and sale of deep drawn stampings for use in the ammunition casing and projectile industries. Pursuant to the Amended APA, Buyer acquired the Seller’s munition and casing division assets (including equipment and intellectual property), and is transitioning the associated employees to its direct workforce to continue the operations at Seller’s Wisconsin facilities.

In October of 2019, it was made apparent that certain equipment that was agreed to be delivered free and clear by the Seller was not achievable as Seller was not able to purchase equipment that Seller had leased. Accordingly, the remaining value of the promissory note was reduced by $2,596,200. As a result of the change to the purchase price of the transaction, the Company reduced Equipment for a net value of $1,871,306, decreased Other Intangible Assets by $766,068, increased Accounts Receivable by $31,924, and recorded an increase to Deposits for $9,250 worth of equipment that the Company agreed to transfer back to Seller. Consequently, accumulated amortization has decreased by $159,530. Additionally, the Company entered into a lease to gain possession of the assets that were originally to be transferred.

In addition to the Amended APA, the Company entered into an Administrative and Management Services Agreement with Seller on March 15, 2019. The Seller agreed to provide the Company with services including, but not limited to, inventory, rent, maintenance, engineering, and information systems. Through this agreement the Company purchased approximately $1.9M in Inventory, incurred $394,128 of rent expenses, and incurred $153,604 of expenses related to support costs such as engineering and maintenance, among others, for the year ended March 31, 2020.

Subsequent to March 31, 2020, the Company, Enlight and JSC entered into a Settlement Agreement pursuant to which the parties mutually agreed to settle all disputes and mutually release each other from liabilities related to the Amended APA occurring prior to June 26, 2020. Pursuant to the Settlement Agreement, the Company shall pay JSC $1,269,977 and shall provide JSC with: (i) two new promissory notes, a note of $5,803,800 related to the Seller Note and note of $2,635,797 for inventory and services, both with a maturity date of August 15, 2021, (ii) general business security agreements granting JSC a security interest in all personal property of the Company. Pursuant to the Notes, the Company is obligated to make monthly payments totaling $204,295 to JSC. In addition, the Notes have a mandatory prepayment provision that comes into effect if the Company conducts a publicly registered offering. Pursuant to such provision, the Company: (a) upon the closing of an Offering of less than $10,000,000 would be obligated to pay the lesser of ninety percent (90%) of the Offering proceeds or seventy (70%) of the then aggregate outstanding balance of the Notes; and (b) upon the closing of an Offering of more than $10,000,000 would be obligated to pay one hundred percent (100%) of the then aggregate outstanding balance of the Notes. The Company was granted an option to repurchase up to 1,000,000 of the shares of the Company’s common stock issued to JSC under the Amended APA at a price of $1.50 per share through April 1, 2021 so long as there are no defaults under the Settlement Agreement.

NOTE 12 – ACCRUED LIABILITIES

At March 31, 2020 and March 31, 2019, accrued liabilities were as follows:

	March 31, 2020	March 31, 2019
Deferred revenue	$493,553	$-
Accrued FAET	353,061	145,460
Accrued interest	197,342	35,422
Accrued payroll	289,603	248,027
Accrued professional fees	131,300	74,300
Other accruals	154,760	28,225
	$1,619,619	$531,434

NOTE 13 – RELATED PARTY TRANSACATIONS

From October 2016 through December 2018, our executive offices were located in Scottsdale, Arizona where we leased approximately 5,000 square feet under a month-to-month triple net lease for $3,800 per month. This space housed our principal executive, administration, and marketing functions. Our Chairman, President, and Chief Executive Officer owned the building in which these offices are currently leased. For the year ended March 31, 2020 and 2019, the Company paid $21,800 and $53,013, respectively in rent for these offices.

During the year ended March 31, 2020, we paid $184,575 in service fees to an independent contractor, $6,500 in consulting fees to our Previous Chief Financial Officer, and 60,000 shares in the aggregate to its Advisory Committee members for service for a total value of $113,000. Additionally, at March 31, 2020, the Company had a receivable of approximately, $14,700 from its previous Chief Financial Officer. During the year ended March 31, 2019, we paid approximately $168,000 in consulting fees.

In connection with the acquisition of the casing division of Jagemann Stamping Company, a promissory note was executed. The promissory note, under which $500,000 was paid on March 25, 2019 using funds raised for the acquisition, had a remaining balance at March 31, 2019 of $9,900,000. On April 30, 2019, the original due date of the note was subsequently extended to April 1, 2020. The note bears interest per annum at approximately 4.6% payable in arrears monthly. In May of 2019, the Company paid $1,500,000 on the balance of the note. As of March 31, 2020 and March 31, 2019, we accrued interest of $352,157 and $22,196, respectively, related to the note. Subsequent to March 31, 2020, the Company extended the promissory note until August 15, 2021.

In October of 2019, it was made apparent that certain equipment that was agreed to be delivered free and clear by the Seller was not achievable as Seller was not able to purchase equipment that Seller had leased. Accordingly, the remaining value of the promissory note was reduced by $2,596,200. As a result of the change to the purchase price of the transaction, the Company reduced Equipment for a net value of $1,871,306, decreased Other Intangible Assets by $766,068, increased Accounts Receivable by $31,924, and recorded an increase to Deposits for $9,250 worth of equipment that the Company agreed to transfer back to Seller. Consequently, accumulated amortization has decreased by $159,530. Additionally, the Company entered into a lease to gain possession of the assets that were originally to be transferred.

Through the Administrative and Management Services Agreement the Company with Jagemann Stamping Company, the Company purchased approximately $1.9M in Inventory, incurred $394,128 of rent expenses, and incurred $153,604 of expenses related to support costs such as engineering and maintenance, among others for the year ended March 31, 2020.

Subsequent to March 31, 2020, the Company, Enlight and JSC entered into a Settlement Agreement pursuant to which the parties mutually agreed to settle all disputes and mutually release each other from liabilities related to the Amended APA occurring prior to June 26, 2020. Pursuant to the Settlement Agreement, the Company shall pay JSC $1,269,977 and shall provide JSC with: (i) two new promissory notes, a note of $5,803,800 related to the Seller Note and note of $2,635,797 for inventory and services, both with a maturity date of August 15, 2021, (ii) general business security agreements granting JSC a security interest in all personal property of the Company. Pursuant to the Notes, the Company is obligated to make monthly payments totaling $204,295 to JSC. In addition, the Notes have a mandatory prepayment provision that comes into effect if the Company conducts a publicly registered offering. Pursuant to such provision, the Company: (a) upon the closing of an Offering of less than $10,000,000 would be obligated to pay the lesser of ninety percent (90%) of the Offering proceeds or seventy (70%) of the then aggregate outstanding balance of the Notes; and (b) upon the closing of an Offering of more than $10,000,000 would be obligated to pay one hundred percent (100%) of the then aggregate outstanding balance of the Notes. The Company was granted an option to repurchase up to 1,000,000 of the shares of the Company’s common stock issued to JSC under the Amended APA at a price of $1.50 per share through April 1, 2021 so long as there are no defaults under the Settlement Agreement.

F-24

AMMO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2020 and March 31, 2019

On May 3, 2019, the Company entered into a promissory note of $375,000 with a shareholder of the Company. The original interest rate was the applicable LIBOR Rate. The promissory note has since been amended and the balance at March 31, 2020 was $278,195. The note’s original a maturity date of August 3, 2019 was extended to September 18, 2020. The amended note bears interest at 1.25% per month. The Company made $315,000 in principal payments in the year ended March 31, 2020. We have accrued interest on the note of $9,080. Subsequent to March 31, 2020, the related party note and accrued interest was paid in full.

In December of 2019, the Company entered into a Promissory Note of $90,000 with Fred Wagenhals, the Company’s Chief Executive Officer and Chairman of the Board of Directors. The Note originally matured on June 12, 2020 and had an interest rate at the applicable LIBOR Rate. The promissory note has since been amended and the balance at March 31, 2020 was $156,536 and the amended maturity date is September 18, 2020. The Company made $70,000 in principal payments in the year ended March 31, 2020. The amended note bears interest at 1.25% per month. We have accrued interest on the note of $1,287. Subsequent to March 31, 2020, the related party note and accrued interest was paid in full.

F-25

AMMO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2020 and March 31, 2019

NOTE 14 – INCOME TAXES

The income tax (provision) benefit for the periods shown consist of the following:

	2020	2019
Current
US Federal	$-	$-
US State	-	-
Total current provision	-	-
Deferred
US Federal	2,678,176	1,965,258
US State	630,916	462,969
Total deferred benefit	3,309,092	2,428,227
Change in valuation allowance	(3,309,092)	(2,428,227)
Income tax (provision) benefit	$-	$-

 The reconciliation of income tax expense computed at the U.S. federal statutory rate of 21% to the income tax provision for the years ended March 31, 2020 and 2020 is as follows:

	2020	2019
Computed tax expense	$(3,056,903)	$(2,458,977)
State taxes, net of Federal income tax benefit	(684,164)	(550,342)
Change in valuation allowance	3,309,092	2,428,227
Employee stock awards	231,692	301,454
Stock grants	137,477	180,679
Stock for services	90,541	5,744
Rent expense	13,358	-
Non-deductible meals & entertainment	7,833	1,003
Stock and warrants on note conversion	-	92,212
Contingent consideration fair value	(48,926)	-
Total provision for income taxes	$-	$-

 The Company’s effective tax rates were 0% and 0% for the years ended March 31, 2020 and 2019, respectively. During the year ended March 31, 2020, the effective tax rate differed from the U.S. federal statutory rate primarily due to the change in the valuation allowance.

F-26

AMMO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2020 and March 31, 2019

Significant components of the Company’s deferred tax liabilities and assets at March 31, 2020 and March 31, 2019 are as follows:

	2020	2019
Deferred tax assets
Net operating loss carryforward	$7,571,092	$3,950,078
Loss on purchase	544,366	544,366
Other	211,158	2,629
Total deferred tax assets	$8,326,616	$4,497,073

Deferred tax liabilities
Depreciation expense	$(1,059,771)	$(512,945)
Other	-	(26,376)
Total deferred tax liabilities	$(1,059,771)	$(539,321)
Net deferred tax assets	$7,266,845	$3,957,752
Valuation allowance	(7,266,845)	(3,957,752)
	$-	$-

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. The Company considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available and due to the last years significant losses there is substantial doubt related to the Company’s ability to utilize its deferred tax assets, the Company recorded a full valuation allowance of the deferred tax asset. For the year ended March 31, 2020, the valuation allowance has increased by $3,309,092.

At March 31, 2020, the Company had Federal net operating loss carry forwards (“NOLs”) for income tax purposes of $29,459,502. A valuation allowance has been provided for the deferred tax asset as it is uncertain whether the Company will have future taxable income. There were $5,144,926 of NOLs generated prior to 2018 will begin to expire in 2036. The Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) signed in to law on March 27, 2020, provided that NOLs generated in a taxable year beginning in 2018, 2019, or 2020, may now be carried back five years and forward indefinitely. In addition, the 80% taxable income limitation is temporarily removed, allowing NOLs to fully offset net taxable income. In accordance with Section 382 of the Internal Revenue Code, the future utilization of the Company’s net operating loss to offset future taxable income may be subject to an annual limitation as a result of ownership changes that may have occurred previously or that could occur in the future. The Company does not believe that such an ownership change has occurred to date.

The Company accounts for uncertain tax positions in accordance with ASC No. 740-10-25. ASC No. 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under ASC No. 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. To the extent that the final tax outcome of these matters is different than the amount recorded, such differences impact income tax expense in the period in which such determination is made. Interest and penalties, if any, related to accrued liabilities for potential tax assessments are included in income tax expense. ASC No. 740-10-25 also requires management to evaluate tax positions taken by the Company and recognize a liability if the Company has taken uncertain tax positions that more likely than not would not be sustained upon examination by applicable taxing authorities. The Company has evaluated tax positions taken by the Company and has concluded that as of March 31, 2020 and 2019, there are no uncertain tax positions taken, or expected to be taken, that would require recognition of a liability that would require disclosure in the financial statements.

The Company has never had an Internal Revenue Service audit; therefore, the tax periods ended December 31, 2016, December 31, 2017 and March 31, 2018, 2019, and 2020 are subject to audit.

F-27

AMMO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2020 and March 31, 2019

NOTE 15 – INTANGIBLE ASSETS

Intangible assets consisted of the following:

		March 31, 2020
	Life	Licenses	Patent	Other Intangible Assets
Licensing Agreement – Jesse James	5	$125,000	$-	$-
Licensing Agreement – Jeff Rann	5	125,000	-	-
Streak Visual Ammunition patent	11.2	-	950,000	-
SWK patent acquisition	15	-	6,124,005	-
Jagemann Munition Components:
Customer Relationships	3	-	-	1,450,613
Intellectual Property	3	-	-	1,543,548
Tradename	5	-	-	2,125,076
		250,000	7,074,005	5,146,237

Accumulated amortization – Licensing Agreements		(158,333)	-	-
Accumulated amortization – Patents		-	(561,096)	-
Accumulated amortization – Intangible Assets		-	-	(1,435,030)
		$91,667	$6,512,909	$3,649,404

		March 31, 2019
	Life	Licenses	Patent	Other Intangible Assets
Licensing Agreement – Jesse James	5	$125,000	$-	$-
Licensing Agreement – Jeff Rann	5	125,000	-	-
Streak Visual Ammunition patent	11.2	-	950,000	-
SWK patent acquisition	15	-	6,124,005	-
Jagemann Munition Components:
Customer Relationships	3	-	-	1,666,774
Intellectual Property	3	-	-	1,773,436
Tradename	5	-	-	2,472,095
		250,000	7,074,005	5,912,305

Accumulated amortization – Licensing Agreements		(108,333)	-	-
Accumulated amortization – Patents		-	(134,701)	-
Accumulated amortization – Intangible Assets		-	-	(61,803)
		$141,667	$6,939,304	$5,850,502

Annual amortization of intangible assets for the next five years are as follows:

Years Ended March 31,	Estimates for Fiscal Year
2021	1,971,803
2022	1,915,690
2023	923,791
2024	903,190
2025	493,351
Thereafter	4,046,155
$10,253,980

NOTE 16 - SUBSEQUENT EVENTS

In April of 2020, the Company determined it was necessary to obtain additional funds as a result of the foregoing uncertainty cause by COVID-19. The Company received approximately $1.0 million in funds through itself and its wholly owned subsidiary Jagemann Munition Components, which was established under the federal Coronavirus Aid, Relief, and Economic Security Act and is administered by the U.S. Small Business Administration. The Company received approximately $600,000 from Western State Bank and its wholly owned subsidiary, Jagemann Munition Components, received approximately $400,000 from BMO Harris. The Payroll Protection Notes provide for an interest rate of 1.00% per year and matures two years after the issuance date. Accordingly, the Company has recorded these notes as long term liabilities subsequent to March 31, 2020. Principal and accrued interest are payable monthly in equal installments commencing on the date that is six months after the date funds are first disbursed on the loan and continuing through the maturity date, unless the Payroll Protection Notes are forgiven. To be available for loan forgiveness, the PPP Note may only be used for payroll costs, costs related to certain group health care benefits and insurance premiums, rent payments, utility payments, mortgage interest payments and interest payments on any other debt obligation that existed before February 15, 2020.

On June 17, 2020, the Company entered into a revolving inventory loan and security agreement with FSW Funding, LLC. The facility is for up to $1,750,000 on the lesser of 50% of inventory cost or the maximum loan amount and has an annualized interest rate of to the greater of (i) the three-month LIBOR rate plus 3.09% or (ii) 8%. A loan fee of 2% will be assessed to the Company at each anniversary. Additionally, the Company extended its Factoring and Security Agreement with FSW Funding until June 17, 2022 (See Note 6).

Subsequent to March 31, 2020, the Company issued 180,916 shares of Common Stock to employees as compensation with values per share ranging from $1.56 to $2.50 for a total value of $339,132. The Company sold 11,500 shares to employees for a total value of $14,375 or $1.25 per share. Additionally, the Company issued 8,336 shares for services provided to the Company totaling $13,171 or $1.58 per share. There were 279 shares of Common Stock were issued a result of a cashless exercise of 1,967 warrants. Holders of Warrants of our Common Stock exercised there warrants and received 60,607 shares of Common Stock for a value of $121,214 or $2.00 per share. Additionally, the Company issued 1,157,143 shares of its Common Stock to investors for Cash at $1.75 per share totaling $2,025,000.

As reported on the Form 8-K filed July 2, 2020, On June 26, 2020, the Company, its wholly owned subsidiary Enlight Group II LLC (d/b/a Jagemann Munition Components) and Jagemann Stamping Company (“JSC”) entered into a Settlement Agreement pursuant to which the parties mutually agreed to settle all disputes and mutually release each other from liabilities related to the Amended APA occurring prior to June 26, 2020 (the “Settlement Agreement”). Pursuant to the Settlement Agreement, the Company shall pay JSC $1,269,977 and shall provide JSC with: (i) two new promissory notes, a note of $5,803,800 related to the Seller Note and note of $2,635,797 for inventory and services, both with a maturity date of August 15, 2021 (“Notes”), (ii) general business security agreements granting JSC a security interest in all personal property of the Company. Pursuant to the Notes, the Company is obligated to make monthly payments totaling $204,295 to JSC. In addition, the Notes have a mandatory prepayment provision that comes into effect if the Company conducts a publicly registered offering (an “Offering”). Pursuant to such provision, the Company: (a) upon the closing of an Offering of less than $10,000,000 would be obligated to pay the lesser of ninety percent (90%) of the Offering proceeds or seventy (70%) of the then aggregate outstanding balance of the Notes; and (b) upon the closing of an Offering of more than $10,000,000 would be obligated to pay one hundred percent (100%) of the then aggregate outstanding balance of the Notes. The Company was granted an option to repurchase up to 1,000,000 of the shares of the Company’s common stock issued to JSC under the Amended APA at a price of $1.50 per share through April 1, 2021 so long as there are no defaults under the Settlement Agreement. The Settlement Agreement and Notes are attached as exhibits to this filing.

We evaluated subsequent events through the date the financial statements were issued, and determined that there are not any other items to disclose.

F-28

AMMO, Inc.

CONSOLIDATED BALANCE SHEETS

	June 30, 2020	March 31, 2020
	(Unaudited)

ASSETS
Current Assets:
Cash	$1,017,513	$884,274
Accounts receivable, net of allowance for doubtful account of $78,154 at June 30, 2020 and $62,248 at March 31, 2020	4,134,517	3,004,839
Stock subscription receivable	1,840,910	-
Due from related parties	15,657	15,807
Inventories, at lower cost or net realizable value, principally average cost method	6,518,757	4,408,073
Prepaid expenses	630,103	844,117
Total Current Assets	14,157,457	9,157,110

Equipment, net of accumulated depreciation of $3,736,734 at June 30, 2020 and $3,060,681 at March 31, 2020	16,842,158	18,046,329

Other Assets:
Deposits	372,755	216,571
Licensing agreements, net of accumulated amortization of $170,833 at June 30, 2020 and $158,833 at March 31, 2020	79,167	91,667
Patents, net of accumulated amortization of $684,431 at June 30, 2020 and $561,096 at March 31, 2020	6,389,574	6,512,909
Other Intangible Assets, net of accumulated amortization of $1,853,946 at June 30, 2020 and $1,496,833 at March 31, 2020	3,292,291	3,649,404
Right of Use Assets - Operating Leases	2,603,745	3,431,746
TOTAL ASSETS	$43,737,147	$41,105,736

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$3,656,650	$5,197,354
Factoring liability	1,907,788	2,005,979
Accrued liabilities	2,467,085	1,619,619
Inventory credit facility	1,758,003	-
Note payable related party	391,536	434,731
Current portion of operating lease liability	480,470	-
Insurance premium note payable	200,214	329,724
Convertible promissory notes, net of note issuance cost of $127,944 at June 30, 2020 and $237,611 at March 31, 2020	2,372,056	2,262,389
Total Current Liabilities	13,233,802	11,849,796

Long-term Liabilities:
Contingent consideration payable	681,655	709,623
Notes payable related party	8,235,302	5,803,800
Paycheck protection program notes	1,051,985	-
Operating Lease Liability, net of current portion	2,176,119	3,483,724
Total Liabilities	25,378,863	21,846,943

Shareholders’ Equity:
Common stock, $0.001 par value, 200,000,000 shares authorized 47,454,277 at June 30, 2020 and 46,204,139 shares issued and outstanding at March 31, 2020, respectively	47,453	46,204
Additional paid-in capital	55,421,865	53,219,834
Accumulated Deficit	(37,111,034)	(34,007,245)
Total Shareholders’ Equity	18,358,284	19,258,793
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$43,737,147	$41,105,736

The accompanying notes are an integral part of these consolidated financial statements.

F-29

AMMO, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended June 30,
	2020	2019

Net Sales
Ammunition Sales	$6,411,668	$1,141,499
Casing Sales	3,248,302	3,157,081
	9,659,970	4,298,580
Cost of Goods Sold, for the three months ended June 30, 2020 and 2019 includes depreciation and amortization of $758,502, and $613,569, respectively, and federal excise taxes of $641,123, and $114,285, respectively	8,588,565	4,951,796
Gross Margin	1,071,405	(653,216)

Operating Expenses
Selling and marketing	369,622	221,928
Corporate general and administrative	1,088,984	1,099,643
Employee salaries and related expenses	982,489	1,217,692
Depreciation and amortization expense	410,499	454,862
Loss on Jagemann Munition Components	1,000,000	-
Total operating expenses	3,851,594	2,994,125
Loss from Operations	(2,780,189)	(3,647,341)

Other Expenses
Interest income/(expense)	(323,600)	(194,061)
Total other expenses	(323,600)	(194,061)

Loss before Income Taxes	(3,103,789)	(3,841,402)

Provision for Income Taxes	-	-

Net (Loss)	$(3,103,789)	$(3,841,402)

(Loss) per share
Basic and fully diluted:
Weighted average number of shares outstanding	46,247,654	44,577,950
(Loss) per share	$(0.07)	$(0.09)

The accompanying notes are an integral part of these consolidated financial statements.

F-30

AMMO, Inc.

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

For the Three Months Ended June 30, 2020 and 2019

(Unaudited)

	Common Shares		Additional Paid-In	Accumulated
	Number	Par Value	Capital	Deficit	Total

Balance as of March 31, 2020	46,204,139	$46,204	$53,219,834	$(34,007,245)	$19,258,793

Common stock issued for cash	1,000,000	1,000	1,749,000	-	1,750,000
Common stock issued for exercised warrants	60,607	60	121,154	-	121,214
Common stock issued for cashless warrant exercise	279	-	-	-	-
Common stock issued for services	8,336	8	(8)	-	-
Employee stock awards	180,916	181	255,119	-	255,300
Stock grants	-	-	76,766	-	76,766
Net loss	-	-	-	(3,103,789)	(3,103,789)

Balance as of June 30, 2020	47,454,277	$47,453	$55,421,865	$(37,111,034)	$18,358,284

	Common Shares		Additional Paid-In	Accumulated
	Number	Par Value	Capital	(Deficit)	Total

Balance as of March 31, 2019	44,013,075	$44,013	$48,935,485	$(19,450,565)	$29,528,933

Common stock issued for cash	1,232,770	1,233	2,464,307	-	2,465,540
Common stock issued for convertible notes	127,291	127	318,099		318,226
Fundraising cost	-	-	(285,981)	-	(285,981)
Common stock issued for services	63,492	63	199,937	-	200,000
Employee stock awards	315,000	315	506,185	-	506,500
Stock grants	-	-	379,694	-	379,694
Net loss for period ended September 30, 2019	-	-	-	(7,285,662)	(7,285,662)

Balance as of September 30, 2019	45,751,628	$45,751	$52,517,726	$(26,736,227)	$25,827,250

The accompanying notes are an integral part of these consolidated financial statements.

F-31

AMMO, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

	For the Three Months Ended June 30,
	2020	2019
Cash flows from operating activities:
Net Loss	$(3,103,789)	$(3,841,402)
Adjustments to reconcile Net Loss to Net Cash used in operations:
Depreciation and amortization	1,169,001	1,068,431
Debt discount amortization	109,667	24,144
Employee stock awards	255,300	333,250
Stock grants	76,766	201,512
Stock for services	-	200,000
Contingent consideration payable fair value	(27,968)	-
Interest on convertible promissory notes	-	18,226
Allowance for doubtful accounts	15,906	(103,644)
Reduction in right of use asset	90,321	117,243
Loss on Jagemann Munition Components	1,000,000	-
Changes in Current Assets and Liabilities
Accounts receivable	(1,145,584)	(1,628,595)
Due to (from) related parties	150	(14,993)
Inventories	(2,110,684)	(780,524)
Prepaid expenses	214,014	149,521
Deposits	(156,184)	(25,099)
Accounts payable	1,095,093	2,515,743
Accrued liabilities	847,466	135,949
Operating lease liability	(89,455)	(117,243)
Net cash used in operating activities	(1,759,980)	(1,747,481)

Cash flows from investing activities
Purchase of equipment	(471,882)	(250,449)
Net cash used in investing activities	(471,882)	(250,449)

Cash flow from financing activities
Proceeds from inventory facility	1,758,003	-
Proceeds from factoring liability	6,952,000	-
Payments on factoring liability	(7,050,191)	-
Proceeds from paycheck protection program notes	1,051,985	-
Payments on note payable - related party	(247,490)	(1,500,000)
Payments on insurance premium note payment	(129,510)	(76,866)
Proceeds from note payable related party issued	-	375,000
Contingent consideration payment	-	(50,000)

(Continued)

F-32

AMMO, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

	For the Three Months Ended June 30,
	2020	2019

Common stock issued for exercised warrants	30,304	-
Sale of common stock	-	1,797,100
Common stock issuance costs	-	(189,567)
Net cash provided by financing activities	2,365,101	355,667

Net increase/(decrease) in cash	133,239	(1,642,263)
Cash, beginning of period	884,274	2,181,246
Cash, end of period	$1,017,513	$538,983

Supplemental cash flow disclosures
Cash paid during the period for -
Interest	$160,195	$2,038
Income taxes	$-	$-

Non-cash investing and financing activities:
Stock subscription receivable	1,840,910	-
Additional paid-in capital	(1,839,865)	-
Common stock	(1,045)	-
Accounts payable	(2,635,797)	-
Note payable related party	2,635,797	-
Right of use assets - operating leases	(737,680)	(4,406,922)
Operating lease liability	737,680	4,406,922
Convertible promissory note	-	(300,000)
Convertible promissory note conversion	-	300,000
	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-33

AMMO, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020 and March 31, 2020

(Unaudited)

NOTE 1 – ORGANIZATION AND BUSINESS ACTIVITY

We were formed under the name Retrospettiva, Inc. in November 1990 to manufacture and import textile products, including both finished garments and fabrics. We were inactive until the following series of events in December 2016 and March 2017.

On December 15, 2016, the Company’s majority shareholders sold 475,681 (11,891,976 pre-split) of their outstanding shares to Mr. Fred W. Wagenhals (“Mr. Wagenhals”) resulting in a change in control of the Company. Mr. Wagenhals was appointed as sole officer and the sole member of the Company’s Board of Directors.

The Company also approved (i) doing business in the name AMMO, Inc., (ii) a change to the Company’s OTC trading symbol to POWW, (iii) an agreement and plan of merger to re-domicile and change the Company’s state of incorporation from California to Delaware, and (iv) a 1-for-25 reverse stock split (“Reverse Split”) of the issued and outstanding shares of the common stock of the Company. As a result of the reverse split, the previous issued and outstanding shares of common stock became 580,052 shares; no shareholder was reversed below 100 shares, and all fractional shares resulting from the reverse split were rounded up to the next whole share. All references to the outstanding stock have been retrospectively adjusted to reflect this split. These transactions were effective as of December 30, 2016.

On March 17, 2017, the Company entered into a definitive agreement with AMMO, Inc. a Delaware Corporation (PRIVCO) under which the Company acquired all of the outstanding shares of common stock of (PRIVCO). Under the terms of the Agreement, the Company issued 17,285,800 newly issued shares of common stock of the Company. In connection with this transaction the Company retired 475,681 shares of common stock and issued 500,000 shares of common stock to satisfy an issuance commitment. The acquisition was considered to be a capital transaction. The transaction was the equivalent to the issuance by PRIVCO of 604,371 shares to the Company’s shareholders accompanied by a recapitalization. The weighted average number of outstanding shares has been adjusted for this transaction. (PRIVCO) subsequently changes its name to AMMO Munitions, Inc.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred net losses of $3,103,789 and $3,841,402 for the three months ended June 30, 2020 and 2019, respectively. Net cash used in operating activities was $1,759,980 and $1,747,841 for the three months ended June 30, 2020 and 2019, respectively.

The Company anticipates that it will record losses from operations for the foreseeable future. As of June 30, 2020, the Company’s accumulated deficit was $37,111,034. The Company has limited capital resources, and operations to date have been funded with the proceeds from equity and debt financings. These conditions raise substantial doubt about our ability to continue as a going concern for the period ended a year from the date the financial statements are issued.

The Company needs additional financing to implement our business plan and to service our ongoing operations and pay our current debts. There can be no assurance that we will be able to secure any needed funding, or that if such funding is available, the terms or conditions would be acceptable to us. If we are unable to obtain additional financing when it is needed, we will need to restructure our operations, and divest all or a portion of our business. We may seek additional capital through a combination of equity offerings, and debt financings. Debt financing, if obtained, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, and could increase our expenses and require that our assets secure such debt. Equity financing, if obtained, could result in dilution to the Company’s then-existing stockholders and/or require such stockholders to waive certain rights and preferences. If such financing is not available on satisfactory terms, or is not available at all, the Company may be required to delay, scale back, eliminate the development of business opportunities or file for bankruptcy and our operations and financial condition may be materially adversely affected. See Note 14 for additional equity and debt proceeds received subsequent to June 30, 2020

F-34

AMMO, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited consolidated financial statements and related disclosures included in this prospectus have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and reflect all adjustments, which consist solely of normal recurring adjustments, needed to fairly present the financial results for these periods. Additionally, these consolidated financial statements and related disclosures are presented pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”).

The accompanying consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related disclosures for the year ended March 31, 2020 included elsewhere here in this document. The results for the three month period ended June 30, 2020 are not necessarily indicative of the results that may be expected for the entire fiscal year. Accordingly, certain information and note disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been omitted pursuant to the rules and regulations of the SEC. In the opinion of management, all adjustments have been made, which consist only of normal recurring adjustments necessary for a fair statement of (a) the results of operations for the three month periods ended June 30, 2020 and 2019, (b) the financial position at June 30, 2020, and (c) cash flows for the three month periods ended June 30, 2020 and 2019.

We use the accrual basis of accounting and accounting principles generally accepted in the United States of America (“GAAP”) and all amounts are expressed in U.S. dollars. The Company has a fiscal year-end of March 31st.

Unless the context otherwise requires, all references to “Ammo”, “we”, “us”, “our,” or the “Company” are to AMMO, Inc., a Delaware corporation.

Principles of Consolidation

The consolidated financial statements include the accounts of AMMO, Inc. and its wholly owned subsidiaries, Enlight Group II, LLC (d/b/a Jagemann Munition Components), SNI, LLC, AMMO Munitions, Inc. and AMMO Technologies, Inc. (inactive). All significant intercompany accounts and transactions are eliminated in consolidation

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates made in preparing the consolidated financial statements include the valuation of allowances for doubtful accounts, valuation of deferred tax assets, inventories, useful lives of assets, intangible assets, and stock-based compensation.

F-35

AMMO, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Accounts Receivable and Allowance for Doubtful Accounts

Our accounts receivable represents amounts due from customers for products sold and include an allowance for uncollectible accounts which is estimated based on the aging of the accounts receivable and specific identification of uncollectible accounts. At June 30, 2020 and March 31, 2020, we reserved $78,154 and $62,248, respectively, of allowance for doubtful accounts.

License Agreements

We are a party to a license agreement with Jesse James, a well-known motorcycle designer, and Jesse James Firearms, LLC, a Texas limited liability company, or JJF. The license agreement grants us the exclusive worldwide rights through October 15, 2021 to Mr. James’ image rights and trademarks associated with him in connection with the marketing, promotion, advertising, sale, and commercial exploitation of Jesse James Branded Products. We agreed to pay Mr. James royalty fees on the sale of ammunition and non-ammunition Branded Products and to reimburse him for any out-of-pocket expenses and reasonable travel expenses.

We are a party to a license agreement with Jeff Rann, a well-known wild game hunter and spokesman for the firearm and ammunition industries. The license agreement grants us through February 2022 the exclusive worldwide rights to Mr. Rann’s image rights and trademarks associated with him in connection with the marketing, promotion, advertising, sale, and commercial exploitation of all Jeff Rann Branded Products. We agreed to pay Mr. Rann royalty fees on the sale of ammunition and non-ammunition Branded Products and to reimburse him for any out-of-pocket expenses and reasonable travel expenses.

Amortization expense for the license agreements for the three months ended June 30, 2020 and 2019 was $12,500.

Patents

On September 28, 2017, AMMO Technologies Inc. (“ATI”), an Arizona corporation, which is 100% owned by us, merged with Hallam, Inc, a Texas corporation, with ATI being the survivor. The primary asset of Hallam, Inc. was an exclusive license to produce projectiles and ammunition using the Hybrid Luminescence Ammunition Technology under patent U.S. 8,402,896 B1 with a publication date of March 26, 2013 owned by University of Louisiana at Lafayette. The license was formally amended and assigned to AMMO Technologies Inc. pursuant to an Assignment and First Amendment to Exclusive License Agreement. Assumption Agreement dated to be effective as of August 22, 2017, the Merger closing date. This asset will be amortized from September 2017, the first full month of the acquired rights, through October 29, 2028. Patent amortization expense for the three months ended June 30, 2020 and 2019 was $21,269.

Under the terms of the Exclusive License Agreement, the Company is obligated to pay a royalty to the patent holder, based on a $0.01 per unit basis for each round of ammunition sold that incorporates this patented technology through October 29, 2028. For the three months ended June 30, 2020 and 2019, the Company accrued $24,759 and $2,558 respectively under this agreement.

F-36

AMMO, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On October 5, 2018, we completed the acquisition of SW Kenetics Inc. ATI succeeded all of the assets of SW Kenetics, Inc. and assumed all of the liabilities.

The primary asset of SW Kenetics Inc. was a pending patent for modular projectiles. All rights to patent pending application were assigned and transferred to AMMO Technologies, Inc. pursuant to Intellectual Property Rights Agreement on September 27, 2018. Patent amortization expense for the three months ended June 30, 2020 and 2019 was $102,066 and $35,119, respectively

We intend to continue building our patent portfolio to protect our proprietary technologies and processes, and will file new applications where appropriate to preserve our rights to manufacture and sell our branded lines of ammunition.

Other Intangible Assets

On March 15, 2019, Enlight Group II, LLC d/b/a Jagemann Munition Components, a wholly owned subsidiary of AMMO, Inc., completed its acquisition of assets of Jagemann Stamping Company’s ammunition casing manufacturing and sales operations pursuant to the terms of the Amended and Restated Asset Purchase Agreement. The intangible assets acquired include a tradename, customer relationships, and intellectual property. For the three months ended June 30, 2020 and 2019, amortization of the other intangibles assets was $357,113 and $416,869, respectively recognized in depreciation and amortization expense.

Impairment of Long-Lived Assets

We continually monitor events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, we assess the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, we recognize an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell. No impairment expense was recognized for the three months ended June 30, 2020 and 2019.

Revenue Recognition

We generate revenue from the production and sale of ammunition. We recognize revenue according to ASC 606. When the customer obtains control over the promised goods or services, we record revenue in the amount of consideration that we can expect to receive in exchange for those goods and services. The Company applies the following five-step model to determine revenue recognition:

●	Identification of a contract with a customer
●	Identification of the performance obligations in the contact
●	determination of the transaction price
●	allocation of the transaction price to the separate performance allocation
●	recognition of revenue when performance obligations are satisfied

F-37

AMMO, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company only applies the five-step model when it is probable that the Company will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception and once the contract is determined to be within the scope of ASC 606, we assess the goods or services promised within each contract and determines those that are performance obligations, and assesses whether each promised good or service is distinct. Our contracts contain a single performance obligation and the entire transaction price is allocated to the single performance obligation. We recognize as revenues the amount of the transaction price that is allocated to the respective performance obligation when the performance obligation is satisfied or as it is satisfied. Accordingly, we recognize revenues (net) when the customer obtains control of the Company’s product, which typically occurs upon shipment of the product. In the current period, the Company began accepting contract liabilities or deferred revenue. We included Deferred Revenue in our Accrued Liabilities. The Company will recognize revenue when the performance obligation is met.

For the three months ended June 30, 2020 and 2019, the Company’s customers that comprised more than ten percent (10%) of total revenues and accounts receivable were as follows:

	For the Three Months Ended June 30, 2020		For the Three Months Ended June 30, 2019
PERCENTAGES	Revenues	Accounts Receivable	Revenues	Accounts Receivable

Customers:
A	14.9%	11.9%	10.5%	-
B	10.6%	16.6%	-	-
C	-	-	25.9%	34.6%
	25.5%	28.5%	36.4%	34.6%

Disaggregated Revenue Information

The following table represent a disaggregation of revenue from customers by segment. We attribute net sales to segments by product types; ammunition and ammunition casings. The Company notes that revenue recognition processes are consistent between product type, however, the amount, timing and uncertainty of revenue and cash flows may vary by each product type due to the customers of each product type.

	For the Three Months Ended
	June 30, 2020	June 30, 2019
Ammunition Sales	$6,411,668	$1,141,499
Ammunition Casings Sales	3,248,302	3,157,081
Total Sales	$9,659,970	$4,298,580

Ammunition products are sold through “Big Box” retailers, manufacturers, local ammunition stores, and shooting range operators. We also sell direct to customers online. In contrast, our ammunition casings products are sold to manufacturers.

Advertising Costs

We expense advertising costs as they are incurred. We incurred advertising of $87,167 and $94,213 for the three months ended June 30, 2020 and 2019, respectively.

Inventories

We state inventories at the lower of cost or net realizable value. We determine cost using the average cost method. Our inventory consists of raw materials, work in progress, and finished goods. Cost of inventory includes cost of parts, labor, quality control, and all other costs incurred to bring our inventories to condition ready to be sold. We periodically evaluate and adjust inventories for obsolescence.

F-38

AMMO, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Property and Equipment

We state property and equipment at cost, less accumulated depreciation. We capitalize major renewals and improvements, while we charge minor replacements, maintenance, and repairs to current operations. We compute depreciation by applying the straight-line method over estimated useful lives, which are generally five to ten years.

Compensated Absences

We accrue a liability for compensated absences in accordance with Accounting Standards Codifications 710 – Compensation – General.

Stock-Based Compensation

We account for stock-based compensation at fair value in accordance with SFAS No. 123 and 123 (R) (ASC 718). There were 180,916 shares of common stock issued to employees, members of the Board of Directors, and members of the Advisory Committee for services during the quarter ended June 30, 2020.

Effective April 1, 2020, we entered into an employment agreement with Robert D. Wiley, Chief Financial Officer, that included, among other provisions, an equity grant of 33,333 shares of restricted common stock each year for three years that vests at the rate of 8,333 shares per quarter. The compensation value is being recognized on a straight-line basis each year over the three-year period covered by the agreement.

From September 2018 through March 2020, we entered into six separate employment agreements that included in total, among other provisions, equity grants of 473,332 shares of restricted common stock that vests annually over the next three years. The total compensation value is being recognized on a straight-line basis over the periods covered by each agreement, up to four years.

Concentrations of Credit Risk

Accounts at banks are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. As of June 30, 2020, our bank account balances exceeded federally insured limits.

Income Taxes

We file federal and state income tax returns in accordance with the applicable rules of each jurisdiction. We account for income taxes under the asset and liability method in accordance with Accounting Standards Codification 740 - Income Taxes (“ASC 740”). The provision for income taxes includes federal, state, and local income taxes currently payable, and deferred taxes. We recognize deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. We measure deferred tax assets and liabilities using enacted tax rates expected to apply to taxable amounts in years in which those temporary differences are expected to be recovered or settled. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized. In accordance with ASC 740, we recognize the effect of income tax positions only if those positions are more likely than not of being sustained. We measure recognized income tax positions at the largest amount that is greater than 50% likely of being realized. We reflect changes in recognition or measurement in the period in which the change in judgment occurs. We currently have substantial net operating loss carryforwards. We have recorded a valuation allowance equal to the net deferred tax assets due to the uncertainty of the ultimate realization of the deferred tax assets.

Furthermore, the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) was signed into law on March 27, 2020. The CARES Act was enacted in response to the COVID-19 pandemic and contains numerous income tax provisions, such as relaxing limitations on the deductibility of interest, technical corrections to tax depreciation methods for qualified improvement property and net operating loss carryback periods. The Company is implementing applicable benefits of the CARES Act, such as deferring employer payroll taxes and evaluating potential employee retention credits.

F-39

AMMO, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Contingencies

Certain conditions may exist as of the date the consolidated financial statements are issued that may result in a loss to us but will only be resolved when one or more future events occur or fail to occur. We assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against us or unasserted claims that may result in such proceedings, we evaluate the perceived merits of any legal proceedings or unasserted claims and the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability is reasonably estimated, the estimated liability would be accrued in our consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of range of possible loss if determinable and material, would be disclosed. On September 24, 2019, the Company received notice that a former employee that had voluntarily terminated filed a complaint against the Company, and certain individuals, with the U.S. Department of Labor (“DOL”). The Complaint in alleges that the individual reported potential violations of SEC rules and regulations by management and that as a result of such disclosures, the individual experienced a hostile work environment; that the Company lacks sufficient controls internal controls, and that the individual was the victim of retaliation and constructive discharge after being removed as a director by majority vote of the shareholders. The claims were investigated by a newly appointed Special Investigative Committee made of up independent directors represented by special independent legal counsel. The Special Investigative Committee and legal counsel found the material claims were unsubstantiated, including those concerning alleged SEC violations, and recommended enhancements to certain corporate governance charter documents and processes which the Company promptly implemented. The matter is currently the subject of administrative investigation by the DOL via the Occupational Safety and Health Administration. The Company filed a timely Position Statement with the DOL in October of 2019 in response to the Complaint. The Company disputes the allegations of wrongdoing and believes the matters raised in the Complaint are without merit and therefore has and will continue to aggressively defend its interests in this matter. On February 4, 2020, the Company filed suit against a former employee for violating merger agreements with SW Kenetics, Inc., employment agreements, and by unlawfully retaining property belonging to the Company following their termination. On March 11, 2020, the former employee filed a counterclaim against the Company citing breach of contract, breach of implied covenant of good faith and fair dealing, unjust enrichment and declaratory judgement. The Company plans to aggressively pursue its offensive claims in order to recover economic damages as a result of its claims while seeking dismissal of the counterclaim. There were no other known contingencies at June 30, 2020.

F-40

AMMO, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Loss Per Common Share

We calculate basic loss per share using the weighted-average number of shares of common stock outstanding during each reporting period. Diluted loss per share includes potentially dilutive securities, such as outstanding options and warrants, using various methods, such as the treasury stock or modified treasury stock method, in the determination of dilutive shares outstanding during each reporting period. We have issued warrants to purchase 8,441,798 shares of common stock. All weighted average numbers were adjusted for the reverse stock split and merger transaction. Due to the loss from operations in the three months ended June 30, 2020 and 2019, there are no common shares added to calculate the dilutive EPS for those periods as the effect would be antidilutive. The Company excluded warrants of 8,441,798 and 8,646,216 for the three months ended June 30, 2020 and 2019, respectively, from the weighted average diluted common shares outstanding because their inclusion would have been antidilutive.

NOTE 4 – INVENTORIES

At June 30, 2020 and March 31, 2020, the inventory balances are composed of:

	June 30, 2020	March 31, 2020
Finished product	$781,319	$1,916,418
Raw materials	3,916,412	1,771,006
Work in process	1,821,026	720,650

	$6,518,757	$4,408,073

NOTE 5 – PROPERTY AND EQUIPMENT

We state property and equipment at historical cost less accumulated depreciation. We compute depreciation using the straight-line method at rates intended to depreciate the cost of assets over their estimated useful lives, which are generally five to ten years. Upon retirement or sale of property and equipment, we remove the cost of the disposed assets and related accumulated depreciation from the accounts and any resulting gain or loss is credited or charged to selling, general, and administrative expenses. We charge expenditures for normal repairs and maintenance to expense as incurred.

We capitalize additions and expenditures for improving or rebuilding existing assets that extend the useful life. Leasehold improvements made either at the inception of the lease or during the lease term are amortized over the shorter of their economic lives or the lease term including any renewals that are reasonably assured.

F-41

AMMO, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Property and equipment consisted of the following at June 30, 2020 and March 31, 2020:

	June 30, 2020	March 31, 2020
Leasehold Improvements	$118,222	$118,222
Furniture and Fixtures	87,790	87,790
Vehicles	103,511	103,511
Equipment	20,049,917	19,578,035
Tooling	126,190	126,190
Construction in Progress	93,262	1,093,262
Total property and equipment	$20,578,892	$21,107,010
Less accumulated depreciation	(3,736,734)	(3,060,681)
Net property and equipment	16,842,158	18,046,329

Depreciation Expense for the three months ended June 30, 2020 and 2019 totaled $676,053 and $582,674, respectively.

NOTE 6 – FACTORING LIABILITY

On July 1, 2019, we entered into a Factoring and Security Agreement with Factors Southwest, LLC (“FSW”). FSW may purchase from time to time the Company’s Accounts Receivables with recourse on an account by account basis. The twenty-four month agreement contains a maximum advance amount of $5,000,000 on 85% of eligible accounts and has an annualized interest rate of the Prime Rate published from time to time by the Wall Street Journal plus 4.5%. The agreement contains fee of 3% ($150,000) of the Maximum Facility assessed to the Company. Our obligations under this agreement are secured by present and future accounts receivables and related assets, inventory, and equipment. The Company has the right to terminate the agreement, with 30 days written notice, upon obtaining a non-factoring credit facility. This agreement provides the Company with the ability to convert our account receivables into cash. As of June 30, 2020, the outstanding balance of the Factoring Liability was $1,907,788. Interest expense recognized on the Factoring Liability was $114,060, including $37,500 of amortization of the commitment fee. There was no interest expense for the three month period ending June 30, 2019 as this transaction was not yet consummated.

On June 17, 2020, this agreement was amended which extended the maturity date to June 17, 2022.

NOTE 7 – INVENTORY CREDIT FACILITY

On June 17, 2020, we entered into a Revolving Inventory Loan and Security Agreement with FSW. FSW will establish a revolving credit line, and make loans from time to time to the Company for the purpose of providing capital. The twenty-four month agreement secured by our inventory, among other assets, contains a maximum loan amount of $1,750,000 on eligible inventory and has an annualized interest rate of the greater of the three-month LIBOR rate plus 3.09% or 8%. The agreement contains a fee of 2% of the maximum loan amount ($35,000) assessed to the Company. As of June 30, 2020, the outstanding balance of the Inventory Credit Facility was $1,758,003. Interest expense recognized on the Inventory Credit Facility was $7,490, including $2,917 of amortization of the annual fee. There was no interest expense for the three month period ending June 30, 2019 as this transaction was not yet consummated.

NOTE 8 – LEASES

We lease office, manufacturing, and warehouse space in Scottsdale and Payson, AZ and Manitowoc, WI under contracts we classify as operating leases. None of our leases are financing leases. The Payson lease has an option to renew for five years. As of June 30, 2020, we are fairly certain that we will exercise the renewal option, and we have included such renewal option in the lease liabilities and the disclosures herein. The Scottsdale lease does not include a renewal option. As of June 26, 2020, the Company entered into an amended agreement that modified the Manitowoc lease to monthly payments of $34,071 and decrease the term to March 2025. The agreement does not contain a renewal option. Accordingly, we modified our Right of Use Assets and Operating Lease Liabilities by $737,680.

As of June 30, 2020, the total Right of Use Assets and Operating Lease Liabilities on the Balance Sheet were $2,603,745 and $2,656,589, respectively. The Operating Lease Liabilities were net of current portions of $480,470 at June 30, 2020.

Consolidated lease expense for the three months ended June 30, 2020 was $184,769 including $176,673 of operating lease expense and $8,095 of other lease associated expenses such as association dues, taxes, utilities, and other month to month rentals.

F-42

AMMO, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The weighted average remaining lease term and weighted average discount rate for operating leases were 4.7 years and 10.0%, respectively.

Futures minimum lease payments under non-cancellable leases as of June 30, 2020 are as follows:

Years Ended March 31,
2021 (1)	542,627
2022	732,111
2023	742,108
2024	684,836
Thereafter	639,988
3,341,670
Less: Amount Representing Interest	(685,081)
$2,656,589

(1)	This amount represents future lease payments for the remaining nine months of fiscal year 2021. It does not include any lease payments for the three months ended June 30, 2020.

NOTE 9 – CONVERTIBLE PROMISSORY NOTES

On January 15, 2020, the company consummated the initial closing of a private placement offering whereby pursuant to the Subscription Agreements entered into by the Company with five (5) accredited investors, the Company issued certain Convertible Promissory Notes for an aggregate purchase price of $1,650,000 and five (5) year warrants to purchase shares of the Company’s common stock, par value $0.001 per share (“Common Stock”).

On January 30, 2020, the Company consummated the final closing of a private placement whereby pursuant to the Subscription Agreements entered into by the Company with five (5) accredited investors, the Company issued certain Convertible Promissory Notes for an aggregate purchase price of $850,000 and five (5) year warrants to purchase shares of the Company’s common stock, par value $0.001 per share.

The Notes accrue interest at a rate of 8% per annum and mature on October 15, 2020 and October 30, 2020. Additionally, the Notes contain a mandatory conversion mechanism whereby any principal and accrued interest on the Notes, upon the closing of a Qualified Financing (as defined in the Notes), converts into shares of the Company’s Common Stock at a conversion price of 66.7% of the per share purchase price of shares or other units in the Qualified Financing. If a Qualified Financing has not occurred on or before the Maturity Date, the Notes shall become convertible into shares of the Company’s Common Stock at a conversion price that is equal to 50.0% of the arithmetic mean of the VWAP in the ten consecutive Trading Days immediately preceding the Maturity Date. The Notes contain customary events of default. If an Event of Default occurs, interest under the Notes will accrue at a rate of fifteen percent (15%) per annum and the outstanding principal amount of the Notes, plus accrued but unpaid interest, liquidated damages and other amounts owing with respect to the Notes will become, at the Note holder’s election, immediately due and payable in cash.

The Company analyzed embedded conversion options of the convertible notes at issuance to determine whether the embedded conversion options should be bifurcated and accounted for as derivative liabilities or if the embedded conversion options contain a beneficial conversion feature. The Company notes that this determination must be performed at each balance sheet date and makes it possible for certain instruments to be reclassified between debt and equity at different points in their life. The Company determined that it will defer recognition of its accounting until such notes become convertible. Additionally, the Company determined that the embedded conversion options do not require bifurcation and treatment as derivative liabilities, but they included contingent beneficial conversion features that are indeterminable on the commitment date. The Company notes the embedded conversion options will be accounted for and recognized, if necessary, when the contingencies are resolved (the date of a Qualified Financing or during the 10 days prior to the Maturity Date). Through June 30, 2020, a Qualified Financing had not occurred and the Note is not yet convertible under the Voluntary Conversion Option and, as a result, the contingencies have not been resolved, such that the Company concluded that no measurement or recognition of the beneficial conversion feature was required as of June 30, 2020.

Pursuant to the Subscription Agreements, each Investor will receive the number of Warrants to purchase shares of Common Stock equal to the quotient obtained by dividing 50% of the principal amount of the Note by the Conversion Price of the Note. The Warrants are exercisable at the per share purchase price of shares or other units in the Qualified Financing. If a Qualified Financing has not occurred on or before the Maturity Date, the warrants shall become exercisable at a price per share that is equal to the closing ten-day VWAP in the ten trading days immediately preceding the Maturity Date (the “Exercise Price”). The Warrants contain an anti-dilution protection feature, to adjust the Exercise Price if shares are sold or issued for a consideration per share less than the exercise price then in effect.

Joseph Gunnar & Co., LLC acted as placement agent for the Offering. The Placement Agent received cash compensation of $200,000 and is scheduled to be issued five (5) year warrants to purchase such number of shares of Common Stock equal to five percent (5%) of the shares underlying the Notes and the Warrants, at an exercise price equal to 125% of the Conversion Price of the Notes, which price shall not be known until the earlier of the Maturity Date or the closing of the Qualified Financing.

As of June 30, 2020, the key terms of the investor and placement agent warrants are still unknown such that there is still no grant of the warrants for accounting purposes. The Company will determine the fair value of the warrants at the time the key terms of the Warrants become known and the Warrants are issued.

F-43

AMMO, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 – NOTES PAYABLE – RELATED PARTY

In connection with the acquisition of the casing division of Jagemann Stamping Company, a $10,400,000 promissory note was executed. The promissory note, under which $500,000 was paid on March 25, 2019 using funds raised for the acquisition, had a remaining balance at March 31, 2019 of $9,900,000. On April 30, 2019, the original due date of the note was subsequently extended to April 1, 2020. The note bears interest per annum at approximately 4.6% payable in arrears monthly. In May of 2019, the Company paid $1,500,000 on the balance of the note. As of June 30, 2020, we recognized interest of $25,949 related to the note. The note is secured by all the equipment purchased from Jagemann Stamping Company.

Post-closing of the transaction, it was made apparent that certain equipment that was agreed to be delivered free and clear by the Seller was not achievable as Seller was not able to purchase equipment that Seller had leased. Accordingly, the remaining value of the promissory note was reduced by $2,596,200. As a result of the change to the purchase price of the transaction, the Company reduced Equipment for a net value of $1,871,306, decreased Other Intangible Assets by $766,068, increased Accounts Receivable by $31,924, and recorded an increase to Deposits for $9,250 worth of equipment that the Company agreed to transfer back to Seller. Consequently, accumulated amortization has decreased by $159,530. Additionally, the Company entered into a lease to gain possession of the assets that were originally to be transferred.

On June 26, 2020, the Company, Enlight Group II, LLC (“Enlight”), the Company’s wholly owned subsidiary, and Jagemann Stamping Company’s (“JSC”) entered into a Settlement Agreement pursuant to which the parties mutually agreed to settle all disputes and mutually release each other from liabilities related to the Amended APA occurring prior to June 26, 2020. Pursuant to the Settlement Agreement, the Company shall pay JSC $1,269,977 and shall provide JSC with: (i) two new promissory notes, a note of $5,803,800 related to the Seller Note and note of $2,635,797 for inventory and services, which was reclassed from accounts payable, both with a maturity date of August 15, 2021, (ii) general business security agreements granting JSC a security interest in all personal property of the Company. Pursuant to the Notes, the Company is obligated to make monthly payments totaling $204,295 to JSC. In addition, the Notes have a mandatory prepayment provision that comes into effect if the Company conducts a publicly registered offering. Pursuant to such provision, the Company: (a) upon the closing of an Offering of less than $10,000,000 would be obligated to pay the lesser of ninety percent (90%) of the Offering proceeds or seventy (70%) of the then aggregate outstanding balance of the Notes; and (b) upon the closing of an Offering of more than $10,000,000 would be obligated to pay one hundred percent (100%) of the then aggregate outstanding balance of the Notes. The Company was granted an option to repurchase up to 1,000,000 of the shares of the Company’s common stock issued to JSC under the Amended APA at a price of $1.50 per share through April 1, 2021 so long as there are no defaults under the Settlement Agreement. The total balance of the two Notes due to JSC as of June 30, 2020 is $8,235,302.

As a result of the Settlement Agreement, the Company agreed to not receive $1,000,000 in Construction in Progress that the parties had previously agreed to exchange. As a result, the Company recognized a loss in operating expenses for the three months ended June 30, 2020.

On May 3, 2019, the Company entered into a promissory note of $375,000 with a shareholder of the Company. The original interest rate was the applicable LIBOR Rate. The promissory note has since been amended and the balance at June 30, 2020 was $260,000. The note’s original a maturity date of August 3, 2019 was extended to September 18, 2020. The amended note bears interest at 1.25% per month. The Company made $18,195 in principal payments in the three months ended June 30, 2020. We recognized $10,002 of interest expenses related to the note during the three months ended June 30, 2020. Subsequent to June 30, 2020, the related party note and accrued interest was paid in full.

In December of 2019, the Company entered into a Promissory Note of $90,000 with Fred Wagenhals, the Company’s Chief Executive Officer and Chairman of the Board of Directors. The Note originally matured on June 12, 2020 and had an interest rate at the applicable LIBOR Rate. The promissory note has since been amended and the balance at June 30, 2020 was $131,536 and the amended maturity date is September 18, 2020. The Company made $25,000 in principal payments in the three months ended June 30, 2020. The amended note bears interest at 1.25% per month. We recognized $5,185 of interest expense on the note for the three months ended June 30, 2020. Subsequent to June 30, 2020, the related party note and accrued interest was paid in full.

F-44

AMMO, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 – PAYCHECK PROTECTION NOTES PAYABLE

In April of 2020, the Company determined it was necessary to obtain additional funds as a result of the foregoing uncertainty cause by COVID-19. The Company received approximately $1.0 million in funds through itself and its wholly owned subsidiary Jagemann Munition Components, which was established under the federal Coronavirus Aid, Relief, and Economic Security Act and is administered by the U.S. Small Business Administration. The Company received approximately $600,000 from Western State Bank and its wholly owned subsidiary, Jagemann Munition Components, received approximately $400,000 from BMO Harris. The Paycheck Protection Notes provide for an interest rate of 1.00% per year and matures two years after the issuance date. Principal and accrued interest are payable monthly in equal installments commencing on the date that is six months after the date funds are first disbursed on the loan and continuing through the maturity date, unless the Paycheck Protection Notes are forgiven. To be available for loan forgiveness, the Paycheck Protection Note may only be used for payroll costs, costs related to certain group health care benefits and insurance premiums, rent payments, utility payments, mortgage interest payments and interest payments on any other debt obligation that existed before February 15, 2020.

NOTE 12 – CAPITAL STOCK

During the three month period ended June 30, 2020, we issued 1,204,683 shares of common stock as follows:

●	1,000,000 shares were sold to investors for $1,750,000
●	60,607 shares were issued to investors for exercised warrants valued for $121,214
●	279 shares were issued for cashless exercise of 1,967 warrants
●	8,336 shares were issued for services provided to the Company value at $13,188
●	180,916 shares valued at $255,300 were issued to employees, members of the Board of Directors, and members of the Advisory Committee as compensation

At June 30, 2020, we recorded a stock subscription receivable of $1,840,910 for 1,000,000 shares of Common Stock sold to an Investor for $1,750,000 or $1.75 per share and 45,455 shares issued to investors for exercised warrants at $2.00 per share for $90,910.

At June 30, 2020, outstanding and exercisable stock purchase warrants consisted of the following:

	Number of Shares	Weighted Averaged Exercise Price	Weighted Average Life Remaining (Years)
Outstanding at March 31, 2020	8,504,372	$2.10	3.60
Granted	-	-	-
Exercised	(62,574)	2.00	-
Forfeited or cancelled	-	-	-
Outstanding at June 30, 2020	8,441,798	$2.10	3.32
Exercisable at June 30, 2020	8,441,798	$2.10	3.32

As of June 30, 2020, we had 8,441,798 warrants outstanding. Each warrant provides the holder the right to purchase up to one share of our Common Stock at a predetermined exercise price. The outstanding warrants consist of (1) warrants to purchase 966,494 shares of Common Stock at an exercise price of $1.65 per share until April 2025; (2) warrants to purchase 4,579,171 shares of our Common Stock at an exercise price of $2.00 per share over the next three to five years; and (3) warrants to purchase 2,896,133 shares of Common Stock at an exercise price of $2.40 over the next five years.

NOTE 13 – INCOME TAXES

As of June 30, 2020, we had net operating loss carryforwards of approximately $31,116,173, which will expire beginning at the end of 2036. A valuation allowance has been provided for the deferred tax asset as it is uncertain whether the Company will have future taxable income.

The Company’s effective tax rates were 0% and 0% for the three months ended June 30, 2020 and 2019, respectively. During the three months ended June 30, 2020 and 2019, the effective tax rate differed from the U.S. federal statutory rate primarily due to the change in the valuation allowance.

The Company has never had an Internal Revenue Service audit; therefore, the tax periods ended December 31, 2016, December 31, 2017 and March 31, 2018, 2019, and 2020 are subject to audit.

NOTE 14 – SUBSEQUENT EVENTS

Subsequent to June 30, 2020, the Company issued 146,249 shares of Common Stock for employee stock compensation valued at $220,436 or $1.51 per share. Additionally, the Company issued 605,715 shares of Common Stock to investors for $1,059,996 or $1.75 per share and 57,500 shares to employees for $1.25 per share or $71,875.

On July 31, 2020, the Company amended its Revolving Loan and Security Agreement to increase the maximum inventory loan amount to $2,250,000.

F-45

AMMO, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

From September 18, 2020 to October 21, 2020, the Company issued shares of its Common Stock for the exercise of warrants. There were 121,212 shares of Common Stock issued for warrants exercised at $2.00 per share or an aggregate value of $242,424 and 50,000 shares of Common Stock issued for warrants exercised at $2.40 per share or an aggregate value of $120,000.

On September 23, 2020, the Company and Enlight entered into a promissory note (the “Forest Street Note”) with Forest Street, LLC (“Lender”), an Arizona limited liability company wholly owned by our current Chief Executive Officer, Fred Wagenhals, for the principal sum of Three Million Five Hundred Thousand & 00/100 Dollars ($3,500,000.00), which accrues interest at 12% per annum. The Note has a maturity date of September 23, 2022.

Pursuant to the terms of the Forest Street Note, the Company and Enlight (collectively, the borrower pursuant to the note) shall pay Lender; (i) on a monthly basis, beginning October 23, 2020, all accrued interest (only), (ii) on a quarterly basis, a monitoring fee of 1% of the principal amount and then accrued interest; and (iii) on the maturity date, the remaining outstanding principal balance of the Loan, together with all unpaid accrued interest thereon.

The note is an unsecured obligation of the Company and is not convertible into equity securities of the Company.

From October 8, 2020 to October 26, 2020, the Company received notices for voluntary conversion for the total outstanding principal ($2,500,000) and interest ($146,104) of the Convertible Promissory Notes and issued 2,157,358 shares of our Common Stock as a result of the conversion. The principal and interest related to the Initial Closing and Final Closing were converted at a conversion prices of $1.21 and $1.26, respectively. Additionally, the Company issued a total of 1,019,121 warrants to purchase shares of our Common Stock at exercise prices ranging from $2.19 to $2.67.

Additionally, pursuant to the Subscription Agreements, the Company issued 152,868 warrants to purchase shares of our Common Stock to Joseph Gunnar & Co. LLC with exercise prices ranging from $1.51 to $1.58. The Company has no further obligation with respect to the Convertible Promissory Notes.

On October 22, 2020, the stockholders of the Company approved the granting to the Board of Directors of the Company (the “Board”) the discretion to amend the Company’s Certificate of Incorporation to effect a reverse stock split of our common stock, by a ratio of not less than 1-for-2 and not more than 1-for-4, such ratio and the implementation and timing of such reverse stock split to be determined in the sole discretion of the Board.

On November 5, 2020, the Company paid $6,000,000 to JSC allocated as follows: (i) payment in full of Note A, representing the balance due from the Company to JSC relating to the acquisition of Jagemann Munition Components in March 2019 and (ii) $592,982 remitted in partial payment of Note B, resulting in the parties’ execution of Amended Note B which has a starting principal balance of $1,687,664 (“Amended Note B”). The Amended Note B principal balance carries a 9% per annum interest rate and is amortized equally over the thirty six (36) month term. As a result of the payment in full of Note A JSC shall release the accompanying security interest in Company assets which secured Note A. Concurrently, upon entry into Amended Note B, JSC and the Company entered into the First Amendment to General Business Security Agreement to reflect a revised list of collateral in which JSC has a security interest.

On November 5, 2020, the Company entered into Convertible Promissory Notes with three (3) accredited investors (the “Investors”), for an aggregate purchase price of $1,445,000 (each a “8% Note,” collectively, the “8% Notes”). The 8% Notes accrue interest at a rate of 8% per annum and mature on November 5, 2022 (the “Maturity Date”). Additionally, the 8% Notes contain a voluntary conversion mechanism whereby any principal and accrued interest on the 8% Notes, may be converted in holder’s discretion into shares of the Company’s Common Stock at a conversion price of $2.00 per share (“Conversion Price”). If not previously paid in full or converted, on the 180th day following the Maturity Date, the principal and interest due under the 8% Notes shall automatically be converted to common stock shares at the Conversion Price The 8% Notes contain customary events of default (each an “Event of Default”). If an Event of Default occurs, the outstanding principal amount of the 8% Notes, plus accrued but unpaid interest, and other amounts owing with respect to the 8% Notes will become, at the 8% Note holder’s election, due and payable in cash.

On November 5, 2020, the Company and Enlight (together, “Borrower”), entered into a promissory note (the “12% Note”) with Lisa Kay, an individual, for the principal sum of Four Million & 00/100 Dollars ($4,000,000.00) (“Principal”), which accrues interest at 12% per annum (“Interest”). The 12% Note has a maturity date of November 5, 2023 (“Maturity Date”).

Pursuant to the terms of the 12% Note, the Borrower shall pay Ms. Kay: (i) on a monthly basis, beginning December 10, 2020, all accrued interest (only), and (ii) on the Maturity Date, the remaining outstanding principal balance of the Loan, together with all unpaid accrued interest thereon.

The 12% Note is unsecured and is not convertible into equity securities of the Company. However, Borrower has agreed that it shall provide commercially reasonable collateral promptly upon the payment of that certain JSC Promissory Note and JSC’s contemporaneous release of security supporting that financial accommodation. The 12% Note contain terms and events of default customary for similar transactions. The Company is using the net proceeds from the transaction to pay a portion of the outstanding balance owed to JSC.

F-46

Shares of Common Stock

AMMO, Inc.

PROSPECTUS

_____________, 2020

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid by the Registrant in connection with the issuance and distribution of the common stock being registered. All amounts other than the SEC registration fee, the FINRA filing fee, and the Nasdaq Capital Market Listing Fee are estimates.

SEC Registration Fee		$1,599.68
FINRA Filing Fee*	$
Nasdaq Capital Market Listing Fee		$75,000
Printing Fees and Expenses*	$
Accounting Fees and Expenses*	$
Legal Fees and Expenses*	$
Transfer Agent and Registrar Fees*	$
Miscellaneous Fees and Expenses*	$
Total	$

* Expenses not presently known.

Item 14. Indemnification of Directors and Officers.

Our certificate of incorporation and bylaws provide that we will indemnify and advance expenses, to the fullest extent permitted by the Delaware General Corporation Law, to each person who is or was a director or officer of our company, or who serves or served any other enterprise or organization at the request of our company (an “indemnitee”).

Under Delaware law, to the extent that an indemnitee is successful on the merits in defense of a suit or proceeding brought against him or her by reason of the fact that he or she is or was a director, officer, or agent of our company, or serves or served any other enterprise or organization at the request of our company, we shall indemnify him or her against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action.

If unsuccessful in defense of a third-party civil suit or a criminal suit, or if such a suit is settled, an indemnitee may be indemnified under Delaware law against both (1) expenses, including attorney’s fees, and (2) judgments, fines, and amounts paid in settlement if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of our company, and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

If unsuccessful in defense of a suit brought by or in the right of our company, where the suit is settled, an indemnitee may be indemnified under Delaware law only against expenses (including attorneys’ fees) actually and reasonably incurred in the defense or settlement of the suit if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of our company except that if the indemnitee is adjudged to be liable for negligence or misconduct in the performance of his or her duty to our company, he or she cannot be made whole even for expenses unless a court determines that he or she is fully and reasonably entitled to indemnification for such expenses.

Also under Delaware law, expenses incurred by an officer or director in defending a civil or criminal action, suit, or proceeding may be paid by the registrant in advance of the final disposition of the suit, action, or proceeding upon receipt of an undertaking by or on behalf of the officer or director to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by our company. We may also advance expenses incurred by other employees and agents of our company upon such terms and conditions, if any, that the Board of Directors of the registrant deems appropriate.

Our articles of incorporation and bylaws provide that we may indemnify to the full extent of our power to do so, all directors, officers, employees, and/or agents.

II-1

Item 15. Recent Sales of Unregistered Securities

The following securities were issued in reliance on the exemptions from registration under the Securities Act in Section 4(a)(2) of the Securities Act and Regulation D thereunder. The sale of these securities; did not involve any solicitation or advertisement, were for investment purposes only and not for resale, and did not include more than 35 non-accredited investors. The securities were issued with restrictions on the resale of the securities. From October 31, 2017 through November 2, 2020, we issued and sold the following unregistered securities:

●	4,770,120 shares of common stock were issued to investors through our private friends and family offering at a price per share of $1.25, for an aggregate purchase price of $5,962,650 and these investors were also issued warrants to purchase an additional 4,770,120 shares of common stock. There shares were issued from October 14, 2016 to December 19, 2017. Additionally, 1,865,300 warrants to purchase 1,865,300 shares of common stock were exercised at a price per share of $2.50, for an aggregate purchase price of approximately $4,663,250 from May 25, 2018 through July 6, 2018.

●	6,208,912 shares of common stock were issued to investors through a private placement offering by Paulson Investment Company, the placement agent. The shares were issued from December 19, 2017 to March 27, 2018 at a price per share of $1.65 for an aggregate value of $10,244,704. In addition, these investors received warrants to purchase a total of 3,104,456 shares of common stock with their purchase. We paid the placement agent a 12% cash commission of $1,254,961 based on the cash raised and a fee payable in warrants of 744,969 equaling 12% of the total units sold. The warrants were issued on June 9, 2018.

●	1,967,886 shares of common stock were issued to investors through a private placement offering by Paulson Investment Company, the placement agent. The shares were issued from April 3, 2018 to April 20, 2018 at a price per share of $1.65 for an aggregate value of $3,247,030. In addition, these investors were received warrants to purchase 983,943 shares of common stock with their purchase. We paid the placement agent a 12% cash commission of $389,644 based on the cash raised and a fee payable in warrants of 236,244 equaling 12% of the total units sold. The warrants were issued on June 9, 2018.

●	600,000 shares were issued to acquire use of a patent at a price per share of $1.25 totaling $750,000 on September 28, 2017.

●	10,495 shares were issued on June 20, 2018 through a cashless exercise of 14,719 warrants previously issued to Paulson Investment Company, LLC.

●	1,780,499 shares of common stock were issued to employees as compensation with values per share ranging from $1.00 to $3.28 for an aggregate compensation expense of $3,122,262 from July 1, 2017 through March 31, 2020. Additionally, employees received warrants to purchase 125,000 shares of common stock on March 31, 2018.

●	715,104 shares of common stock were issued for professional services at a price per share ranging from $1.00 to $3.15 totaling $830,925 from January 31, 2017 through March 31, 2020. In addition, the service providers received warrants to purchase 381,500 shares of common stock from September 30, 2017 to November 11, 2017. There were 107,500 warrants to purchase 107,500 shares of common stock were exercised from June 6, 2018 through June 15, 2018 at a price per share ranging from $0.50 to $2.50, for an aggregate purchase price of $104,375.

●	1,700,002 shares were issued to the shareholders of SW Kenetics, Inc. on October 5, 2018 at a price per share of $2.72 for the acquisition of SW Kenetics Inc. for a valuation of $4,624,005. These shares are subject to clawback provisions.

●	49,600 shares valued at $2.50 per share totaling $124,000 were repurchased by the Company and subsequently retired on December 20, 2018. The shares were originally issued as compensation for legal fees.

●	5,061,220 shares of common stock were issued to investors through a private placement offering with Paulson serving as placement agent. The shares were issued from December 27, 2018 to August 30, 2019 at a price per share of $2.00 for an aggregate value of $10,122,440. In addition, these investors received five-year warrants to purchase 2,530,610 shares of common stock at an exercise price of $2.40 per share (the “Paulson Investor Warrants”). Paulson agent collected a 12% cash commission of $1,1,63,608 based on the cash raised and a fee payable in warrants of 553,346 (the “Placement Agent Warrants”) equaling 12% of the total units sold. The Placement Agent Warrants are five-year warrants to purchase 553,610 shares of common stock at an exercise price of $2.00 per share and were issued from December 27, 2018 to August 30, 2019.

●	4,750,000 shares of the Common Stock was issued to JSC through our subsidiary Enlight Group II, LLC (d/b/a Jagemann Munition Components) in connection with the acquisition of the casing division of Jagemann Stamping Company on March 14, 2019. The shares were valued at a price per share of $2.00 each.

●	731,039 shares of Common Stock and Warrants to purchase 365,523 shares of Common Stock were issued to holders for the conversion of 2018 Convertible Promissory Notes of $1,410,000 and Accrued interest of $52,065 on March 29, 2019. Previously, on February 28, 2019, the Company notified the holders of 2018 Convertible Promissory Notes of an offer to convert their Notes and Accrued Interest into Common Stock at a conversion price of $2.00 per share and receive one-half warrant exercisable at $2.40 per share for five years in conjunction with each converted share. Additionally, on June 5, 2019, 127,291 shares of Common Stock were issued to the remaining holders for the conversion of their 2018 Convertible Promissory Notes of $300,000 and accrued interest of $18,226. The Company accrued $42,300 for a 3% cash conversion fee on the principal converted payable to the placement agent, Paulson Investment Company.

●

From April 1, 2020 to November 2, 2020, the Company issued 327,165 shares of Common Stock to employees as compensation with values per share ranging from $1.56 to $2.50 for a total value of $475,736. The Company sold 57,500 shares to employees for a total value of $71,875 or $1.25 per share. The Company issued 8,336 shares for services provided to the Company totaling $13,171 or $1.58 per share. Additionally, from June 30, 2020 to August 19, 2020 the Company issued 1,605,715 shares of its Common Stock for cash to investors at $1.75 per share totaling $2,809,996.

●

From October 8, 2020 to October 26, 2020, the Company received notices for voluntary conversion for the total outstanding principal ($2,500,000) and interest ($146,104) of the January 2020 Notes and issued 2,157,358 shares of our Common Stock as a result of the conversion. The principal and interest related to the Initial Closing and Second Closing were converted at a conversion prices of $1.21 and $1.26, respectively. Additionally, the Company issued a total of 1,019,121 warrants to purchase shares of our Common Stock at exercise prices ranging from $2.19 to $2.67.

Additionally, pursuant to the Subscription Agreements, the Company issued 152,868 warrants to purchase shares of our Common Stock to Gunnar with exercise prices ranging from $1.51 to $1.58.

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Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

We have filed the exhibits listed on the accompanying Exhibit Index of this registration statement and below in this Item 16:

Item 16. Exhibits.

		Incorporated by
Exhibit		Reference		Filed or Furnished
Number	Exhibit Description	Form	Exhibit	Filing Date	Herewith
1.1*	Form of Underwriting Agreement
2.1	Agreement and Plan of Merger to Redomicile dated December 30, 2016 (Corrected Version) changing our status to Delaware	S-1A	2.1	12/14/2018
2.2	Articles of Merger dated December 30, 2016 filed with the California Secretary of State	8-K	3.01	02/09/2017
2.3	Certificate of Merger dated December 21, 2016 filed with the California Secretary of State	8-K	3.02	02/09/2017
2.4	Share Exchange Agreement dated March 17, 2017	8-K	10.1	03/23/2017
2.5	Agreement and Plan of Merger with SW KENETICS INC.	8-K	2.1	10/04/2018
2.6	Amended and Restated Asset Purchase Agreement dated March 14, 2019	8-K	2.1	03/18/2019
3.1	Certificate of Incorporation (Amended and Restated) filed with the Delaware Secretary of State on October 24, 2018	8-K	3.1	10/26/2018
3.2	Bylaws	8-K	3.03	02/09/2017
4.1	Form of Warrant dated January 25, 2017	S-1	4.1	07/06/2018
4.2	Form of Warrant dated January 3, 2018	S-1	4.2	07/06/2018
4.3	Form of Purchase Warrant with Paulson Investment Company, LLC dated April 20, 2018	S-1	4.3	07/06/2018
4.4	Form of Warrant dated December 28, 2018	10-K	4.4	07/01/2019
4.5	Form of Certificate of Common Stock	S-1/A	4.4	10/16/2018
4.6	Form of Gunnar Convertible Promissory Note, issued January 2020	10-Q	10.2	2/13/2020
4.7	Form of Gunnar Investor Warrant, issued January 2020	10-Q	10.3	2/13/2020
5.1*	Opinion of Lucosky Brookman LLP
10.1	License Agreement with Jesse James	S-1	10.1	07/06/2018
10.2	License Agreement with Jeff Rann	S-1	10.2	07/06/2018
10.3	License Agreement with University of Louisiana at Lafayette	S-1/A	10.3	10/16/2018
10.4	Note Purchase and Sale Agreement with Western Alliance Bank	S-1/A	10.4	10/16/2018
10.5	Note Purchase and Sale Agreement with Mansfield, LLC	S-1/A	10.5	10/16/2018
10.6	Form of Subscription Agreement for January 2020 Offering	10-Q	10.1	2/13/2020
10.6	Compilation of Settlement Agreement and Promissory Notes with Jagemann Stamping Company dated June 26, 2020	10-K	10.7	8/19/2020
14.1	Code of Business Ethics	S-1/A	14.0	10/16/2018
14.2	Code of Conduct	S-1/A	14.1	10/16/2018
23.1	Consent of Marcum LLP, independent registered public accounting firm				X
23.2	Consent of KWCO, PC, independent registered public accounting firm				X
23.3*	Consent of Lucosky Brookman LLP
24.1	Power of Attorney	S-1	24.1	9/15/2020

*	To be filed by amendment

II-3

(b) Financial Statement Schedules.

All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the financial statements and related notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

II-4

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(7)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8)	The undersigned Registrant hereby undertakes:

(1)	That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Scottsdale, state of Arizona, on November 6, 2020.

AMMO, INC.

By:	/s/ Fred W. Wagenhals
Fred W. Wagenhals President and Chief Executive Officer

Signature	Title	Date

/s/ Fred W. Wagenhals	Chief Executive Officer, Director	November 6, 2020
Fred W. Wagenhals	(Principal Executive Officer)

/s/ Robert D. Wiley	Chief Financial Officer	November 6, 2020
Robert D. Wiley	(Principal Financial and Principal Accounting Officer)

/s/ *	Director	November 6, 2020
Robert J. Goodmanson

/s/ *	Director	November 6, 2020
Randy E. Luth

/s/ *	Director	November 6, 2020
Harry S. Markley

/s/ *	Director	November 6, 2020
Russell W. Wallace, Jr.

* By:	/s/ Robert D. Wiley
Robert D. Wiley
Attorney-in-Fact

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